SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of 1934
(Amendment No.        )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ X ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SUMMIT AMERICA TELEVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[X]	Fee paid previously with preliminary materials:

[X]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $23,227.59

(2)	Form, Schedule or Registration Statement No.: Preliminary Schedule 14(A)

(3)	Filing Party: Summit America Television, Inc.

(4)	Date Filed: February 6, 2004

SUMMIT AMERICA TELEVISION, INC. 400 FIFTH AVENUE SOUTH, SUITE 205 NAPLES, FLORIDA 34102

Dear Fellow Shareholder:

On behalf of the Summit board of directors, I cordially invite you to attend a special meeting of the shareholders of Summit America Television, Inc. On December 18, 2003, we entered into a merger agreement with The E.W. Scripps Company. Pursuant to the merger, Summit will become a wholly owned subsidiary of Scripps. The special meeting will be held on March 30, 2004, at 10:00 a.m. local time, at the offices of Wachovia Bank, N.A. in Naples, Florida, to consider a proposal to adopt the merger agreement so that the merger can occur. Notice of the special meeting is enclosed.

In connection with the merger, you will be entitled to receive $4.05 in cash for each share of common stock that you own. On March 1, 2004, the closing share price of our common stock was $4.03. The receipt of cash in exchange for your shares of common stock in the merger will constitute a taxable transaction for U.S. federal income tax purposes.

This proxy statement gives you detailed information about the special meeting, the merger agreement and the merger and includes the merger agreement as Appendix A. We encourage you to read the proxy statement and the merger agreement carefully.

Our board of directors has determined that the merger is fair to, and in the best interests of, Summit and its shareholders, including our unaffiliated shareholders, and, by unanimous vote, our board recommends that you vote “FOR” adoption of the merger agreement.

The vote of each holder of common stock is important. The proposed merger cannot occur unless, among other things, the merger agreement is adopted by the affirmative vote of the holders of a majority of outstanding shares of common stock. Holders of our Class A and Class D preferred stock are not entitled to vote at the special meeting. As of March 1, 2004, our directors and certain of their affiliates who have entered into a voting agreement with Scripps owned or controlled a total of approximately 3,100,000 shares of common stock, which is approximately 7% of all outstanding shares entitled to vote on the proposal to adopt the merger agreement.

It is very important that your shares of common stock be represented at the special meeting. Whether or not you plan to attend the special meeting, if you are a common shareholder, please complete, sign and date the enclosed proxy card and promptly return it in the enclosed envelope, which needs no postage if mailed within the United States. You may also submit a proxy by telephone or by Internet. Failure to submit a properly executed proxy by mail, telephone or Internet or to vote at the special meeting will have the same effect as a vote against the merger agreement.

Sincerely,

George R. Ditomassi
President and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated March 4, 2004, and is first being mailed to Summit shareholders on or about March 4, 2004.

SUMMIT AMERICA TELEVISION, INC. 400 FIFTH AVENUE SOUTH, SUITE 205 NAPLES, FLORIDA 34102

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD:	MARCH 30, 2004

TIME:	10:00 a.m., LOCAL TIME

PLACE:	OFFICES OF WACHOVIA BANK, N.A. 5801 PELICAN BAY BOULEVARD NAPLES, FLORIDA 34108

To Our Shareholders:

We are pleased to notify you of, and invite you to attend, a special meeting of shareholders. At the meeting, the holders of Summit America Television, Inc. common stock will be asked:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated December 18, 2003, between Summit America Television, Inc. and The E.W. Scripps Company, as may be further amended from time to time.

2.	To consider any other matters that are properly brought before the special meeting or any adjournments of the special meeting.

Only common shareholders of record at the close of business on March 1, 2004, may vote at the special meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

The vote of each holder of common stock is important. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed envelope, which needs no postage if mailed within the United States. You may also submit a proxy by telephone or by Internet by following the instructions on the enclosed proxy card. If you attend the special meeting, you may revoke your proxy and vote in person, if you wish to do so.

By Order of the Board of Directors,

Charles W. Bone
Secretary

Naples, Florida
Dated March 4, 2004

QUESTIONS AND ANSWERS

Q.	When and where is the special meeting?

A.	The special meeting of Summit America Television, Inc. shareholders will be held at the offices of Wachovia Bank, N.A., 5801 Pelican Bay Boulevard, Naples, Florida, on March 30, 2004, at 10:00 a.m. local time.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of our common stock as of the record date are entitled to vote at the special meeting. Holders of our Class A preferred stock and our Class D preferred stock are not entitled to vote at the special meeting.

Q.	How do I vote my common stock?

A.	After you have carefully read this document, please mail your signed proxy card in the enclosed postage-paid envelope to Computershare Trust Company, Inc. as soon as possible so that your stock may be represented and voted at the Summit special meeting. You may also grant your proxy by telephone or on the Internet, or vote in person by attending the Summit special meeting. For more information regarding how to vote your shares, please refer in this document to “The Special Meeting—Voting and Revocation of Proxies.”

Q.	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A.	No. If your shares of common stock are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote these shares for the adoption of the merger agreement. You should, therefore, be sure to provide your broker with instructions on how to vote these shares. Please check the voting form used by your broker to determine whether your broker will accept such instructions by telephone or over the Internet.

Q.	What if I fail to instruct my broker?

A.	If you fail to instruct your broker to vote your shares of common stock and your broker submits an unvoted proxy, the resulting broker “non-vote” will have the same effect as a vote against the adoption of the merger agreement.

Q.	What does it mean if I receive more than one set of materials?

A.	This means you own shares of common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations you will receive multiple sets of proxy materials. In order to vote all of the shares you own, it is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive. Each proxy card you received came with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope which accompanied that proxy card.

Q.	May I change my vote?

i

A.	Yes. You may withdraw your proxy or change your vote by delivering a later-dated, signed written notice of revocation or proxy card to us in care of our transfer agent before the Summit special meeting or by voting in person at the Summit special meeting. You may also withdraw your proxy or change your vote by telephone or over the Internet, as described in this document. However, if your shares of common stock are held in the name of your bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

Q.	Should I send in my stock certificates now?

A.	No. After we complete the merger, instructions for surrendering stock certificates will be sent to Summit shareholders whose stock was converted into the right to receive $4.05 per share in cash in the merger.

Q.	If the merger is completed, how will I receive the cash for my shares?

A.	If the merger is completed, you will be contacted by U.S. Bank Trust National Association, which will serve as the paying agent and will provide instructions explaining how to surrender stock certificates. You will receive cash for your shares from the paying agent after you comply with those instructions. If your shares of common stock are held in “street name” by your broker, you will receive instructions from your broker for surrendering your “street name” shares and receiving cash for those shares.

Q.	When is the merger expected to be completed?

A.	We expect to complete the merger as early as April 2004 and not later than June 2004. Because the merger is subject to certain conditions, the exact timing of the merger cannot be predicted.

Q.	Besides the vote of common shareholders, what are the other conditions to the completion of the merger?

A.	There are a number of other conditions to the completion of the merger, which are described in this document under the heading “The Merger Agreement—Conditions to the Merger.” These conditions include the receipt of required regulatory approvals and the absence of any material adverse changes to Summit between the date of the merger agreement and the completion of the merger.

Q.	Whom may I call with questions?

A.	If you have more questions about the merger, or would like additional copies of this document, you should contact: George R. Ditomassi, President and Chief Executive Officer, Summit America Television, Inc., 400 Fifth Avenue South, Suite 205, Naples, Florida, 34102, telephone: (786) 206-0047, fax: (239) 643-3682, email: summitamerica@earthlink.net. This document is also available on our website at www.summitamericatv.com under “Public Filings.”

QUESTIONS AND ANSWERS
SUMMARY TERM SHEET
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SPECIAL FACTORS
Background of the Merger
Recommendation of Our Board of Directors
Opinion of Avondale Partners, LLC
Purpose and Reasons for the Merger
Structure of the Merger
Effects of the Merger; Plans or Proposals After the Merger
Risk that the Merger Will Not Be Completed
Interests of Our Directors and Officers in the Merger
THE SPECIAL MEETING
Date, Time and Place of the Special Meeting
Proposal to be Considered at the Special Meeting
Record Date
Voting Rights; Vote Required for Adoption
Voting and Revocation of Proxies
Solicitation of Proxies
THE MERGER
Effective Time of Merger
Payment of Merger Consideration and Surrender of Stock Certificates
Accounting Treatment
Fees and Expenses of The Merger
Regulatory Approvals
Dissenters Rights
THE MERGER AGREEMENT
Completion of the Merger
Conditions to the Merger
Agreement to Recommend
No Solicitation of Other Offers; Our Ability to Accept a Superior Proposal
Termination of the Merger Agreement
Conduct of Business Pending the Merger
Representations and Warranties
Covenants of Scripps
Covenants of Summit
Covenants of All of the Parties
Public Announcements
Confidentiality Agreement
Amendment, Extension and Waiver
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR SHAREHOLDERS
Exchange of Common Stock for Cash
Backup Withholding
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING
Shareholder Proposals
WHERE YOU CAN FIND MORE INFORMATION
APPENDIX A – AGREEMENT AND PLAN OF MERGER
APPENDIX B
APPENDIX C – VOTING AGREEMENT

PAGE NUMBER
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR SHAREHOLDERS	36
Exchange of Common Stock for Cash	37
Backup Withholding	37
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37
OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING	39
Shareholder Proposals	39
WHERE YOU CAN FIND MORE INFORMATION	39
Appendix A—Agreement and Plan of Merger
Appendix B—Opinion of Avondale Partners, LLC
Appendix C—Voting Agreement

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained elsewhere in this document and may not contain all of the information that is important to you. You should carefully read this entire document and the appendices to which we have referred you for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference important business and financial information about us into this document. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information.”

Unless we otherwise indicate or unless the context requires otherwise, all references in this document to “Summit,” “we,” “our,” “us” or similar references mean Summit America Television, Inc. and its subsidiaries, predecessors and acquired businesses.

The Proposed Transaction

In the merger, a newly-organized, wholly-owned subsidiary of The E.W. Scripps Company will merge with and into Summit, with Summit continuing as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of The E.W. Scripps Company. The E.W. Scripps Company is sometimes referred to as “Scripps” in this document.

What You Will Be Entitled to Receive in the Merger (see page 27)

If we complete the merger, Scripps will be the sole shareholder of Summit, and each holder of our common stock will be entitled to receive $4.05 in cash, without interest, less required withholding taxes, if any, for each share of common stock that the holder owns at the time the merger is completed.

Background of the Merger (see page 10)

We have developed an alliance with Scripps based upon a prior transaction approved by our shareholders in September 2002 and closed on October 31, 2002. The transaction resulted in the formation of Shop At Home Network, LLC, the joint venture that now operates the 17-year-old nationally televised home shopping service that we founded. The Network sells merchandise through interactive electronic media, primarily broadcast, cable, and satellite television. Presently, we hold a 30% interest in the Network.

Since October 2002, management has devoted considerable efforts to strategic planning for our future. On March 28, 2003, we announced our engagement of a media brokerage firm to help us identify and contact potential strategic partners and explore other opportunities to sell our five television stations.

These marketing efforts resulted in a written offer for the purchase of one of our television stations, which we received on December 4, 2003. In an effort to forge a global sale transaction for the entire company, our executive committee traveled to Cincinnati on December 8, 2003, to advise Scripps of the single station acquisition offer and to gauge Scripps’ present interest in an acquisition transaction. In response, Scripps delivered to us a letter of intent on December 10, 2003, proposing a cash merger transaction between us and a newly formed subsidiary of Scripps, in which our common shareholders would receive $4.05 per share.

Our board of directors convened on December 10, 2003, and discussed the merits of the Scripps proposal. The board met again on December 12, 2003, at which time it further discussed the Scripps proposal, including the proposed breakup fee. The board voted unanimously to authorize entering into the Scripps letter of intent, and instructed and authorized management to execute and deliver the letter of intent to Scripps and to negotiate the definitive agreement for a merger transaction.

On December 17, 2003, our board extensively discussed the proposed merger. The board convened again on December 18, and, at this meeting, Avondale Partners, LLC delivered its oral opinion to the board that, as of that date, the consideration to be paid to the holders of our common stock contemplated by the proposed merger was fair from a financial point of view. Based on the board’s careful deliberations, the board approved the merger agreement. On December 18, 2003, we signed the merger agreement and both companies announced the business combination to the public prior to the opening of the stock market on December 19, 2003.

Recommendation of Our Board of Directors (see page 13)

Our board of directors, by a unanimous vote, has determined that the merger is fair to, and in the best interests of, Summit and its shareholders, including our unaffiliated shareholders, and recommends that the holders of our common stock vote “FOR” adoption of the merger agreement.

Our board of directors considered a number of factors in making this determination. Due to the variety of factors considered, our board of directors did not assign relative weights to these factors or determine that any single factor was of paramount importance. Our board of directors reached its conclusion based upon the totality of the information presented and considered during its evaluation of the merger.

The members of our board of directors and their affiliates beneficially own approximately 11% of our stock on a fully diluted basis, and some members of our board of directors and certain of our senior officers have interests in the merger that are different from, or are in addition to, your interests as a shareholder generally. See in this document “Special Factors—Interests of our Directors and Officers in the Merger.” Our board of directors did not perceive these interests as significant factors in the evaluation of the fairness of the merger.

Opinion of Avondale Partners, LLC (see page 15)

Avondale Partners, LLC delivered its opinion to our board of directors that, as of December 18, 2003, and based upon and subject to the factors and assumptions set forth therein, the cash payment of $4.05 per share to be received by the holders of our common stock pursuant to the merger agreement is fair from a financial point of view to our shareholders.

The full text of the written opinion of Avondale Partners, dated December 18, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this document. Avondale Partners provided its opinion to assist our board of directors in connection with its consideration of the merger transaction. The Avondale Partners opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger transaction.

We have agreed to pay Avondale Partners a transaction fee of $275,000, a portion of which is payable upon consummation of the merger. In addition, we have agreed to reimburse Avondale Partners for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Avondale Partners and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Our Directors and Officers in the Merger (see page 24)

When considering our board’s recommendation to vote in favor of the merger, you should be aware that some members of our board of directors and certain of our senior officers have interests in the merger that are different from, or are in addition to, your interests as our shareholder generally. These interests, which may create potential conflicts of interests, include:

Option Cash-Out

In connection with the merger, we anticipate cashing out all options to purchase shares of common stock at a price equal to the excess, or spread, of the $4.05 per share merger consideration over the per share exercise price of each option. As of the record date, our directors held options with a positive spread to purchase a total of approximately 2,900,000 shares of common stock. The aggregate spread of the $4.05 per share merger consideration over the per share exercise price of these options is approximately $3,600,000. Included in this amount are options held by George R. Ditomassi, our chief executive officer, and Frank A. Woods, our former co-chief executive officer, who are members of our board of directors and hold options to purchase approximately 948,000 and 815,000 shares of common stock, respectively. The aggregate spread of the proposed $4.05 per share merger consideration over the per share exercise price of these options held by Mr. Ditomassi and Mr. Woods is approximately $1,600,000 and $1,300,000, respectively.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

Scripps has agreed to separately indemnify and hold harmless, to the extent not paid by insurance, our present and former officers and directors for acts or omissions that occurred prior to the merger, except that Scripps is not required to provide indemnification for losses arising out of the indemnified parties’ gross negligence, wanton malfeasance, willful or illegal conduct or conduct that was intentionally injurious to Summit. These obligations will continue for six years after completion of the merger.

Mr. Woods’ Employment by Scripps Networks, Inc.

When Summit (then called Shop At Home, Inc.) sold a 70% interest in the Shop At Home Network to Scripps in October 2002, Frank A. Woods was the co-chief executive officer and a director of Summit. At that time, Mr. Woods’ employment with Summit was terminated, and he became an employee of Scripps, as president of the Network. Since October 2002, Mr. Woods has remained a director of Summit. Mr. Woods abstained from all votes by our board of directors to approve the merger with Scripps.

Mr. Woods has entered into an employment agreement with Scripps Networks, Inc., dated January 1, 2004, by which he is employed as chairman of Shop At Home Network, LLC. The one-year agreement automatically renews for an additional year unless Mr. Woods or Scripps Networks elects not to renew the agreement. His annual base compensation is $325,000, and he is eligible, based on performance, for bonus awards and incentive stock options. The agreement also contains certain termination provisions exercisable both by Scripps Networks and Mr. Woods.

Office Building

In September 1999 we entered into a lease agreement with INSOUTH Bank whereby we leased a portion of an office building located adjacent to our Nashville facilities. INSOUTH Bank is controlled by J.D. Clinton, chairman of the board of directors of Summit and a principal shareholder. When we sold the 70% interest in the Network to Scripps in October 2002, the bank continued to lease a portion of the building to the Network. INSOUTH Bank is currently negotiating a modification of the lease arrangements to increase the rentable space in the office building leased to the Network.

The Special Meeting (see page 25)

Time and Place and Matters to be Considered

The special meeting is scheduled to be held on March 30, 2004, at 10:00 a.m. local time at the offices of Wachovia Bank, N.A., 5801 Pelican Bay Boulevard, Naples, Florida. At the special meeting, holders of common stock will be asked to vote on a proposal to adopt the merger agreement. A copy of the merger agreement is attached as Appendix A to this document.

Record Date for Voting

You may vote at the special meeting if you owned shares of common stock at the close of business on March 1, 2004. On that date, there were approximately 645 holders of record of common stock and 44,114,385 outstanding shares of common stock entitled to vote at the special meeting.

Procedures Relating To Your Vote At The Special Meeting

Quorum Required

In order to have a quorum at the special meeting, a majority of the total number of all outstanding shares of common stock entitled to vote as of the record date must be present in person or by proxy. See above “The Special Meeting – Record Date for Voting.”

Vote Required

Under Tennessee law, the merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the effect of a vote “AGAINST” adoption of the merger agreement.

At the special meeting, you will be entitled to one vote for each share of common stock you hold of record as of March 1, 2004.

As of March 1, 2004, our directors and certain of their affiliates, who have entered into a voting agreement with Scripps, owned or controlled a total of approximately 3,100,000 shares of common stock, which is approximately 7% of all outstanding shares of common stock. Under the voting agreement, our principal shareholders have agreed, among other things and subject to certain exceptions, to vote the shares of common stock of Summit that they own or control in favor of adoption of the merger agreement, the transactions contemplated by the merger agreement, and for any actions required to complete the merger and against any alternative transaction.

Completing Your Proxy Card

After carefully reading and considering the information contained in this document, you should complete, date and sign your proxy card and mail the proxy card in the enclosed return envelope as soon as possible so that your shares of common stock are represented at our special meeting, even if you plan to attend our special meeting in person. You can also submit your proxy by telephone by calling the number on your proxy card or over the Internet by visiting the website designated on your proxy card. You must have your control number and proxy card available if you intend to vote using the telephone or Internet. If voting by telephone, follow the instructions on your proxy card and use the telephone keypad to submit the required information and your vote after the appropriate voice prompts. If voting over the Internet, please follow the on-screen instructions and the instructions on your proxy card. If no specification is indicated, all of your shares of common stock represented by valid proxies that have been submitted will be voted “FOR” adoption of the merger agreement. You may also vote in person by ballot at our special meeting.

If your shares of common stock are held in “street name” by your bank or broker, your bank or broker will vote your shares, but only if you provide written instructions to your bank or broker on how to vote. You should follow the procedures provided by your bank or broker regarding how to provide instructions for voting these shares. Without instructions, your bank or broker will not vote your “street name” shares, and the failure to vote will have the same effect as a vote “AGAINST” adoption of the merger agreement. This is called a broker non-vote.

Do not send in your stock certificates with your proxy card.

Revoking Your Proxy

Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering to us a written revocation in care of our transfer agent, Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401;

•	by delivering a proxy of a later date by mail, Internet or telephone;

•	by attending the special meeting and voting in person (please note that your attendance at the meeting will not, by itself, revoke your proxy, and, thus, you must vote in person at the meeting); or

•	if you have instructed a bank or broker to vote your shares, by following the directions received from your bank or broker to change those instructions.

Questions and Additional Information

•	For additional information regarding the procedure for delivering your proxy see in this document “The Special Meeting—Voting and Revocation of Proxies” and “The Special Meeting—Solicitation of Proxies.”

•	You may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. For example, if you hold shares of common stock in more than one brokerage account, you will receive a separate voting instruction card for each account in which you hold our common stock. If you are a holder of record of common stock and your shares are registered in more than one name, you will also receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

•	If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this document, the enclosed proxy card or voting instructions, you should contact Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401, or by telephone at (303)262-0600. You may also contact our corporate secretary, Charles W. Bone, 511 Union Street, Suite 1600, Nashville, Tennessee 37219, or by telephone at (615) 238-6310.

Dissenters’ Rights (see page 29)

Under Tennessee law, the holders of our common stock do not have the right to dissent from the approval of the merger and to obtain payment of the “fair value” of the holders’ shares of common stock.

The Merger Agreement (see page 29)

Conditions to the Merger

We will complete the merger only if a number of conditions are satisfied or waived, including but not limited to the following:

•	the holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting must vote to adopt the merger agreement;

•	each of our representations and warranties in the merger agreement must have been accurate as of the date of the agreement, and must be accurate, in all material respects, as of the effective time of the merger;

•	we must have performed or complied with, in all material respects, all of our obligations under the merger agreement that must be performed or complied with at or prior to the effective time of the merger;

•	we must not have any indebtedness to a third party other than indebtedness to Scripps;

•	the FCC must have approved the transfer of control of our television stations to Scripps;

•	each of Scripps’ representations and warranties in the merger agreement must have been accurate as of the date of the agreement, and must be accurate, in all material respects, as of the effective time of the merger;

•	Scripps must have performed or complied with, in all material respects, all of its obligations under the merger agreement that must be performed or complied with at or prior to the effective time of the merger;

•	there must be no governmental proceeding involving any challenge to the merger or that is likely to prevent, delay, or make the merger illegal;

•	there must not be any existing or proposed law or regulation or any court order or other action taken by a governmental body that the merger would violate or that would cause any party to the merger to suffer a material adverse consequence; and

•	there must be no laws issued, or any other action taken, by any governmental entity that restrains, enjoins or otherwise prohibits or makes illegal the completion of the merger.

Our Ability to Accept a Superior Proposal

We have agreed with Scripps that, prior to shareholder approval and during the time the merger agreement is effective, we will not, directly or indirectly, solicit the submission of an acquisition proposal from someone other than Scripps. We have further agreed not to enter into any agreement with respect to any such acquisition proposal or to participate in any discussions or otherwise facilitate a third party in making an acquisition proposal. An exception to these restrictions, however, is our ability to consider in the following circumstances an unsolicited superior acquisition proposal:

•	our board must determine in good faith that the failure to engage in discussions with respect to the acquisition proposal would constitute a breach of its fiduciary duties to our shareholders under applicable laws;

•	we must promptly advise Scripps of the terms of any acquisition proposal received and who has made the proposal;

•	Scripps does not make, within 15 days of its receipt of our notification of our intention to enter into a binding agreement for a superior proposal, an offer that our board determines is at least as favorable to our shareholders as the superior proposal with respect to financial and other material terms;

•	our board must determine in good faith that the acquisition proposal, if accepted, is more likely than not to be consummated;

•	our board must determine in good faith that the acquisition proposal would, if consummated, result in a transaction that is more favorable to our shareholders (with respect to financial and other terms) than the Scripps transaction;

•	either (A) we must pay Scripps (1) an amount equal to all fees and expenses that have been paid or that may become payable by or on behalf of Scripps in connection with the merger, but in no event to exceed $1,500,000, and (2) a non-refundable fee in an amount equal to $6,000,000 (we refer to these fees together as the “Break-up Fee”), or (B) Scripps must have waived the payment of the Break-up Fee, in which event Scripps may pursue all remedies available to it at law or in equity.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by mutual consent of us and Scripps.

In addition, either we or Scripps may terminate the merger agreement if:

•	there is any law or regulation that makes the merger illegal or if consummation of the merger would violate any non-appealable final order, decree or judgment of any governmental body having competent jurisdiction;

•	the merger does not close on or before June 15, 2004 (or on or before August 31, 2004, if the only condition not satisfied on June 15, 2004, is the approval by the FCC of the applications submitted by us and Scripps), provided that this right to terminate the merger agreement will not be available to a party if that party’s failure to perform or satisfy any covenant, condition or obligation under the merger agreement is the cause of such delay; or

•	any of the representations or warranties of the other party contained in the merger agreement are inaccurate in any material respect, and such inaccuracy cannot reasonably be expected to be cured on or prior to June 15, 2004 (or August 31, 2004, under the circumstances described above) and, in our case, would reasonably be expected to have a material adverse effect on us.

Scripps may terminate the merger agreement, if:

•	we have not obtained shareholder approval by April 16, 2004;

•	we fail to satisfy in any material respect any obligation in the merger agreement when satisfaction of the obligation is due and we do not cure the failure within 20 business days after Scripps gives us notice of our failure, provided, Scripps is not then in material breach of any of its obligations under the merger agreement;

•	our board withdraws or changes its recommendation to shareholders to adopt the merger agreement; or

•	we enter into an agreement with respect to a superior acquisition proposal.

We may terminate the merger agreement if:

•	Scripps fails to satisfy in any material respect any obligation in the merger agreement when satisfaction of the obligation is due and Scripps does not cure the failure within 20 business days after we give Scripps notice of its failure, provided, we are not then in material breach of any of our obligations under the merger agreement; or

•	we accept a superior acquisition proposal and comply with the provisions of the merger agreement regarding the consideration and acceptance of a superior acquisition proposal.

If the merger agreement is terminated because we fail to receive shareholder approval by April 16, 2004, and a competing bid for acquisition of Summit or its assets has already been announced to the public, or if we accept a superior acquisition proposal, then we are required to pay Scripps the Break-Up Fee. (See “The Merger Agreement – Our Ability to Accept a Superior Proposal.”) If the merger agreement is terminated for another reason, all further obligations of the parties under the merger agreement will terminate (other than certain rights to indemnification); provided, however, that if the merger agreement is terminated by a party because of the inaccuracy of the other party’s representation and warranties or the material breach by the other party of any of its obligations under the merger agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

Regulatory Approvals (see page 29)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, requires Summit and Scripps to provide certain information to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission. Following these submissions, a waiting period must expire or be terminated before the merger can be completed. On December 31, 2003, Summit and Scripps each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On January 12, 2004, Summit and Scripps were each granted early termination of the waiting period by the Federal Trade Commission.

The Communications Act of 1934, as amended, requires Summit and Scripps to file applications with the Federal Communications Commission for its approval of a transfer of control of our five television stations from us to Scripps. On December 31, 2003, Summit and Scripps filed the required applications with the FCC. On

February 27, 2004, the FCC approved the applications. The FCC’s approval becomes no longer subject to review or appeal on April 12, 2004, if no appeals are filed and if the FCC does not decide to review the approval.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders (see page 36)

The receipt of $4.05 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our U.S. shareholders who receives this consideration generally will recognize taxable gain or loss as a result of the merger measured by the difference, if any, between $4.05 per share and the adjusted tax basis in that share owned by the shareholder.

Information About the Parties to the Merger

Summit America Television, Inc.

We are a Tennessee corporation. We own and operate five television stations and hold a 30% interest in Shop At Home Network, LLC, our joint venture with Scripps that operates a nationally televised home shopping channel. The television stations are located in San Francisco (KCNS, Channel 38), Boston (WMFP, Channel 62), Cleveland (WOAC, Channel 67), Raleigh-Durham (WRAY, Channel 30) and Bridgeport, Connecticut (WSAH, Channel 43). Four of these television stations are positioned in the top 20 television markets in the United States, including the Bridgeport, Connecticut station, which serves a portion of the New York City market.

Shop At Home Network is a retail seller of a variety of consumer products through interactive electronic media including broadcast, cable and satellite television and the Internet. The Network produces programming at its facilities in Nashville, Tennessee. The programming is transmitted by satellite to cable television systems, direct broadcast satellite systems and television broadcasting stations, including our five stations, across the country.

On October 31, 2002, we sold a 70% controlling interest in the Shop At Home Network (including the assignment of rights in the name “Shop At Home”) to a subsidiary of Scripps. On October 31, 2002, we changed our corporate name from “Shop At Home, Inc.” to “Summit America Television, Inc.,” reflecting the change in our business focus.

Our principal address is 400 Fifth Avenue South, Suite 205, Naples, Florida 34102, and our telephone number is (786) 206-0047. Our Internet website address is www.summitamericatv.com.

Merger Corporation

Scripps will form a new Tennessee corporation solely for the purpose of completing the merger. This corporation will be wholly owned by Scripps and will have not engaged in any business except the limited activities required in anticipation of the merger.

The E.W. Scripps Company

Scripps is an Ohio corporation, and is a diversified media company operating in four business segments: newspaper publishing, cable and satellite television programming services, broadcast television and television retailing. Its newspapers include 21 daily newspapers in the United States. Scripps Networks includes four national television networks that are distributed by cable and satellite television systems: Home & Garden Television, Food Network, Fine Living and DIY - Do It Yourself Network. Scripps Networks also includes a 12% interest in FOX Sports Net South, a regional television network. Broadcast television includes ten television stations, nine of which are affiliated with national broadcast television networks. Television retailing includes its 70% interest in Shop at Home Network.

Trading Market And Price

Our common stock is traded on the NASDAQ National Market under the symbol “SATH.” We have set forth below the high and low closing sales prices reported on the NASDAQ National Market for our common stock for the periods indicated:

	High	Low
	(Per Share)
Fiscal 2003
Fourth quarter (through December 31, 2003)	$3.92	2.86
Third quarter (through September 30, 2003)	3.90	2.80
Second quarter (through June 30, 2003)	3.16	2.39
First quarter (through March 31, 2003)	2.74	2.13
Fiscal 2002*
Second quarter (through December 31, 2002)*	2.80	2.19
First quarter (through September 30, 2002)*	2.79	1.44
Fiscal 2002*
Fourth quarter (through June 30, 2002)	3.22	2.00
Third quarter (through March 31, 2002)	3.65	2.50
Second quarter (through December 31, 2001)	3.05	1.85
First quarter (through September 30, 2001)	3.39	1.91
Fiscal 2001
Fourth quarter (through June 30, 2001)	3.21	1.44
Third quarter (through March 31, 2001)	2.03	1.25

* In 2002, we changed our fiscal year end from June 30 to December 31. As a result, our fiscal year of twelve months ended June 30, 2002, and was followed by a fiscal year of only six months ended December 31, 2002.

On December 18, 2003, the last full trading day prior to the announcement that we signed the merger agreement with Scripps, the last reported sales price per share of common stock was $3.38. On March 1, 2004, the most recent practical trading day prior to the date of this document, the last reported sales price per share was $4.03. Shareholders should obtain current market price quotations for common stock in connection with voting their shares.

Dividends

We have not paid any cash dividends on our common stock since our inception. We agreed in the merger agreement not to declare, set aside or pay any dividend in respect of our capital stock until the closing of the merger without the prior written consent of Scripps. If the merger is not completed, any future determination as to the payment of dividends would be at the discretion of our board of directors and would depend on our financial condition, results of operations, capital requirements, compliance with charter and contractual restrictions and other factors as our board of directors would deem relevant.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, contained within this material constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). In some cases you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “potential,” “expect,” “plan” or the negative of these terms, as well as similar expressions intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business without taking into consideration the completion of the merger. These forward-looking statements present our estimates and assumptions only as of the date of this document and are subject to a number of risks, uncertainties and assumptions about Summit, including, among other things:

•	general economic and business conditions, both nationally and in our markets;

•	our expectations and estimates concerning future financial performance and financing plans, including the revenue expectations and risks associated with our joint venture with Scripps;

•	the successful implementation of our business strategy;

•	restrictions imposed by the terms of our indebtedness;

•	fluctuations in our operating results;

•	continued employment of key personnel and our ability to hire qualified personnel;

•	existing and future regulations affecting our business operations and profitability;

•	the consistent and reliable operation of our broadcasting equipment and the satellite transponders we lease;

•	technological changes in the television industry; and

•	anticipated business trends in the television industry generally.

Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to publicly update you or revise any forward-looking statements resulting from new information, future events or otherwise after the date of this document. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this material may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

SPECIAL FACTORS

Background of the Merger

The Present Alliance with Scripps

We have developed an alliance with Scripps based upon a prior transaction approved by our shareholders in September 2002 and closed on October 31, 2002. The transaction resulted in the formation of Shop At Home Network, LLC, the joint venture that now operates the 17-year-old nationally televised home shopping service that we founded. The Network sells merchandise through interactive electronic media, primarily broadcast, cable, and satellite television. Our management believes that our ability to negotiate the proposed merger being recommended by the directors is partially attributable to the present positive working relationship between Summit and Scripps and the open lines of communication between the companies.

Context for the First Scripps Transaction in 2002

Largely because of disappointing financial results from our home shopping network during fiscal years 2001 and 2002, our management began in 2002 to receive and review a number of proposals from potential funding sources as well as from companies presenting opportunities for viable strategic alliances with our home shopping network. One of these potential opportunities was with Scripps.

Our Chairman of the Board, J.D. Clinton, and Frank Gardner, Senior Vice President of Scripps, have had a long-standing social relationship. During early 2001, Mr. Clinton and Mr. Gardner had an informal discussion regarding the potential interest of Scripps in a strategic alliance with us, with several subsequent informal contacts occurring between the parties, including a follow-up meeting between Mr. Gardner and certain of our executive officers on November 28, 2001. Based upon a continuing interest by both parties, on March 13, 2002, Frank A. Woods and George R. Ditomassi, our then co-chief executive officers, together with Mr. Clinton and our outside legal counsel, met with executive officers of Scripps to discuss a potential transaction that would result either in some type of strategic partnership or in an acquisition, in whole or in part, of our assets. After this meeting, we held a series of meetings to better understand Scripps’ business. During a board meeting on March 26, 2002, Mr. Woods and Mr. Ditomassi discussed these meetings, and our board authorized Summit to engage in formal negotiations with Scripps’ management.

Following the board’s authorization, Mr. Woods and Mr. Ditomassi continued discussions with Scripps regarding a strategic alliance including more particular terms that could be incorporated into a term sheet. In April, May, and June 2002, our management continued its negotiations with Scripps to determine the terms and conditions upon which a transaction could be structured. We agreed on principal terms set forth in a term sheet that management of each company was willing to present to its board. When our board met again on July 18, 2002, Mr. Woods and Mr. Ditomassi presented this term sheet and engaged the board in a comprehensive discussion regarding the financial and operational terms of the proposed transaction.

During the remainder of July and the first two weeks of August 2002, the two companies continued their due diligence activities and began negotiating a definitive agreement by which Scripps would effectively acquire a 70% interest in our home shopping network business and would also immediately invest $3,000,000 in Summit by purchasing redeemable non-voting preferred stock. For the 70% interest in the home shopping network business, Scripps would pay us $49,500,000, and we would retain all of our five owned and operated television stations and most of our liabilities. In addition, Scripps would loan $47,500,000 to us, the proceeds of which would be required to repay existing debt.

On August 13, 2002, our board met and discussed the terms and conditions of the transaction and considered our available alternatives. The board approved the agreements documenting the sale, finding that the transaction was fair to, and in the best interests of, our shareholders, and the board voted to recommend that our shareholders vote in favor of the approval of the transaction with Scripps. As recommended by the board, our shareholders then approved the transaction on September 30, 2002, and we and Scripps closed the transaction on October 31, 2002.

Current Relationship

Presently, we hold a 30% interest in Shop At Home Network. Until October 31, 2007, we have the right to require Scripps to purchase our 30% ownership in the Network for cash equal to the fair market value. Scripps has a right of refusal to purchase our 30% interest before we sell it to a third party and also has the right to cause us to sell our 30% interest to Scripps upon a change of control of Summit, a default under our loan from Scripps or after October 31, 2007. We are also a party to an affiliation agreement with the Network under which our television stations must carry the Network’s programming until October 31, 2005, although we have certain rights to terminate the agreement on 6 months’ notice. In addition, on October 31, 2002, we changed our legal name from “Shop At Home, Inc.,” to “Summit America Television, Inc.,” reflecting the change in our business focus. Following the closing of the transaction, we also moved our headquarters from Nashville, Tennessee, to Naples, Florida.

Summit’s Future

Since October 2002, our revenues have principally consisted of affiliation fees paid on a quarterly basis by Scripps. Management has devoted considerable efforts to strategic planning for our future—namely, whether or not our best interest would be served as an independent operating entity, whether or not there were alternative uses of the broadcast stations (which could increase our revenue stream) or whether or not a liquidity event should be vigorously pursued. Accordingly, on March 28, 2003, we announced our engagement of CobbCorp, LLC, a media brokerage firm, to help us identify and contact potential strategic partners and explore other opportunities to sell our five television stations. We also asked CobbCorp to advise us on alternative uses of the broadcast stations. In addition, Kenneth W. Lowe, the president and chief executive officer of Scripps, met with J. D. Clinton, our chairman, in March 2003 for a general discussion about the size of the additional investment that Scripps was preparing to make in the Network in order to further its growth, and the related investment that we would be contractually required to make in the Network (or otherwise be diluted in our equity ownership).

Marketing Efforts and Results

By the end of Summer 2003, CobbCorp had prepared a detailed confidential marketing document describing our television station properties, which it then distributed in early September to a large number of media companies. In addition, our executive committee—Mr. Clinton, Mr. Ditomassi, and Charles W. Bone—met in Cincinnati on September 30, 2003, at the Scripps headquarters with the senior management of Scripps, including Mr. Lowe, Richard Boehne, executive vice president, Mr. Gardner and Tim Peterman, vice president, corporate development, to discuss our efforts to market the stations. Prior to that meeting, we entered into a confidentiality agreement dated September 26, 2003, in which we and Scripps agreed, among other standard terms, not to disclose confidential information received from each other and to use all such confidential information received only for the purpose of evaluating a possible transaction between the companies.

The primary result of our intense marketing efforts was a written offer for the purchase of one of our television stations, which we received on December 4, 2003. In an effort to forge a global sale transaction for the entire company, our executive committee traveled to Cincinnati on December 8, 2003, to advise Scripps of the single station acquisition offer and to gauge Scripps’ present interest in an acquisition transaction. In response, Scripps delivered to us a letter of intent on December 10, 2003, proposing a cash merger transaction between us and a newly formed subsidiary of Scripps, in which the shares of common stock owned by our shareholders would be converted into the right to receive $4.05 in cash. The Scripps letter of intent also proposed a $6,000,000 breakup fee to which Scripps or Summit would be entitled upon certain limited termination events (prior to the definitive agreement being signed).

The Letter of Intent Signed and Definitive Merger Agreement Negotiated

Our board of directors convened on December 10, 2003, with the initial intent of discussing the acquisition offer for the single station. By this time, however, we had the Scripps letter of intent in hand, and, thus, revised the agenda to discuss the merits of the Scripps proposal. The board considered carefully the terms of the letter of intent and noted the absence of other global offers for acquisition of Summit following the marketing efforts undertaken by management and CobbCorp over the previous several months. Our board scheduled a meeting for December 12, 2003, at which it would vote whether to authorize Summit to enter into the letter of intent. The board met on December 12, 2003, at which time it further discussed the terms and conditions of the Scripps proposal, including the breakup fee. The board voted unanimously to authorize entering into the Scripps letter of intent, to authorize and direct management to execute and deliver the letter of intent to Scripps and to negotiate the definitive agreement for a merger. Mr. Woods attended the December 10 and December 12 board meetings but did not participate and did not cast a vote.

From December 12 through December 18, 2003, management and legal counsel of the two companies continued due diligence activities and negotiated a definitive agreement and plan of merger.

Approval by Our Board and Announcement to the Public Markets

On December 17, 2003, our board met with its legal counsel to discuss the revised terms and conditions of the transaction as negotiated since the prior board meeting. The board extensively discussed the proposed merger. The board discussed the terms and conditions of the merger and considered the alternatives available to us. The board scheduled a meeting for December 18, 2003, at which time it would hear the oral presentation from Avondale Partners, LLC, regarding whether the consideration to be paid to our common shareholders was fair, from a financial point of view, and would then vote whether to approve the definitive merger agreement. The board convened on December 18, and at this meeting, Avondale Partners delivered its oral opinion to the board that, as of December 18, 2003, the proposed consideration contemplated to be received by the holders of our common stock was fair, from a financial point of view. Based on the board’s careful deliberations, which it considered to be consistent with its analysis of the reasons for and benefits of the transaction discussed at its December 12 meeting, the board approved the definitive agreement and plan of merger. The board determined that the transaction with

Scripps was fair to, and in the best interests of, our shareholders and voted unanimously to approve the merger and recommend that our shareholders vote in favor of the adoption of the merger agreement. The board authorized and instructed Mr. Ditomassi to sign the merger agreement and all other ancillary documentation. Mr. Woods attended this meeting (and had also attended but not participated in the meeting on December 17), but did not participate and did not cast a vote.

On December 18, 2003, we signed an agreement and plan of merger with Scripps. As a condition and inducement for Scripps to enter into the merger agreement, our directors and their affiliates were required to enter into a voting agreement with Scripps in which the signatories agreed, among other things, to vote their shares of our common stock in favor of adoption of the merger agreement and to restrict the transfer of their shares according to terms prescribed in the voting agreement. The voting agreement is attached as Appendix C to this document.

Both companies publicly announced this proposed business combination prior to the opening of the NASDAQ stock market on December 19, 2003.

Recommendation of Our Board of Directors

The members of our board of directors and their affiliates beneficially own approximately 11% of our common stock on a fully diluted basis and, other than as discussed herein under “Special Factors—Interests of our Directors and Officers in the Merger,” have no significant interest in the merger that is different from, or in addition to, the interests of Summit shareholders generally.

     At the December 18, 2003 board meeting, our board of directors, by unanimous vote:

•	determined that the merger is fair to, and in the best interests of, Summit and its shareholders, including our unaffiliated shareholders;

•	determined that the merger agreement is advisable and approved the merger agreement and the transactions contemplated thereby; and

•	recommended that our shareholders vote to adopt the merger agreement and the transactions contemplated thereby.

In making the determinations and recommendation set forth above, the members of our board of directors considered the following material positive factors:

•	our board of directors’ view that there had been an exhaustive effort to market our television stations for sale, which was not successful in attracting buyers for all of our stations (see the section entitled “Special Factors—Background of the Merger” for additional information regarding the negotiations);

•	the terms of the merger agreement, including the ability of our board of directors, in the exercise of its fiduciary duties, to consider competing proposals. The merger agreement permits our board of directors, in the exercise of its fiduciary obligations, to:

•	subject to compliance with certain specific requirements, participate or engage in substantive discussions or negotiations with, or disclose or provide non-public information relating to us, or afford access to our properties, books or records to any person that makes a superior proposal under the terms of the merger agreement; and

•	terminate the merger agreement and accept a superior proposal under specified conditions, subject to payment to Scripps of a $6,000,000 termination fee and reimbursement of up to $1,500,000 of its actual and reasonably documented out-of-pocket fees and expenses;

•	the voting agreement terminates automatically upon termination of the merger agreement, thereby eliminating the obligations of our principal shareholders to vote in favor of the adoption of the merger agreement and allowing them to vote in favor of a superior proposal;

•	the merger consideration represents a premium to market prices for our common stock, both at and prior to the time of public announcement;

•	the likelihood that the merger would be consummated;

•	the presentation of Avondale Partners to our board of directors on December 18, 2003, and confirmed with its written opinion, that, based upon and subject to the factors and assumptions set forth therein as of December 18, 2003, the proposed consideration of $4.05 per share to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below under “—Opinion of Avondale Partners,” which our board of directors found reasonable; and

•	the fact that the merger consideration is all cash, which provides liquidity and certainty of value to our shareholders.

Our board of directors also considered potentially negative factors in its deliberations concerning the merger. These included:

•	under the terms of the merger agreement, we are unable to solicit other acquisition proposals;

•	we would be required to pay Scripps a $6,000,000 termination fee and reimburse Scripps for up to $1,500,000 of its actual and reasonably documented out-of-pocket expenses and fees if the merger agreement were terminated under certain circumstances, including our termination of the merger agreement to accept a superior proposal, and the effect of discouraging competing acquisition proposals that could result from our obligation to pay the termination fee and reimburse expenses to Scripps;

•	the possibility of disruption to our operations following announcement of the merger; and

•	while we expect to complete the merger, there can be no assurance that all conditions to the parties’ obligations to complete the merger, including conditions outside of our control, will be satisfied and, consequently, it is possible that the merger may not be completed even if approved by our shareholders (see “The Merger Agreement—Conditions to the Merger”).

Our board of directors concluded, however, that, taken together, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The above discussion of the material factors considered by our board of directors is not intended to be exhaustive, but sets forth the principal factors our board considered. Our board of directors collectively reached its conclusion to approve the merger in light of the various factors described above and other factors that each member of our board of directors believed were appropriate. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors found it impracticable, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered or determine that any factor was of paramount importance in reaching its determination that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Summit and its shareholders, including our unaffiliated shareholders. Rather, our board of directors viewed its recommendations as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the merger on our shareholders compared with any alternative transaction or remaining a publicly traded company. In considering the factors discussed above, individual directors may have given different weights to different factors. Our board of directors did not analyze the fairness of the $4.05 per share consideration to be received by the holders of our common stock in isolation from the other considerations referred to above. Our board of directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of our shareholders.

Our board of directors believes that the merger is advisable and is fair to, and in the best interests of, Summit and its shareholders, including our unaffiliated shareholders. By a unanimous vote, our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Avondale Partners, LLC

In December 2003, we engaged Avondale Partners, LLC to act as financial adviser to our board of directors and to render an opinion to our board as to the fairness, from a financial point of view, of the merger consideration to the holders of our common stock. On December 18, 2003, Avondale Partners delivered to the board its oral opinion that, as of that date, the consideration to be received by our holders of common stock was fair, from a financial point of view. Avondale Partners also delivered its written opinion dated December 18, 2003, confirming its oral opinion.

We did not impose any limitations on Avondale Partners with respect to the investigations made or procedures followed in rendering its opinion. Further, we did not request the advice of Avondale Partners with respect to alternatives to the transaction, and Avondale Partners did not assist us in soliciting indications of interest from third parties for all or any part of our company or advise us with respect to alternatives to the transaction or our underlying decision to proceed with or effect the transaction.

We have attached the full text of the written opinion that Avondale Partners delivered to us as Appendix B to this proxy statement, and the written opinion is incorporated herein by reference. You should read the opinion carefully and in its entirety. The following summary of the Avondale Partners opinion is qualified in its entirety by reference to the full text of the opinion.

The opinion does not constitute a recommendation to you as to how you should vote with respect to the transaction. The opinion addresses only the fairness, from a financial point of view, of the proposed consideration to be received by our holders of common stock. It does not address the relative merits of the transaction or any alternatives to the transaction.

In connection with its opinion, Avondale Partners:

(1)	reviewed certain publicly available financial statements of our company, including the consolidated financial statements for recent years and certain other relevant financial and operating data of our company made available to Avondale Partners from published sources and by senior management of our company;

(2)	reviewed the financial terms and conditions of the merger agreement;

(3)	reviewed certain publicly available equity research reports published on our company;

(4)	compared our company from a financial point of view with certain other companies in the television and radio broadcasting, cable and other paid television services, and home shopping industries that Avondale Partners deemed relevant;

(5)	considered the financial terms, to the extent publicly available, of selected recent business combinations in the television and radio broadcasting, cable and other paid television services, and home shopping industries that Avondale Partners deemed to be comparable, in whole or in part, to the transaction;

(6)	reviewed the financial terms, to the extent publicly available, of certain other transactions we believed to be reasonably comparable to the transaction;

(7)	reviewed and discussed with our senior management or other representatives of Summit information of a business and financial nature regarding our company that we furnished to Avondale Partners;

(8)	reviewed publicly available information concerning the trading of, and the trading market for, our common stock;

(9)	took into account its assessment of general economic, market and financial and other conditions and its experience in other transactions, as well as its expertise in securities valuation and its knowledge of our industry; and

(10)	discussed the transaction and related matters with our counsel.

In addition to the foregoing analyses, Avondale Partners also interviewed Brian Cobb, chief executive officer and founder of CobbCorp, LLC, a full service media brokerage firm that assisted us in soliciting indications of interest from third parties for all or any part of our company. Mr. Cobb has more than 35 years of experience in the broadcast industry and has brokered more than $5,000,000,000 in radio and television properties. On March 28, 2003, we publicly announced our engagement of CobbCorp to plan and manage the process of identifying and contacting potential strategic partners, as well as exploring other opportunities to sell our five television stations. Throughout the process, CobbCorp contacted 62 potential buyers and provided information regarding us to 23 interested parties. Potential buyers indicated interest in only three of our stations, and no one expressed interest in acquiring all of our stations.

In preparing its opinion, Avondale Partners did not assume any responsibility to independently verify the information referred to above. Instead, with our consent, Avondale Partners relied on that information as being accurate and complete and, likewise, relied upon the representations and warranties that we made in the merger agreement. Avondale Partners also made the following assumptions, in each case with our consent:

•	that there have been no material changes in the assets, financial condition, results of operations, business or prospects of our company since the date of the most recent financial statements made available to Avondale Partners;

•	that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act and all other applicable federal and state statutes, rules and regulations; and

•	that the transaction will be consummated in accordance with the terms described in the merger agreement, without further amendment thereto, and without any waiver by us of any of the conditions to any party’s obligations thereunder.

In addition, for purposes of its opinion:

•	Avondale Partners relied on advice of our counsel and independent accountants as to legal and financial reporting matters with respect to our company, the merger and the merger agreement;

•	Avondale Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of our company and the opinion does not purport to be an appraisal or to reflect prices at which the assets might actually be sold; and

•	the Avondale Partners opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Avondale Partners as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Avondale Partners has not assumed any obligation to update, revise or reaffirm its opinion.

The following represents a summary of the material financial analyses performed by Avondale Partners in connection with providing its opinion to our board of directors. Some of the summaries of financial analyses performed by Avondale Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Avondale Partners, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Avondale Partners.

Historical Stock Trading Analysis.

Avondale Partners reviewed the historical stock prices and trading characteristics over the last three years of our common stock. The following table compares the offer price with various closing price averages over the preceding three years:

Average Closing
Prices as of
12/17/2003

Offer Price	$4.05
One Week Average	$3.43
One Month Average	$3.35
Three Month Average	$3.13
Six Month Average	$3.04
Nine Month Average	$2.93
One Year Average	$2.83
Two Year Average	$2.72
Three Year Average	$2.55

Comparable Company Analysis.

Based on public and other available information, Avondale Partners calculated the multiples of enterprise value (which Avondale Partners defined as equity value plus debt less cash and cash equivalents) to the latest twelve months (LTM), estimated fiscal year 2003 (FY2003), and estimated fiscal year 2004 (FY2004) revenues, earnings before interest, taxes, depreciation and amortization (EBITDA), and stock price to LTM, estimated FY2003, and estimated FY2004 earnings per share (EPS) for companies in the television broadcasting, diversified media and home shopping industries. The estimated financial data for the comparable companies was based on publicly available research analysts’ estimates and public filings. Avondale Partners believes that the 27 companies listed below have operations similar to some of the operations of our company, but noted that none of these companies have the same management, composition, size, or combination of businesses as our company:

Television Broadcasting

•	Acme Communications, Inc.

•	Fisher Communications, Inc.

•	Granite Broadcasting Corporation

•	Hearst-Argyle Television, Inc.

•	LIN Television Corporation

•	Nexstar Broadcasting Group, Inc.

•	Paxson Communications Corporation

•	Sinclair Broadcast Group, Inc.

•	The Liberty Corporation

•	Young Broadcasting, Inc.

Diversified Media

•	Belo Corporation

•	Emmis Communications Corporation

•	Fox Entertainment Group, Inc.

•	Gannett Company, Inc.

•	Media General Inc.

•	The E.W. Scripps Company

•	Tribune Company

•	Viacom, Inc.

•	The Washington Post Company

Home Shopping

•	Liberty Media

•	ValueVision Media, Inc.

•	InterActiveCorp

The following table sets forth the multiples indicated by this analysis:

Proposed
Transaction
Enterprise Value to:	High	Low	Median	Average	Multiples

TV Broadcasting
LTM Revenues	7.9x	2.9x	4.4x	4.7x	34.4x
Estimated CY 2003 Revenues	8.0x	3.0x	4.6x	4.9x	34.4x
Estimated CY 2004 Revenues	7.7x	2.8x	4.2x	4.5x	34.4x
LTM EBITDA	62.4x	8.3x	19.7x	26.5x	145.3x
Estimated CY 2003 EBITDA	57.8x	12.5x	18.7x	26.2x	145.3x
Estimated CY 2004 EBITDA	33.2x	11.1x	13.7x	19.2x	145.3x
Diversified Media
LTM Revenues	5.1x	2.5x	3.2x	3.5x	34.4x
Estimated CY 2003 Revenues	5.1x	2.6x	3.2x	3.5x	34.4x
Estimated CY 2004 Revenues	4.5x	2.4x	3.0x	3.2x	34.4x
LTM EBITDA	19.5x	11.0x	12.5x	13.6x	145.3x
Estimated CY 2003 EBITDA	16.2x	11.0x	13.5x	13.4x	145.3x
Estimated CY 2004 EBITDA	14.5x	9.3x	11.5x	11.7x	145.3x
Home Shopping
LTM Revenues	17.7x	.9x	3.8x	7.5x	34.4x
Estimated CY 2003 Revenues	7.6x	.9x	3.5x	4.0x	34.4x
Estimated CY 2004 Revenues	6.9x	.8x	2.9x	3.5x	34.4x
LTM EBITDA	88.7x	24.9x	56.8x	56.8x	145.3x
Estimated CY 2003 EBITDA	31.2x	22.4x	26.0x	26.6x	145.3x
Estimated CY 2004 EBITDA	20.5x	13.3x	17.1x	17.0x	145.3x
ALL
LTM Revenues	17.7x	.9x	4.0x	4.6x	34.4x
Estimated CY 2003 Revenues	8.0x	.9x	4.1x	4.1x	34.4x
Estimated CY 2004 Revenues	7.7x	.8x	3.2x	3.8x	34.4x
LTM EBITDA	88.7x	8.3x	14.2x	23.8x	145.3x
Estimated CY 2003 EBITDA	57.8x	11.0x	14.9x	19.9x	145.3x
Estimated CY 2004 EBITDA	33.2x	9.3x	12.5x	15.0x	145.3x

While the comparable company analysis compared our company to 27 companies in the television broadcasting, diversified media and home shopping industries, Avondale Partners did not include every company that could be deemed to be a participant in this same industry or in the specific sectors of this industry.

Avondale Partners also calculated the implied company share price based on the range of revenue and EBITDA valuation multiples based on the comparable company analysis. This calculation resulted in an implied equity value per share range of $(0.94) to $2.14 which compares to the offer price of $4.05 per share.

Precedent Transactions Analysis

Based on public and other available information, Avondale Partners calculated the multiples of enterprise value, which Avondale Partners defined as equity value plus debt less cash and cash equivalents, to LTM revenues and LTM EBITDA implied in the following 27 acquisitions of comparable television and other media companies that have been announced since January 1, 2000:

Completion Date	Name of Acquiror	Name of Target

Television
12/16/03	New Vision Group	KDLH-TV
9/17/03	Liberty Media Corp	QVC
5/22/03	Viacom	Comedy Central
11/12/03	Liberty Media Corp	Liberty Satellite & Tech Inc.
3/21/03	Tribune Co	KPLR-TV & KWBP-TV
7/24/02	Tribune Co	WTTV-TV
10/25/02	Gray Television Inc	Stations Holding Inc
2/20/02	LIN TV Corp	Sunrise Television Corp
5/15/02	Viacom Inc	KCAL-TV
4/30/02	General Electric Co	Granite Broadcasting Corp (KNTV)
3/15/02	Liberty Media Corp	Liberty Digital Inc
6/14/02	Clear Channel Communications	The Ackerly Group
1/23/01	Viacom Inc	BET Holdings
9/13/01	IP Wireless Inc	Magnavision Corp
3/28/01	Hearst-Argyle Television	WMUR-TV
8/18/00	Sinclair Broadcast Group	Grant Television Inc
7/13/01	News Corp Ltd	BHC Communications
7/31/01	News Corp Ltd	Chris-Craft Industries
7/31/01	News Corp Ltd	United Television
12/4/00	The Liberty Corp	Civic Communications
10/2/00	Emmis Communications Corp	Lee Enterprises Inc
Other Media
10/15/03	Cherry Creek Radio	Commonwealth Communications
9/22/03	Univision Communications	Hispanic Broadcasting Corp
6/26/03	Fortsmann Little & Co	Citadel Communications Group
2/21/01	Viacom Inc	Infinity Broadcasting Corp
6/12/00	Tribune Co	Times Mirror Corp
1/12/01	America Online Inc	Time Warner

The following table sets forth the multiples indicated by this analysis and the multiples implied by the proposed transaction:

Proposed
Enterprise Value to:	High	Low	Median	Average	Transaction

Television
LTM Revenues	8.8x	2.2x	4.8x	5.1x	34.4x
LTM EBITDA	26.7x	6.6x	12.0x	13.2x	145.3x
Other Media
LTM Revenues	14.2	2.9x	6.8x	8.4x	34.4x
LTM EBITDA	42.5x	13.6x	22.3x	24.0x	145.3x

No company or transaction used in the comparable company or comparable transaction analyses is identical to our company or Scripps or the transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which our company, Scripps and the transaction are being compared.

Avondale Partners also calculated the implied company share price based on the range of revenue and EBITDA valuation multiples based on the precedent transactions analysis. This calculation resulted in an implied equity value per share range of $(0.82) to $1.10 which compares to the offer price of $4.05 per share.

Premiums Paid Analysis

Avondale Partners reviewed the premiums paid in selected acquisitions in the television, other media, and comparable U.S. acquisitions involving an enterprise value between $100,000,000 and $500,000,000 announced since January 1, 2003. The comparable television and other media transactions are listed below.

Completion Date	Name of Acquiror	Name of Target

Television
11/12/03	Liberty Media Corp	Liberty Satellite & Tech Inc
3/15/02	Liberty Media Corp	Liberty Digital Inc
6/14/02	Clear Channel Communications	The Ackerly Group
7/31/01	News Corp Ltd	BHC Communications Inc
7/31/01	News Corp Ltd	Chris-Craft Industries Inc
7/31/01	News Corp Ltd	United Television Inc
Other Media
9/22/03	Univision Communications Inc	Hispanic Broadcasting Corp
6/26/01	Fortsmann Little & Co	Citadel Communications Corp
2/21/01	Viacom Inc	Infinity Broadcasting Corp
6/12/00	Tribune Co	Times Mirror Co
1/12/01	America Online Inc	Time Warner

Avondale Partners calculated the premiums paid in these television transactions, other media transactions, and all comparable 2003 transactions over the applicable stock price of the acquiring company one day, one week and four weeks prior to the announcement of the acquisition offer.

	Premium One Day prior	Premium One Week	Premium One Month
	to Announcement	prior to Announcement	prior to Announcement

Television
High	46.3%	56.3%	25.7%
Average	27.3%	24.4%	11.1%
Median	26.8%	16.5%	16.8%
Low	10.1%	3.0%	-28.2%
Other Media
High	98.2%	84.2%	131.1%
Average	48.4%	47.1%	56.3%
Median	48.6%	55.8%	68.9%
Low	-6.7%	-12.1%	-7.0%
All 2003 Transactions
High	260.0%	239.6%	267.4%
Average	30.8%	33.3%	38.4%
Median	23.1%	25.7%	28.7%
Low	-19.5%	-17.4%	-27.3%
Proposed Transaction	21.6%	20.2%	24.6%

Avondale Partners noted that the premiums implied by the transaction were 21.6%, 20.2% and 24.6% for the period one day, one week and one month prior to the date of the Avondale Partners opinion. Additionally:

•	The premiums implied by the transaction were 25.4%, 19.1%, and 31.9% for the period one day, one week and one month prior to the date of the signing of the letter of intent regarding the proposed transaction on December 10, 2003.

•	The premiums implied by the transaction were 66.0%, 65.3%, and 90.1% for the period one day, one week, and one month prior to the announcement that the company had hired CobbCorp, LLC to solicit indications of interest from third parties for all or any part of Summit.

Avondale Partners also calculated the implied company share price based on the stock price for selected time periods and the median premiums paid in the selected acquisitions in the television, other media and all comparable transactions for 2003. This calculation resulted in implied equity value per share ranges of $2.49 to $4.22, $3.60 to $5.49, and $2.74 to $4.28, respectively, which compare to the offer price of $4.05. Avondale Partners also calculated the implied company share price based on the stock price for selected time periods and the overall range of premiums paid in the selected acquisitions in the television, other media and all comparable transactions for 2003 which resulted in an implied equity value per share range of $1.53 to $11.99, which compares to the offer price of $4.05 per share. Avondale Partners determined that the more appropriate range of implied company share price values was the range implied by the median premiums paid in the selected acquisitions in the television, other media and all comparable transactions for 2003.

The foregoing description is only a summary of the analyses and examinations that Avondale Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Avondale Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Avondale Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to our board of directors. In addition, Avondale Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis described above and should not be taken to be the view of Avondale Partners with respect to the actual value of Summit.

In performing its analyses, Avondale Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of us or Scripps. The analyses performed by Avondale Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Avondale Partners with respect to the financial fairness of the consideration to be received by our holders of common stock pursuant to the transaction, and were provided to us in connection with the delivery of the Avondale Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, Avondale Partners’ opinion and presentation were among the many factors that we took into consideration in making our determination to approve, and to recommend that our stockholders approve, the transaction.

We agreed to pay Avondale Partners an engagement fee of $275,000, of which $75,000 is payable only if the merger is completed. We paid the balance of $200,000 in connection with the delivery of the opinion. The board of directors was aware of this fee structure and took it into account in considering the Avondale Partners opinion and in approving the transaction. Further, we have agreed to reimburse Avondale Partners for its reasonable out-of-pocket expenses and to indemnify Avondale Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

In the ordinary course of its business, Avondale Partners actively trades the equity securities of Scripps for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. Avondale Partners also currently provides equity research coverage of Scripps. Avondale Partners has in the past made a market in our common stock. Avondale Partners has also performed various investment banking services for us in the past and had received fees for rendering such services.

Purpose and Reasons for the Merger

Our purpose for engaging in the merger is to enable our shareholders, including our unaffiliated shareholders, to receive $4.05 in cash per share, representing a premium to the market price of our common stock prior to announcement of the merger agreement. We also determined to undertake the merger at this time based on the conclusions and reasons of our board of directors described in detail above under “—Background of the Merger” and “—Recommendation of Our Board of Directors.”

Structure of the Merger

The transaction was structured as a merger because, in the opinion of us and Scripps, it was the most efficient structure for the transaction.

Effects of the Merger; Plans or Proposals After the Merger

After the effective time of the merger, holders of common stock will cease to have ownership interests in us or rights as shareholders and, therefore, will neither have the opportunity to share in any of our future earnings and growth nor bear the risk of any losses generated by our operations and any decrease in our value after the merger. As a result of the merger, Scripps will own all of the surviving corporation’s outstanding common stock and will be the sole beneficiary of our future earnings and growth, if any. Similarly, Scripps will also bear the risk of any losses generated by the surviving corporation’s operations and any decrease in value after the merger.

Following the merger, our common stock will no longer be traded on the NASDAQ National Market. In addition, the registration of our common stock under the Securities Exchange Act of 1934 will be terminated under section 12(g)(4) of the Exchange Act. Due to this termination, certain provisions of Section 16(b) of the Exchange Act, and requirements that we furnish a proxy or information statement in connection with shareholders’ meetings, will no longer apply to us. After the effective time of the merger, there will be no publicly traded common stock outstanding.

Risk that the Merger Will Not Be Completed

The closing of the merger is subject to various conditions, including but not limited to the conditions generally described below:

•	the holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting must vote to adopt the merger agreement;

•	the representations and warranties of Summit, Scripps and the wholly-owned subsidiary merger corporation formed by Scripps to merge with us must be true and correct, generally subject to qualifications as to materiality;

•	Summit and Scripps must have performed, in all material respects, their respective obligations under the merger agreement;

•	any applicable waiting period or required approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other similar applicable law must have expired, been terminated or received (early termination of the waiting period was granted by the Federal Trade Commission on January 12, 2004);

•	the FCC must have approved the transfer of control of Summit’s television station to Scripps and, at Scripps’ election, such approval must have become no longer subject to appeal or review;

•	there must be no governmental proceeding involving any challenge to the merger or which is likely to prevent, delay, or make the merger illegal;

•	there must not be any existing or proposed law or regulation or any court order or other action taken by a governmental body which the merger would violate or which would cause any party to the merger to suffer a material adverse consequence; and

•	there must be no laws issued, or any other action taken, by any governmental entity, that restrains, enjoins or otherwise prohibits or makes illegal the completion of the merger.

As a result of the conditions to the completion of the merger, even if the required shareholder approval is obtained, there can be no assurance that the merger will be completed.

We expect that if the merger agreement is not adopted by shareholders, or if the merger is not completed for any other reason, our current management, under the direction of our board of directors, will continue to manage us as an ongoing business. We are not currently considering any other transaction as an alternative to the merger.

Interests of Our Directors and Officers in the Merger

When considering the recommendation of our board of directors with respect to the merger, you should be aware that some members of our board of directors have interests in the merger that are different from, or in addition to, your interests as our shareholder generally and that may create potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. These interests are described below.

Option Cash-Out

In connection with the merger, we anticipate that we will cash out all options to purchase shares of common stock at a price equal to the excess, or spread, of the $4.05 per share merger consideration over the per share exercise price of each option. As of the record date, our directors held options with a positive spread to purchase a total of approximately 2,900,000 shares of common stock. The aggregate spread of the $4.05 per share merger consideration over the per share exercise price of these options is approximately $3,600,000. Included in this amount are options held by George R. Ditomassi, our chief executive officer, and Frank A. Woods, our former co-executive officer, who are members of our board of directors and hold options to purchase approximately 948,000 and 815,000 shares of common stock, respectively. The aggregate spread of the $4.05 per share merger consideration over the per share exercise price of these options held by Mr. Ditomassi and Mr. Woods is approximately $1,600,000 and $1,300,000, respectively.

Indemnification of Directors and Officers; Director’s and Officer’s Insurance

The merger agreement provides that the surviving corporation will honor all of our obligations to indemnify and hold harmless, to the extent not paid by insurance, our present and former officers and directors for acts or omissions that occurred prior to the merger to the extent provided under Tennessee law and under our charter and bylaws in effect on December 18, 2003. Scripps has also agreed to separately indemnify and hold harmless, to the extent not paid by insurance, our present and former officers and directors for acts or omissions that occurred prior to the merger, except that Scripps is not required to provide indemnification for losses arising from the indemnified parties’ gross negligence, wanton malfeasance, willful or illegal conduct or conduct that was intentionally injurious to Summit. These obligations will continue for six years after the completion of the merger.

Mr. Woods’ Employment by Scripps Networks

When Summit (then called Shop At Home, Inc.) sold a 70% interest in the Shop At Home Network to Scripps in October 2002, Frank A. Woods was the co-chief executive officer and a director of Summit. At that time, Mr. Woods’ employment with Summit was terminated, and he became an employee of Scripps, as president of the Network. Since October 2002, Mr. Woods has remained a director of Summit. Mr. Woods attended our board meetings but did not participate in the deliberations over the merger, and he abstained from all votes by our board of directors to approve the merger with Scripps.

Mr. Woods has entered into an employment agreement with Scripps Networks, Inc., dated January 1, 2004, by which he is employed as chairman of Shop At Home Network, LLC. The one-year agreement automatically renews for an additional year unless Mr. Woods or Scripps Networks elects not to renew the agreement. Mr. Woods’ annual base compensation is $325,000, and he participates in Scripps’ executive bonus plan with a target bonus opportunity of up to 35% of his base compensation. Scripps Networks may terminate Mr. Woods’ employment for cause, and either Mr. Woods or Scripps Networks may terminate the employment agreement upon 30 days advance written notice for any reason. If Scripps Networks terminates the agreement without cause, or if Mr. Woods terminates the agreement because of a material breach by Scripps Networks, Mr. Woods is entitled to his then per annum rate of salary for a one year period following the termination. Mr. Woods was granted 1,000 restricted Class A common shares of The E.W. Scripps Company under Scripps’ 1997 Long Term Incentive Plan, and he is also eligible under the Plan to receive future grants of stock options.

Office Building

In September 1999 we entered into a lease agreement with INSOUTH Bank whereby we leased a portion of an office building located adjacent to our Nashville facilities. INSOUTH Bank is controlled by J.D. Clinton, chairman of the board of directors of Summit and a principal shareholder. When we sold the 70% interest in the Network to Scripps in October 2002, the bank continued to lease a portion of the building to the Network, which assumed our lease with INSOUTH. Mr. Clinton is currently negotiating on behalf of INSOUTH a modification of the lease arrangement that would add the second floor of the building to the currently rented space, would adjust the base rental amount and annual increases, and would extend the term of the lease with the Network through April 1, 2007.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with a special meeting of our shareholders.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held on March 30, 2004, at 10:00 a.m., local time, at the offices of Wachovia Bank, N.A., 5801 Pelican Bay Boulevard, Naples, Florida 34108.

Proposal to be Considered at the Special Meeting

At the special meeting, holders of common stock will be asked to vote on a proposal to adopt an Agreement and Plan of Merger, dated as of December 18, 2003, between us and Scripps.

Record Date

Our board of directors has fixed the close of business on March 1, 2004, as the record date for the special meeting and only holders of common stock on the record date are entitled to notice of and to vote at the special meeting. On that date, there were approximately 645 holders of record of common stock, and 44,114,385 outstanding shares of common stock entitled to vote at the special meeting.

Voting Rights; Vote Required for Adoption

At the special meeting, you will be entitled to one vote for each share of common stock you held of record as of March 1, 2004.

In order to have a quorum at the special meeting, a majority of the total number of all outstanding shares of common stock entitled to vote as of the record date must be present in person or by proxy. Holders of our Class A preferred stock and our Class D preferred stock are not entitled to vote at the special meeting.

If your shares of common stock are held in “street name” by your bank or broker, your bank or broker will vote your shares, but only if you provide written instructions to your bank or broker on how to vote. You should follow the procedures provided by your bank or broker regarding how to instruct it to vote these shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on the adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the proposal to adopt the merger agreement. This is called a broker non-vote.

Under Tennessee law, the merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the adoption of the merger agreement.

Our transfer agent, Computershare Trust Company, Inc., will tabulate the votes.

Voting and Revocation of Proxies

Shareholders of record may submit proxies by mail, by telephone or over the Internet. After carefully reading and considering the information contained in this document, you should complete, date and sign your proxy card and mail the proxy card in the enclosed return envelope as soon as possible so that those shares of common stock are represented at the special meeting, even if you plan to attend the special meeting in person. You can also submit your proxy by telephone by calling the number on your proxy card or over the Internet by visiting the website designated on your proxy card. You must have your control number and proxy card available if you intend to vote using the telephone or Internet. If voting by telephone, follow the instructions on your proxy card and use the telephone keypad to submit any required information and your vote after the appropriate voice prompts. If voting over the Internet, please follow the on-screen instructions and the instructions on your proxy card. Do not send in your stock certificates with your proxy card.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specific vote or abstention, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” the proposal to adopt the merger agreement and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the meeting or any adjournment of the meeting. You may also vote in person by ballot at the special meeting. Our board of directors is not currently aware of any business to be brought before the special meeting other than the matters described in this document.

Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering a written revocation to us in care of our transfer agent, Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401;

•	by delivering a proxy of a later date by mail, Internet or telephone;

•	by attending the special meeting and voting in person; however, your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting; or

•	if you have instructed a broker to vote your shares, by following the directions received from your broker to change those instructions.

Solicitation of Proxies

We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by such persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, telegram or other means of communication, by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

THE MERGER

This section of the document describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer you for a more complete understanding of the merger. In addition, we incorporate important business and financial information into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” that begins on page 39 of this document.

Effective Time of Merger

If the merger agreement is adopted by the requisite vote of our shareholders and the other conditions to the merger are satisfied, or waived to the extent permitted pursuant to the merger agreement, the merger will be consummated and become effective at the time articles of merger are filed with the Secretary of State of the State of Tennessee or at any later time as we and Scripps agree upon and specify in the articles of merger. If the shareholders adopt the merger agreement, the parties intend to complete the merger as soon as practicable thereafter.

We or Scripps may terminate the merger agreement prior to the effective time of the merger in certain circumstances, whether before or after the adoption of the merger agreement by shareholders. Additional details about how the merger agreement can be terminated and the effect of termination are described in “The Merger Agreement—Termination of the Merger Agreement” below.

Payment of Merger Consideration and Surrender of Stock Certificates

Common Stock

If we complete the merger, Scripps will be the sole shareholder of Summit, and each holder of our common stock will be entitled to receive $4.05 in cash without interest, less required withholding taxes, if any, for each share of common stock that the holder owns. See “Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders.” Scripps has designated U.S. Bank Trust National Association as the paying agent to make the cash payments contemplated by the merger agreement. At or prior to the effective time of the merger, Scripps will deposit in trust with the paying agent funds in an aggregate amount equal to the merger consideration for all shareholders. The paying agent will deliver to you your merger consideration according to the procedure summarized below.

•	At the effective time of the merger, we will close our stock ledger. After that time, if you present common stock certificates to the surviving corporation, the surviving corporation will exchange them for cash as described in this section.

•	Promptly after the effective time of the merger, the surviving corporation will send you, or cause to be sent to you, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration.

•	The paying agent will promptly pay you your merger consideration after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent any other items specified by the letter of transmittal.

•	Interest will not be paid or accrue on the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

•	If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.

•	You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

•	The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

•	After the merger, you will cease to have any rights as a shareholder of Summit, with the exception of the right to surrender your certificate in exchange for payment of the cash consideration.

•	One hundred and eighty days after the merger occurs, the paying agent will return to the surviving corporation all funds in its possession, and the paying agent’s duties will terminate. After that time, shareholders may surrender their certificates to the surviving corporation and, subject to applicable abandoned property, escheat and similar laws, will be entitled to receive the merger consideration without interest, less required withholding taxes, if any. Neither we, nor the paying agent, nor the surviving corporation, nor Scripps nor any other person will be liable to any shareholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

Preferred Stock

We have issued and outstanding two classes of preferred stock: Series A preferred stock and Series D preferred stock. On the record date of March 1, 2004, we had 3,718 shares of Series A preferred stock issued and outstanding and 3,000 shares of Series D preferred stock issued and outstanding.

The holders of our Series A preferred stock have no voting rights unless such rights are granted by statute. These holders have the right to receive a dividend equal to $0.10 per share per annum. In addition, these holders have the right at any time to convert each share of Series A preferred stock into one share of our common stock or cash equal to $10.00 per share plus any accrued and unpaid dividends. If we complete the merger, each holder of our Series A preferred stock will be entitled to receive $10.00 in cash without interest, plus any accrued and unpaid dividends, less required withholding taxes, if any, for each share of Series A preferred stock that the holder owns. The payment of this amount of cash will be accomplished in the same manner and using the same procedures as described above for our common stock.

Scripps is the holder of all of our shares of Series D Preferred Stock. If we complete the merger, these shares of Series D Preferred Stock will be converted into the same number of shares of preferred stock of the surviving corporation.

Accounting Treatment

For U.S. accounting and financial reporting purposes, the merger is intended to be treated as a purchase by Scripps of Summit under generally accepted accounting principles.

Fees and Expenses of The Merger

We estimate that if we complete the merger, fees and expenses incurred in connection with the merger will be approximately as follows:

Legal fees and expenses	$525,000
Accounting fees and expenses	16,500
Marketing consultant fee, financial advisor fee and expenses	385,000
Printing, proxy solicitation and mailing costs	43,500
Regulatory filing fees	89,730
Miscellaneous	10,000

Total	$1,060,730

Whether or not the merger is completed and except as otherwise provided in the merger agreement, all fees and expenses in connection with the merger will be paid by the party incurring those fees and expenses.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, requires Summit and Scripps to provide certain information to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission. Following the submissions, a waiting period must expire or be terminated before the merger can be completed. On December 31, 2003, Summit and Scripps each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On January 12, 2004, Summit and Scripps were each granted early termination of the waiting period by the Federal Trade Commission.

The Communications Act of 1934, as amended, requires Summit and Scripps to file an application with the Federal Communications Commission for its approval of a transfer of control of our five television stations from Summit to Scripps. On December 31, 2003, Summit and Scripps filed the required applications with the FCC. On February 27, 2004, the FCC approved the applications, and the FCC’s approval becomes no longer subject to review or appeal on April 12, 2004, if no appeals are filed and if the FCC does not decide to review the approval.

Dissenters’ Rights

Under Tennessee law, the holders of our common stock do not have the right to dissent from the approval of the merger and to obtain payment of the “fair value” of the holders’ shares of common stock.

THE MERGER AGREEMENT

This section of the document describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated into this document by reference and attached as Appendix A to this document. We urge you to read the full text of the merger agreement.

Completion of the Merger

The merger will be completed when articles of merger are filed with the Secretary of State of the State of Tennessee. The articles of merger will be filed as soon as practicable after the satisfaction or waiver of the closing conditions in the merger agreement if the merger agreement has not been terminated, which closing conditions and termination provisions are described below. The parties may agree to a later time for the effective time of the merger and designate such effective time in the articles of merger.

We hope to complete the merger shortly following receipt of the required shareholder approval to adopt the merger agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	there must be no governmental proceeding involving any challenge to the merger or which is likely to prevent, delay, or make the merger illegal;

•	there must not be any existing or proposed law or regulation or any court order or other action taken by a governmental body which the merger would violate or which would cause any party to the merger to suffer a material adverse consequence; and

•	there must be no laws issued, or any other action taken, by any governmental entity, that restrains, enjoins or otherwise prohibits or makes illegal the completion of the merger.

Conditions to Scripps’ Obligations

The obligations of Scripps to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	each of our representations and warranties in the merger agreement must have been accurate as of the date of the agreement, and must be accurate, in all material respects, as of the effective time of the merger;

•	we must have performed or complied with, in all material respects, all of our obligations under the merger agreement that must be performed or complied with at or prior to the effective time of the merger;

•	we must deliver to Scripps certain documents, including the articles of merger signed by us, the opinions of our counsel as to certain legal matters concerning the merger, a certificate of each of our directors and officers that none of them knows of any indemnification claim any of them have against Summit, and other documents that Scripps may reasonably request to facilitate the completion of the merger;

•	we must not have any indebtedness to a third party other than indebtedness to Scripps; and

•	the FCC must have approved the transfer of control of our television stations to Scripps and the approval must not be subject to any further appeals or review.

Conditions to Summit’s Obligations

Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	each of Scripps’ representations and warranties in the merger agreement must have been accurate as of the date of the agreement, and must be accurate, in all material respects, as of the effective time of the merger;

•	Scripps must have performed or complied with, in all material respects, all of its obligations under the merger agreement that must be performed or complied with at or prior to the effective time of the merger;

•	Scripps must deliver to us certain documents, including the articles of merger signed by the merger subsidiary and other documents that we may reasonably request to facilitate the completion of the merger; and

•	the FCC must have approved the transfer of control of our television stations to Scripps.

Agreement to Recommend

Our board of directors has agreed to recommend that our shareholders adopt the merger agreement at the special meeting.

No Solicitation of Other Offers; Our Ability to Accept a Superior Proposal

The merger agreement provides that we will not, and will not authorize or permit any of our affiliates or representatives, to:

•	solicit, initiate or knowingly encourage any proposal or offer requesting or requiring us to be involved with (1) any merger, business combination or other similar transaction other than the merger with Scripps, (2) any sale or other disposition or encumbrance of any FCC license, any television station, or any other assets representing 10% or more of our assets, (3) any acquisition by any person or group of beneficial ownership or the right to acquire beneficial ownership of 10% or more of our outstanding voting securities or (4) any issuance, sale or grant of any additional shares of our capital stock, or options, warrants or rights of any kind to acquire, any shares of our capital stock, which, when aggregated with all other such issuances, sales or grants after the date of the merger agreement, constitute, on a fully-diluted basis, 10% or more of our capital stock (any of these types of proposals are referred to below as an “Acquisition Proposal”);

•	enter into any agreement with respect to any Acquisition Proposal; or

•	participate in any discussions regarding, or take any action to knowingly facilitate any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

Nothing in the merger agreement, however, prevents us, with the authorization of our board of directors, at any time prior to termination of this Agreement from doing the following:

•	providing information in response to a request by a person who has delivered to our board an unsolicited Acquisition Proposal that is more likely than not to lead to a “Superior Proposal” (described below), if our board receives from the person requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) no less favorable to us and no less restrictive on the person requesting such information than those contained in the confidentiality agreement we previously executed with Scripps; or

•	engaging in discussions with a person who has delivered to our board an Acquisition Proposal and a confidentiality agreement, but only to the extent that, (1) our board determines in good faith that the Acquisition Proposal, if accepted, is more likely than not to be consummated, (2) our board determines in good faith that the Acquisition Proposal would, if consummated, result in a transaction that is more favorable to our shareholders (with respect to financial and other terms) than the Scripps transaction and (3) our board determines in good faith that the failure to engage in discussions with respect to the Acquisition Proposal would constitute a breach of its fiduciary duties to our shareholders under applicable laws (any Acquisition Proposal as to which such determinations are made is referred to as a “Superior Proposal”).

We have agreed to promptly advise Scripps of the party making and the terms of any Acquisition Proposal received and any inquiries made with respect to any Acquisition Proposal.

We may terminate this Agreement at any time prior to the date our shareholders approve the merger if:

•	our board authorizes us to enter into a binding agreement that constitutes a Superior Proposal if our board has determined, in good faith, that the board would breach its fiduciary duties to our shareholders under applicable laws by failing to terminate this Agreement so as to enter into the Superior Proposal binding agreement, and, when taking that action, we notify Scripps that we intend to terminate the merger agreement with Scripps;

•	Scripps does not make, within 15 days of receipt of our notification of our intention to enter into a binding agreement for a Superior Proposal, an offer that our board determines is at least as favorable to our shareholders as the Superior Proposal with respect to financial and other material terms; provided that, during the 15 days following our receipt of such a notification from Scripps, we will consider and discuss in good faith with Scripps all proposals submitted by Scripps; and we agree not to enter into a binding agreement for the Superior Proposal until at least the 16th day after the Scripps notification; and

•	either (A) we pay Scripps (1) an amount equal to all fees and expenses that have been paid or that may become payable by or on behalf of Scripps in connection with the merger, but in no event to exceed $1,500,000, and (2) a non-refundable fee in an amount equal to $6,000,000 (we refer to these fees together as the “Break-up Fee”), or (B) Scripps waives the payment of the Break-up Fee, in which event Scripps may pursue all remedies available to it at law or in equity. If Scripps does not waive the payment of the Break-up Fee, the payment of the Break-up Fee will be the exclusive remedy to Scripps under the merger agreement in the event of the termination by us based upon our acceptance of a Superior Proposal.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by mutual consent of us and Scripps.

In addition, either we or Scripps may terminate the merger agreement if:

•	there is any law or regulation that makes the merger illegal or if consummation of the merger would violate any non-appealable final order, decree or judgment of any governmental body having competent jurisdiction;

•	the merger has not been consummated on or before June 15, 2004, provided that such right to terminate the merger agreement will not be available to any party whose failure to perform or satisfy any covenant, condition or obligation of such party under the merger agreement is the cause of such delay; and

•	any of the representations or warranties of the other party contained in the merger agreement are inaccurate in any material respect, and such inaccuracy cannot reasonably be expected to be cured on or prior to June 15, 2004, and, in our case, the failure of any representation and warranty to satisfy the foregoing standard would reasonably be expected to have a material adverse effect on Summit.

Scripps may terminate the merger agreement, if:

•	we have not obtained shareholder approval by April 16, 2004;

•	provided Scripps is not then in material breach of any of its obligations under the merger agreement, we fail to satisfy in any material respect any obligation in the merger agreement when satisfaction of the obligation is due and we do not cure the failure within 20 business days after Scripps gives us notice of our failure;

•	our board withdraws or changes its recommendation to shareholders to adopt the merger agreement; or

•	we enter into an agreement with respect to a Superior Proposal.

     We may terminate the merger agreement if:

•	provided we are not then in material breach of any of our obligations under the merger agreement, Scripps fails to satisfy in any material respect any obligation in the merger agreement when satisfaction of the obligation is due and Scripps does not cure the failure within 20 business days after we give Scripps notice of its failure; or

•	we accept a Superior Proposal and comply with the provisions of the merger agreement regarding our consideration and acceptance of a Superior Proposal.

If the merger agreement is terminated because we fail to receive shareholder approval by April 16, 2004, and a competing bid for acquisition of Summit or its assets has already been announced to the public, or if we accept a Superior Proposal, then we are required to pay Scripps the Break-Up Fee. If the merger agreement is terminated for another reason, all further obligations of the parties under the merger agreement will terminate (other than certain rights to indemnification); but if the merger is terminated by a party because of the inaccuracy of the other party’s representations and warranties or the material breach by the other party of any of its obligations under the merger agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

Conduct of Business Pending the Merger

The merger agreement provides that between the date of the merger agreement and the effective date of the merger, we will:

•	conduct our business only in the ordinary course of business;

•	use our best efforts to preserve intact our current business organization, keep available the services of our current officers, employees, and agents, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees and others having business relationships with us;

•	operate our television stations in compliance in all material respects with the terms of their FCC licenses and all applicable legal requirements;

•	confer with Scripps concerning operational matters of a material nature;

•	not cause or authorize any cable television system located within the designated market area of any of our television stations to refuse to carry the signal of such television station; and

•	otherwise report periodically to Scripps, at Scripps’ reasonable request, concerning the status of our business, operations, and finances.

In addition, between the date of the merger agreement and the effective date of the merger, we will not, without Scripps’ prior consent, take any affirmative action, or fail to take any reasonable action within our control, which might make the following likely to occur:

•	the payment or increase of any compensation to any director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer, or (except in the ordinary course of business) employee;

•	the adoption of, or increase in the payments to or benefits under any employee benefit plan for or with our employees;

•	damage to or loss of any asset or property owned or used by us that would materially and adversely affect us;

•	entry into or termination of any contract or transaction involving a total remaining commitment by or to us of at least $25,000 except in the ordinary course of business;

•	the disposition of any asset owned or used by us or the imposition of an encumbrance on any material asset owned or used by us;

•	cancellation or waiver of any claim or right with a value to us of over $25,000; or

•	a material change in the accounting methods used by us.

Representations and Warranties

We and Scripps have made representations and warranties in the merger agreement regarding aspects of both companies, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters with respect to each party:

•	due organization, valid existence and good standing of the respective corporations;

•	corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement and the ancillary agreements;

•	absence of any conflict or violation of organizational documents, third party contracts or laws as a result of entering into and carrying out the obligations of the merger agreement;

•	governmental and regulatory approvals required to complete the merger; and

•	brokers’ fees.

In addition, we have made further representations and warranties to Scripps relating to the following subject matters:

•	capitalization;

•	ownership of subsidiary capital stock and the absence of restrictions with respect to capital stock of any subsidiary;

•	filings and reports with the Securities and Exchange Commission;

•	the accuracy of our financial statements and other books and records;

•	the condition and sufficiency of our assets;

•	the absence of undisclosed liabilities;

•	tax matters;

•	employee benefit plans;

•	compliance with governmental authorizations;

•	litigation;

•	absence of certain changes and events since the date of our most recent annual report filed with the Securities and Exchange Commission on Form 10-K;

•	material contracts;

•	insurance;

•	environmental matters;

•	labor and employment matters;

•	intellectual property;

•	FCC matters; and

•	relationship with affiliates.

Covenants of Scripps

Scripps has certain obligations and responsibilities under the merger agreement. Scripps must use its reasonable best efforts to satisfy the conditions to which it has agreed in order for us to close the merger.

For a period of six years following the effective time of the merger, Scripps shall observe, to the fullest extent permitted by Tennessee law, all rights to indemnification in favor of those persons who are, or were, directors and officers of Summit at or prior to the date of the merger agreement by reason of written indemnification agreement and applicable law.

Covenants of Summit

We also have other obligations and responsibilities under the merger agreement. Among other things, we must:

•	afford Scripps and its representatives full and free access to our personnel, properties, contracts, books and records, and other documents and data, and furnish Scripps with such additional financial, operating, and other data and information as it reasonably requests;

•	promptly notify Scripps in writing if we become unable to comply with the merger agreement, or become aware of any breach of our covenants;

•	use our reasonable best efforts to satisfy the conditions to which we have agreed in order for Scripps to close the merger;

•	prepare and file with the Securities and Exchange Commission preliminary proxy materials for the solicitation of shareholders’ approval of the merger, and cause the proxy statement, which must comply in all material respects with applicable law and the rules and regulations promulgated by the SEC, to be mailed to our shareholders as promptly as practicable;

•	use our best efforts to hold and convene the special shareholders meeting;

•	use our reasonable best efforts to have the holders of outstanding vested options exercise their options before or at the time of the closing of the merger, and use our reasonable best efforts to purchase options for which the exercise price exceeds $4.05 in a manner satisfactory to Scripps; and

•	amend or modify, to Scripps’ satisfaction, our Rights Agreement dated June 1, 2001.

Covenants of All of the Parties

The merger agreement provides that we and Scripps will cooperate to make all filings required by law in order to consummate the merger. We and Scripps also agreed, among other things, to do the following:

•	prepare and file the notification required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (for which early termination of the waiting period was received on January 12, 2004);

•	prepare and file applications with the FCC requesting the FCC’s consent to the transfer of control of the FCC licenses for our television stations;

•	use reasonable best efforts to obtain all necessary consents, waivers, authorizations or permits from all applicable governmental entities or third parties, and to refrain from taking any action that would impair the completion of the merger; and

•	furnish, review and consult with each other concerning the information required in any filing or written materials to be submitted to any governmental entity or third party.

Public Announcements

Unless otherwise agreed to in writing by both parties, neither Scripps nor we shall make any disclosure regarding the merger except to the extent that, in the opinion of counsel, disclosure is required by law, but only after prior notice to and consultation with the other party. We and Scripps must consult with each other concerning the means by which our employees, customers, and suppliers and others having dealings with us will be informed of the merger, and Scripps has the right to be present for any such communication.

Confidentiality Agreement

The parties have acknowledged that the confidentiality agreement, which we entered into with Scripps on September 26, 2003 (described in “Special Factors—Background of the Merger”), will continue in full force and effect.

Amendment, Extension and Waiver

The parties may amend the merger agreement or waive compliance of any provisions of the merger agreement at any time before the completion of the merger, which must be in writing. At any time before the completion of the merger, each of the parties may extend the other’s time for the performance of any of the obligations under the merger agreement or waive any inaccuracies in the other’s representations and warranties.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF
THE MERGER TO OUR SHAREHOLDERS

The following is a summary of United States federal income tax consequences of the merger to shareholders whose shares of common stock are converted into the right to receive cash in the merger. The discussion is based on the Internal Revenue Code of 1986, as amended, Department of the Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all in effect as of the date of this proxy statement and all subject to change, possibly with retroactive effect. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our shareholders. The discussion applies only to shareholders who hold shares of common stock as capital assets within the meaning of the Internal Revenue Code of 1986, as amended. This discussion does not apply to shares of common stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules.

This discussion also does not discuss the United States federal income tax consequences to any Summit shareholder who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it address the tax considerations arising under the laws of any state, local or foreign jurisdiction.

In addition, if a shareholder is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of each partner of such partnership will depend upon the status of the partner and upon the activities of the partnership. A shareholder that is a partnership, and the partners in such partnerships, are urged to consult their own tax advisers regarding the tax consequences of the merger.

Exchange of Common Stock for Cash

The receipt of cash for shares of common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who surrenders shares of common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the shares of common stock surrendered. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than one year at the time of the consummation of the merger. There are limitations on the deductibility of capital losses.

Backup Withholding

Under the United States federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of shares is entitled pursuant to the merger agreement, unless the shareholder provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other shareholders), certifies that such number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with such backup withholding tax rules. Each of our shareholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

The description of the United States federal income tax consequences of the merger set forth above is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder is urged to consult the shareholder’s tax adviser regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger, including the application of state, local and foreign tax laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents the beneficial ownership of our common stock, as of March 1, 2004, by our directors and executive officers and by all directors, director nominees and executive officers as a group:

		Amount and Nature of	Percent of
Name of Beneficial Owner(1)	Position	Beneficial Ownership	Class

J.D. Clinton (2)	Chairman of the Board	3,228,331	7.3%
	and Director

George R. Ditomassi (3)	President, Chief	954,500	2.1%
	Executive Officer,
	and Director

Charles W. Bone (4)	Secretary and Director	275,000	*

Frank A. Woods (5)	Director	820,000	1.8%

Don C. Stansberry, Jr. (6)	Director	39,300	*

Caroline Beasley (7)	Director	10,000	*

J. Edward Pearson (8)	Director	10,000	*

All Directors and executive officers as a group — 7 persons		5,335,631	11.5%

* Less than 1.0%

(1)	In addition to those shares over which the person has voting power or investment power, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this document upon the exercise of options and warrants. Each beneficial owner’s percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this proxy statement have been exercised.

(2)	Mr. Clinton’s address and the address of SAH Holdings, Ltd. (“SAH”), is 400 Fifth Avenue South, Suite 205, Naples, Florida 34102. SAH is a Florida limited partnership, and Gatehouse Equity Management Corporation, a Tennessee corporation (“GEM”), is its sole general partner. Mr. Clinton is chairman, a director and the sole shareholder of GEM. SAH currently owns 1,520,930 shares of Common Stock. Clinton Investments, Ltd., a Florida limited partnership of which GEM is the sole general partner, owns 1,286,176 shares of Common Stock. GEM owns 38,400 shares of Common Stock. Mr. Clinton individually holds options to purchase 231,250 shares of stock from Summit. Mr. Clinton’s wife owns, individually, 13,280 shares of Common Stock. Two trusts, the beneficiaries of which are members of Mr. Clinton’s immediate family, own 138,295 shares of Common Stock in the aggregate. All of the listed shares are assumed to be beneficially owned by Mr. Clinton.

(3)	Includes options to purchase 947,500 shares.

(4)	Includes 82,500 shares held by a limited partnership for which Mr. Bone is the general partner, and also includes options to purchase 192,500 shares.

(5)	Includes options to purchase 815,000 shares.

(6)	Includes options to purchase 30,000 shares.

(7)	Includes options to purchase 10,000 shares.

(8)	Includes options to purchase 10,000 shares.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

Our board of directors is not aware of any matters to be presented for action at the special meeting other than those described in this document. If other matters should properly come before the special meeting, it is intended that the holders of proxies solicited by this proxy statement will vote on those matters in their discretion. However, the proxies do not grant authority to vote on any proposal to adjourn the special meeting for the purpose of soliciting further proxies in favor of the adoption of the merger agreement.

Shareholder Proposals

Due to the contemplated consummation of the merger, we do not currently expect to hold a 2004 annual meeting of shareholders because, following the merger, we will not be a publicly held company. If the merger is not consummated for any reason, under Securities and Exchange Commission rules, the deadline for receipt of shareholder proposals for the annual meeting will be announced by us in a quarterly report on Form 10-Q. Any proposal received after a deadline announced by us on Form 10-Q will not be considered at any such annual meeting in 2004 (if a meeting were to be held). All shareholder proposals must also comply with the applicable requirements of the Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. Copies of documents filed by us with the Securities and Exchange Commission are also available at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

You may request a copy of documents we have filed with the Securities and Exchange Commission by writing to, telephoning or e-mailing our corporate headquarters.

Requests for documents should be directed to:

George R. Ditomassi President and Chief Executive Officer Summit America Television, Inc. 400 Fifth Avenue, Suite 205 Naples, Florida 34102 Telephone: 786/206-0047

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.

You may also access our public documents on our website, at www.summitamericatv.com, under “Public Filings” and “Press Releases.”

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from the information contained in this document. This proxy statement is dated March 4, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

between

SUMMIT AMERICA TELEVISION, INC.

and

THE E.W. SCRIPPS COMPANY

December 18, 2003

-i-

-ii-

-iii-

AGREEMENT AND PLAN OF MERGER

     This Agreement is made as of December 18, 2003, between The E.W. Scripps Company, an Ohio corporation (“Parent”), and Summit America Television, Inc., a Tennessee corporation (“Company”).

RECITALS

     1.     Parent desires to acquire the business and properties of Company by means of a taxable merger of a Tennessee corporation to be formed and to be wholly owned by Parent (“Merger Sub”) with and into Company on the terms and conditions set forth herein and in the Articles of Merger substantially in the form attached hereto as Exhibit 1A (the “Articles of Merger”).

     2.     The separate existence of Merger Sub shall cease at the Effective Time (as hereinafter defined) and Company shall thereafter survive as a wholly owned subsidiary of Parent.

     3.     Concurrent with the execution and delivery of this Agreement, certain shareholders of Company have executed and delivered to Parent a Voting Agreement dated as of the date hereof, in substantially the form of Exhibit 1B (the “Voting Agreement”) under which such shareholders, among other things, have agreed to vote in favor of the Merger.

AGREEMENTS

     The parties, intending to be legally bound, agree as follows:

ARTICLE I. DEFINITIONS

          Section 2.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified in this Section:

               “1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and rules and regulations issued pursuant thereto.

               “Acquisition Proposal” is defined in Section 5.6(a).

               “Affiliate” means, with respect to any Person, any other Person (a) that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, (b) that is a general partner, director, manager, trustee or principal officer of, or a limited partner owning more than 10% of, or that serves in a similar capacity with respect to, such Person, or (c) of which such Person is a general partner, director, manager, trustee or principal officer or a limited partner owning more than 10% of, or with respect to which such Person serves in a similar capacity. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or to cause the direction of the management or policies of the Person in question through the ownership of voting securities or by contract or otherwise.

          “Articles of Merger” is defined in the Recitals.

          “Break-Up Fee” is defined in Section 5.6(b).

          “Closing” is defined in Section 2.2.

          “Closing Date” means the date and time as of which the Closing actually takes place.

          “Communications Act” means the Communications Act of 1934, as amended and the rules and regulations promulgated thereunder.

          “Company” is defined in the first paragraph of this Agreement.

          “Company Stock Option” is defined in Section 2.5(h).

          “Confidentiality Agreement” means the Confidentiality Agreement between Parent and Company dated September 26, 2003.

          “Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

          “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the merger of Merger Sub into Company, (b) the execution, delivery, and performance of this Agreement and the Articles of Merger; and (c) the performance by Parent and Company of their respective covenants and obligations under this Agreement.

          “Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied).

          “Damages” is defined in Section 12.2.

          “Effective Time” means Section 2.3.

          “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

          “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

          “Environmental, Health, and Safety Liabilities” means any cost, damages, liability or other obligation arising under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) any fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) any financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action” include the types of activities covered by the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., as amended.

          “Environmental Law” means any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

          “ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and rules and regulations issued pursuant to thereto.

          “Facilities” means any real property and any buildings, plants, structures, towers, studios, transmitters or other equipment affixed to real property currently (or at any time formerly) owned, occupied, leased, licensed, used or operated by Company or any Subsidiary.

          “FCC” means the Federal Communications Commission.

          “GAAP” means generally accepted United States accounting principles, applied on a consistent basis.

          “Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          “Governmental Body” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          “HSR Act” is defined in Section 7.2.

          “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or Company or any Subsidiary.

          “Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof.

          “IRC” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor law, and all rules and regulations promulgated by the IRS pursuant thereto.

          “IRS” means the U.S. Internal Revenue Service or any successor agency, and, to the extent relevant, the U.S. Department of the Treasury.

          “Indemnitees” is defined in Section 7.3.

          “Intellectual Property Assets” is defined in Section 3.21.

          An individual will be deemed to have “Knowledge” of a particular fact or matter if he or she is actually aware of such fact or matter or if a prudent individual could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter. A Person other than an individual will be deemed to have “Knowledge” of a particular fact or matter if any individual who is serving as a director, executive officer, member, governor, manager (with respect to a partnership or limited liability company), partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or matter in accordance with the preceding sentence.

          “Legal Requirement” means any Order, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty of any Governmental Body.

          “Merger” is defined in Section 2.1.

          “Merger Consideration” means the consideration to be provided in exchange for common stock, Series A Preferred Stock, or Series D Preferred Stock of the Company in accordance with Section 2.5.

          “Merger Sub” is defined in the Recitals.

          “Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

          “Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

          “Ordinary Course of Business” means an action taken by a Person only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of such Person’s normal day-to-day operations; (b) such action is not required to be authorized by such Person’s board of directors or managers (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by such Person’s parent company (if any) or other equity holders; and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or managers (or by any Person or group of Persons exercising similar authority) in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

          “Organizational Documents” means (a) the articles or certificate of incorporation and bylaws or code of regulations of a corporation; or (b) the articles of organization or certificate of formation or similar document and the limited liability company agreement or operating agreement or similar document of a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

          “Parent” is defined in the first paragraph of this Agreement.

          “Paying Agent” is defined in Section 2.7(a).

          “Payment Fund” is defined in Section 2.7(b).

          “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

          “Plan” is defined in Section 3.13.

          “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          “Proxy Statement” is defined in Section 5.8.

          “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

          “Representative” means with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

          “Scripps SAH Companies” means The Scripps Shop At Home Holding Company and Shop At Home Network, LLC.

          “SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Body.

          “Securities Act” means the Securities Act of 1933, as amended, or any successor law, and rules and regulations issued pursuant thereto.

          “Shareholder Approval” is defined in Section 5.7.

          “Shareholders Meeting” is defined in Section 5.8.

          “Shareholders Vote” is defined in Section 5.8.

          “Subsidiary” means any corporation, more than 20% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is or was since 1986 owned by Company and/or one or more Subsidiaries of Company and (b) any limited liability company, partnership, association, joint venture, or other entity in which Company and/or one or more Subsidiaries has or had since 1986 greater than a 20% equity interest, but excluding the Scripps SAH Companies.

          “Superior Proposal” is defined in Section 5.6(a).

          “Surviving Corporation” is defined is Section 2.1.

          “Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license or withholding on amounts paid to or by Company or any Subsidiary, payroll, employment, excise, severance, stamp occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign), (b) any liability of Company or any Subsidiary for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period prior to the Closing Date, and (c) any liability of Company or any Subsidiary for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify any other Person.

          “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          “TBCA” means the Tennessee Business Corporation Act.

          A claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (in writing) or any notice has been given (in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

          “Voting Agreement” is defined in the Recitals.

ARTICLE II. MERGER; CLOSING

          Section 2.1 Merger. On and subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into Company, the separate corporate existence of Merger Sub will cease and Company will thereafter continue as the surviving corporation (the “Surviving Corporation”) in the merger (the “Merger”).

          Section 2.2 Closing. The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Bone McAllester Norton PLLC at 511 Union Street, Suite 1600, Nashville, Tennessee, 37219, at 10:00 a.m. (local time) five days after satisfaction of the conditions set forth in Sections 8.1, 8.2, 8.3, and 8.4, or at such other time and place as the parties may agree.

          Section 2.3 Effectiveness of Merger. On the Closing Date, subject to the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Merger, (a) Merger Sub and Company shall execute and deliver the Articles of Merger and file such Articles of Merger and, if required by law, this Agreement, with the Secretary of State of the State of Tennessee pursuant to TBCA §48-21-107. The Merger will become effective as of the filing of the Articles of Merger with the Secretary of State of the State of Tennessee or at such later date and time as may be specified in the Articles of Merger (the “Effective Time”).

          Section 2.4 Effect of the Merger.

          (a) The Merger will have the effect set forth in the TBCA. The Surviving Corporation shall, after the Effective Time, take all action (including executing and delivering any document) in its name and on its behalf in order to carry out and effectuate the Contemplated Transactions.

          (b) The charter of Merger Sub shall be the charter of the Surviving Corporation until thereafter amended as provided therein and in accordance with the TBCA. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the TBCA. The officers and directors of Merger Sub immediately prior to the Effective Time will be the officers and directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s charter and by-laws and the TBCA.

          Section 2.5 Conversion and Exchange of Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of Merger Sub, Company or Parent, or any holder of Company common stock or preferred stock:

          (a) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, shall be converted into and exchanged for one validly issued, fully paid, and nonassessable share of common stock of the Surviving Corporation.

          (b) Each share of common stock, $.0025 par value per share, of Company issued and outstanding immediately prior to the Effective Time (other than any share of common stock of the Company subject to Section 2.5(e)) will be exchanged for the right to receive cash in the amount of $4.05.

          (c) Each share of Series A Preferred Stock, $10.00 par value per share, of Company issued and outstanding immediately prior to the Effective Time (other than any share of Series A Preferred Stock of the Company subject to Section 2.5(e)) will be exchanged for the right to receive cash in an amount equal to the Liquidation Preference (as defined in Company’s Charter) of such share in accordance with Company’s Charter.

          (d) Each share of Series D Preferred Stock, $10.00 par value per share, of Company issued and outstanding immediately prior to the Effective Time will be converted into one share of Preferred Stock, $10 par value per share, of the Surviving Corporation.

          (e) Each share of common stock, Series A Preferred Stock and Series D Preferred Stock of Company owned by Company immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (f) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of common stock, Series A Preferred Stock and Series D Preferred Stock of Company shall cease to be outstanding and shall be cancelled and retired and each holder thereof shall thereafter cease to have any rights with respect to such shares of stock of Company except the right to receive, without interest, the Merger Consideration in accordance with this Section 2.5 upon the surrender of a certificate representing such shares.

          (g) At the Effective Time, all outstanding options to purchase shares of common stock of Company (each, a “Company Stock Option”) then outstanding and unexercised shall be converted into and represent a right to acquire shares of common stock of Surviving Corporation on identical terms, except that the number of shares underlying each such Company Stock Option shall be an amount representing a percentage of common stock of the Surviving Corporation substantially equal to the percentage of Company common stock underlying such Company Stock Option on a fully diluted basis.

          Section 2.6 Closing of Transfer Books. At the Effective Time, the stock transfer books of Company will be closed with respect to all shares of common stock and preferred stock of Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of common stock or preferred stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company stock certificate is presented to the Paying Agent or to Parent, such stock certificate shall be cancelled and surrendered for cash as provided in Section 2.7.

          Section 2.7 Surrender of Certificates.

          (a) Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with Parent’s Corporate Secretary or a third party selected by Parent (the “Paying Agent”), cash sufficient to pay the cash consideration under Section 2.5(b) and (c). The cash amounts so deposited with the Paying Agent are referred to collectively as the “Payment Fund.”

          (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to the record holders of common stock and Series A Preferred Stock of Company (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of stock certificates shall be effected, and risk of loss and title to stock certificates shall pass, only upon delivery of such stock certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of stock certificates in exchange for cash. Upon surrender to the Paying Agent of a stock certificate for common stock or Series A Preferred Stock of Company, together with a duly executed letter of transmittal, and such other documents as may be reasonably required by the Paying Agent or Parent, (i) the holder of such stock certificate shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 2.5(b) or (c), and (ii) the stock certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.7, each stock certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by Section 2.5. If any stock certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any Merger Consideration, require the owner of such lost, stolen or destroyed stock certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent or Parent with respect to such stock certificate. In the event that any shares of common stock or preferred stock of Company to be exchanged hereunder secure any indebtedness owing to Company, the cash consideration which the holder of such shares is entitled to receive shall be reduced by the amount of such indebtedness. In addition, at the request of an option holder electing to exercise options contemporaneously with the Effective Time, the cash consideration which such holder is entitled to receive for the shares of common stock underlying such options shall be reduced by the amount of the exercise price of such options.

          (c) Any portion of the Payment Fund that remains undistributed to holders of stock certificates of Company as of the date 180 days after the Effective Time shall become the general funds of Parent.

          (d) The Paying Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of common stock or preferred stock of Company such amounts as may be required to be deducted or withheld therefrom under the IRC or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of common stock or preferred stock of Company or to any other Person for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

          Section 2.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full right, title and possession of and to all rights and property of Company, the officers and directors of Parent shall be fully authorized (in the name of Parent, in the name of Company or otherwise) to take such action.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent as follows:

          Section 3.1 Organization and Good Standing.

          (a) Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement. Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Company.

          (b) Each Subsidiary and its jurisdiction of organization is listed on Schedule 3.1(b). Each Subsidiary is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conductions and to own or use the properties and assets that it purports to own. Each Subsidiary is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on such Subsidiary.

          (c) Company has delivered to Parent copies of its and each Subsidiary’s Organizational Documents, as currently in effect.

          Section 3.2 Authority; No Conflict.

          (a) This Agreement constitutes the legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms. Company’s Board of Directors has approved the Contemplated Transactions and has resolved to recommend the Contemplated Transactions for Shareholder Approval.

          (b) Except as set forth in Schedule 3.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Company, or (B) any resolution adopted by the board of directors or the shareholders of Company;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Company or a Subsidiary, or any of the assets owned or used by Company or a Subsidiary, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Company or a Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by, Company or a Subsidiary;

          (iv) cause Parent or Company or any Subsidiary to become subject to, or to become liable for the payment of, any Tax;

          (v) cause any of the assets owned or used by Company or a Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Body;

          (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Company or a Subsidiary is bound;

          (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Company or a Subsidiary; or

          (viii) contravene, conflict with, or result in a violation, breach, or acceleration of any provision of any employment agreement between Company or any Subsidiary and any employee of Company or such Subsidiary.

          Except as set forth in Schedule 3.2, neither Company nor a Subsidiary is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

          (c) No provision of any Tennessee anti-takeover law applies to the Contemplated Transactions.

          Section 3.3 Capitalization.

          (a) Company. The classes and number of authorized shares of each class of capital stock of Company, the number of issued and outstanding shares of such capital stock of Company, and the number of options, offers, warrants, conversion rights, agreements, or other rights to subscribe for or to purchase from Company shares of its capital stock are set forth on Schedule 3.3(a). Except as set forth on Schedule 3.3(a), Company has no other equity securities of any class issued, reserved for issuance, or outstanding. Except as set forth on Schedule 3.3(a), there are no outstanding options, offers, warrants, conversion rights, agreements, or other rights to subscribe for or to purchase from Company shares of its capital stock. No shares of Company carry, and no shareholder of Company has been granted, any preemptive rights. Except as set forth on Schedule 3.3(a), Company is not obligated under any provision of its Organizational

Documents, or under any arrangement, Contract, plan, or understanding, to liquidate, redeem, or otherwise repurchase any equity or other securities of Company. Other than this Agreement, except as set forth on Schedule 3.3(a), no arrangement, Contract, plan, or understanding exists pursuant to which Company has any obligation or any Person has any right relating to the issuance, sale, or transfer of any equity or other securities of Company. Except with respect to the Scripps SAH Companies and the Subsidiaries, Company does not own, nor does it possess any right under a Contract or otherwise to acquire, any equity or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

          (b) Subsidiaries. The classes and number of authorized shares of each class of capital stock of each Subsidiary, the number of issued and outstanding shares of such capital stock of each Subsidiary, and the number of options, offers, warrants, conversion rights, agreements, or other rights to subscribe for or to purchase from each Subsidiary shares of its capital stock are set forth on Schedule 3.3(b). Schedule 3.3(b) sets forth the record and beneficial owner and holder of all issued and outstanding shares of capital stock of each Subsidiary (the “Subsidiary Shares”). Except as set forth on Schedule 3.3(b), all of the Subsidiary Shares are held free and clear of all Encumbrances. All of the issued and outstanding Subsidiary Shares are duly authorized, validly issued, fully paid, and non-assessable, and were issued in conformity with all applicable state and federal securities laws. No Subsidiary has any equity securities of any class issued, reserved for issuance, or outstanding, other than its Subsidiary Shares. There are no outstanding options, offers, warrants, conversion rights, agreements, or other rights to subscribe for or to purchase from any Subsidiary shares of its capital stock. No Subsidiary Shares carry, and no holder of any Subsidiary Shares has been granted, any preemptive rights. No Subsidiary is obligated under any provision of its Organizational Documents, or under any arrangement, Contract, plan, or understanding, to liquidate, redeem, or otherwise repurchase any equity or other securities of such Subsidiary. No arrangement, Contract, plan, or understanding exists pursuant to which any Subsidiary has any obligation or any Person has any right relating to the issuance, sale, or transfer of any equity or other securities of such Subsidiary. Except with respect to the Scripps SAH Companies and other Subsidiaries, no Subsidiary owns, or possesses any right under a Contract or otherwise to acquire, any equity or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

          Section 3.4 Financial Statements; SEC Compliance. Since June 30, 1997, Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). A complete list of the SEC Documents is set forth on Schedule 3.4 and except to the extent available in full without redaction on the SEC’s web site through EDGAR, Company has delivered to Parent copies of all SEC Documents, including all certifications and statements required in connection with the Sarbanes-Oxley Act of 2002. Company has also delivered to Parent all comment letters received by Company from the SEC since January 1, 2001 and all responses to such comment letters by or on behalf of Company. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, Company’s financial statements included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP (except as may be otherwise indicated in such financial statements or the notes thereto, or in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of Company to Parent that is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Schedule 3.4 lists, and Company has delivered to Parent copies of documentation creating or governing, all securitization transactions and off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K of the SEC) effected by Company or any Subsidiary since January 1, 2001. Deloitte & Touche, which has expressed its opinion with respect to the financial statements of Company and its Subsidiaries included in the SEC Documents (including the related notes), is and has been throughout the periods covered by such financial statements (a) a registered public accounting firm as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (y) “independent” with respect to Company within the meaning of Regulation S-X and, (z) with respect to Company, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Schedule 3.4 lists all non-audit services performed by Deloitte & Touche for Company and its Subsidiaries since January 1, 2001.

          Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the 1934 Act; such controls and procedures are effective to ensure that all material information concerning Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Company’s filings with the SEC and other public disclosure documents. To Company’s knowledge, except as disclosed on Schedule 3.4, each director and executive officer of Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the 1934 Act and the rules and regulations thereunder since January 1, 2001.

          Section 3.5 Books and Records. The books of account, minute books, stock record books, and other records of Company and each Subsidiary, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of

Company and each Subsidiary contain accurate and complete records of all meetings held of, and action taken by, the shareholders or members and Board of Directors, managers, and committees thereof, and no meeting of any such shareholders, members, Board of Directors, managers, or committee has been held for which minutes have not been prepared and are not contained in such minute books except for meetings held after December 17, 2003 solely for the purpose of considering the Contemplated Transactions (each of which will be provided to Parent as soon as they are available and in no event later than the Closing). At the Closing, Company and each Subsidiary will be in possession of all of its books and records.

          Section 3.6 Facilities.

          (a) Schedule 3.6(a) contains a complete and accurate list of all Facilities and indicates whether such Facilities are currently or formerly owned, occupied, leased, licensed, used or operated by Company or its Subsidiaries and the dates such use commenced and, if applicable, ceased. Company has made available to Parent originals or authentic copies of all originals of all policies of title insurance, surveys, deeds, leases, Contracts and Encumbrances relating to each of the Facilities now owned, occupied, leased, licensed, used or operated by Company or any Subsidiary.

          (b) Company or a Subsidiary owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence), or has valid and subsisting rights to occupy, lease, license, use and operate, all the properties and assets comprising the Facilities (whether real, personal, or mixed and whether tangible or intangible) that it purports to now own, lease, license or otherwise possess as reflected in its books and records. Except as set forth on Schedule 3.6(b), all properties and assets of Company and each Subsidiary comprising the Facilities are free and clear of all Encumbrances and are not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature, except for (i) liens for current taxes not yet due, (ii) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property or assets subject thereto, or impairs the operations of the Company or any Subsidiary, and (iii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property or assets subject thereto. All of the Facilities lie wholly within the boundaries of the real property validly owned, leased, licensed, occupied or used by such entity and none encroaches upon the property of, or otherwise conflict with the property rights of, any other Person.

          (c) The Facilities now owned, leased, licensed or otherwise possessed by Company or a Subsidiary are operable, and are adequate for the uses to which they are being put. The Facilities not owned by Company or a Subsidiary are subject to valid Contracts granting Company or a Subsidiary all rights necessary to occupy, possess, use and operate the Facilities for their intended purposes in the Ordinary Course of Business and such rights are sufficient for the continued conduct of the business of Company and each Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

          Section 3.7 Condition and Sufficiency of Assets. All assets and properties (whether real, personal, or mixed and whether tangible or intangible) now owned, leased, licensed, or otherwise possessed by Company and its Subsidiaries, as reflected in its books and records, constitute all of the assets and properties (real, personal, or mixed and tangible or intangible) necessary to operate the business of Company and the Subsidiaries as previously operated by Company and the Subsidiaries in the Ordinary Course of Business (collectively, the “Assets”). Subject to Section 3.6 with respect to the Facilities and Section 3.21 with respect to the Intellectual Property, Company or a Subsidiary owns good and marketable title or has valid and subsisting rights to lease, license, use and operate all of the Assets, free and clear of all Encumbrances.

          Section 3.8 Accounts Receivable. All accounts receivable of Company that are reflected on the accounting records of Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible by Company, net of the respective reserves shown on the accounting records of Company. Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.8 contains a complete and accurate list of all Accounts Receivable as of December 15, 2003, which list sets forth the aging of such Accounts Receivable.

          Section 3.9 Inventory. Neither Company nor any Subsidiary has any inventory.

          Section 3.10 No Undisclosed Liabilities. Except as set forth in Schedule 3.10, neither Company nor any Subsidiary has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against on the face of Company’s September 30, 2003 balance sheet and current liabilities incurred in the Ordinary Course of Business since September 30, 2003.

          Section 3.11 Taxes.

          (a) Company and the Subsidiaries have timely filed or caused to be timely filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of entities, in compliance with applicable Legal Requirements and all Taxes owed by Company and the Subsidiaries (whether or not shown on any Tax Returns) have been timely paid. All such Tax Returns are true, correct and complete. Company has made available to Parent copies of all such Tax Returns filed since June 30, 1999. Schedule 3.11 contains a complete and accurate list of all income Tax Returns filed since June 30, 1997. Company and the Subsidiaries have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to all Tax Returns or otherwise, or pursuant to any assessment received by Company or a Subsidiary, except such Taxes, if any, as are listed in Schedule 3.11 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the applicable accounting records.

               (b) The United States federal and state income Tax Returns of Company and the Subsidiaries subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through June 30, 1999. None of such Tax Returns have been audited. Schedule 3.11 contains a complete and accurate list of all audits of all such Tax Returns including a reasonably detailed description of the nature and outcome of each audit. No adjustments have been made to Tax Returns filed by Company or a Subsidiary or any group of corporations including Company or a Subsidiary for all taxable years since June 30, 1997. Neither Company nor a Subsidiary is under audit (or received a notice indicating an intent to audit) for any Tax Returns or has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Company or a Subsidiary or for which Company or a Subsidiary may be liable.

               (c) The charges, accruals, and reserves with respect to Taxes on the respective books of Company and each Subsidiary are adequate (determined in accordance with GAAP) and are at least equal to Company’s and such Subsidiary’s respective liability for Taxes. There exists no proposed Tax assessment against Company or any Subsidiary. No claim has ever been made by an authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any Subsidiary.

               (d) (i) None of Company or any Subsidiary has filed with respect to Company or any Subsidiary, or any property held by the Company or any Subsidiary any consent under IRC §341(f), (ii) no property of the Company or any Subsidiary is “tax exempt use property” within the meaning of IRC §168(h), (iii) none of the Company or any Subsidiary is a party to any lease made pursuant to §168(f)(8) of the Internal Revenue Code of 1954, and (iv) none of Company or any of the Subsidiaries has agreed or is required to make any adjustment under IRC §481(a) by reason of a change in method of accounting or otherwise that will affect the liability of Company or the Subsidiary for Taxes.

               (e) Company and each Subsidiary has withheld and paid all Taxes required by law to have been withheld and paid and have complied in all respects with all rules and regulations relating to the withholding or remittance of Taxes (including, without limitation, employee-related Taxes).

               (f) None of Company or any Subsidiary is a party to an Contract or arrangement that, individually or collectively, would give rise to any payment (whether in cash or property) that would not be deductible pursuant to IRC §§162(a)(1), 162(m) or 280G.

               (g) The Company has not been and is not a United States real property holding corporation within the meaning of IRC §897.

               (h) (i) None of Company or the Subsidiaries is a party to any Tax allocation, indemnity or sharing agreement; (ii) none of Company or the Subsidiaries has any liability for Taxes of any Person (A) under Treasury Regulation §1.1502-6, (B) as transferee or successor, (C) by Contract, or (D) otherwise; and (iii) neither Company nor a Subsidiary has been a member of an affiliated group (as that term is defined in the IRC) filing a consolidated federal income Tax return other than a group the common parent of which was Company.

               (i) Neither the Company nor any of its Subsidiaries has distributed stock of another corporation, nor had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by IRC §355 or §361.

          Section 3.12 Employee Benefits. (a) As used in this Section, the following terms have the following meanings:

          “Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by Company or an ERISA Affiliate.

          “Company Plan” means all Plans of which Company or an ERISA Affiliate is or was a Plan Sponsor, or to which Company or an ERISA Affiliate otherwise contributes or has contributed, or in which Company or an ERISA Affiliate otherwise participates or has participated.

          “ERISA Affiliate” means any other Person that, together with Company, would be treated as a single employer under IRC §414.

          “Other Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary or wages, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC §132.

          “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

          “Pension Plan” is defined in ERISA §3(2)(A).

          “Plan” is defined in ERISA §3(3).

          “Plan Sponsor” is defined in ERISA §3(16)(B).

          “Qualified Plan” means any Company Plan that meets or purports to meet the requirements of IRC §401(a).

          “Welfare Plan” is defined in ERISA §3(1).

          (b) (i) Schedule 3.12(b)(i) contains a complete and accurate list of (A) all ERISA Affiliates, and (B) all Plans of which Company or any such ERISA Affiliate is or was a Plan Sponsor, in which Company or any such ERISA Affiliate participates or has participated, or to which Company or any such ERISA Affiliate contributes or has contributed. Neither Company nor any ERISA Affiliate has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any voluntary employees’ benefit association under IRC §501(c)(9), Pension Plan subject to Title IV of ERISA or multi-employer plan as defined in ERISA §3(37)(A). Neither Company has or has ever had any employees or sponsored any Plan or Other Benefit Obligation.

          (ii) Schedule 3.12(b)(ii) contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations and identifies as such all Company Plans that are defined benefit Pension Plans or Qualified Plans.

          (iii) Schedule 3.12(b)(iii) sets forth a calculation of Company’s or any Subsidiary’s liability for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether Company or a Subsidiary is required by Statement 106 to disclose such information.

          (iv) Schedule 3.12(b)(iv) sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

          (c) Company has delivered to Parent:

          (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Company is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required;

          (ii) all personnel, payroll, and employment manuals and policies;

          (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by Company and the ERISA Affiliates, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

          (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

          (v) all registration statements filed with respect to any Company Plan;

          (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

          (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan and Company Other Benefit Obligation;

          (viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

          (ix) all notifications to employees of their rights under ERISA §601 et seq. and IRC §4980B;

          (x) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

          (xi) all notices that were given by Company or any ERISA Affiliate or any Company Plan to the IRS, PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.12;

          (xii) all notices that were given by the IRS, PBGC, or the Department of Labor to Company, any ERISA Affiliate, or any Company Plan within the four years preceding the date of this Agreement; and

          (xiii) the most recent determination letter for each Qualified Plan.

          (d) Except as set forth in Schedule 3.12(d):

          (i) Company and each ERISA Affiliate have performed all of their respective obligations under all Company Plans and Company Other Benefit Obligations. Company and each ERISA Affiliate have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

          (ii) No statement, either written or oral, has been made by Company or any ERISA Affiliate to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have, individually or in the aggregate, a material adverse economic consequence to a Company or Parent.

          (iii) Company and each ERISA Affiliate, with respect to all Company Plans and Company Other Benefits Obligations are, and each Company Plan and Company Other Benefit Obligation is, in full compliance with ERISA, the IRC, and other applicable Legal Requirements, including the provisions of such Legal Requirements expressly mentioned in this Section 3.12, and with any applicable collective bargaining agreement.

          (iv) No transaction prohibited by ERISA §406 and no “prohibited transaction” under IRC §4975(c) have occurred with respect to any Company Plan with respect to which there is no statutory or regulatory exemption.

          (v) Company has no liability to the IRS with respect to any Company Plan, including any liability imposed by Chapter 43 of the IRC.

          (vi) Company has no liability to the PBGC with respect to any Company Plan or has any liability under ERISA §502 or §4071.

          (vii) All filings required by ERISA and the IRC as to each Company Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

          (viii) All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC §162 or §404. No amount, or any asset of any Company Plan is subject to tax as unrelated business taxable income.

          (ix) Each Company Plan can be terminated within 30 days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

          (x) Since June 30, 1999, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation.

          (xi) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

          (xii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to Company’s Knowledge, Threatened.

          (xiii) No Company Plan is a stock bonus, money purchase pension, or defined benefit pension plan within the meaning of IRC §401(a).

          (xiv) Each Qualified Plan is qualified in form and operation under IRC §401(a); each trust for each such Qualified Plan is exempt from federal income tax under IRC §501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust.

          (xv) Company and each ERISA Affiliate has met the minimum funding standard, and has made all contributions required, under ERISA §302 and IRC §402.

          (xvi) Company and each ERISA Affiliate has paid all amounts due to the PBGC pursuant to ERISA §4007.

          (xvii) Neither Company nor any ERISA Affiliate has filed a notice of intent to terminate any Company Plan or has adopted any amendment to treat a Company Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA §4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

          (xviii) No amendment has been made, or is reasonably expected to be made, to any Company Plan that has required or could require the provision of security under ERISA §307 or IRC §401(a)(29).

          (xix) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any Company Plan.

          (xx) The actuarial report for each Pension Plan of Company and each ERISA Affiliate fairly presents the financial condition and the results of operations of each such Pension Plan in accordance with GAAP.

          (xxi) Since the last valuation date for each Pension Plan of Company and each ERISA Affiliate, no event has occurred or circumstance exists that would increase the amount of benefits under any such Pension Plan or that would cause the excess of Pension Plan assets over benefit liabilities (as defined in ERISA §4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

          (xxii) No reportable event (as defined in ERISA §4043 and in regulations issued thereunder) has occurred.

          (xxiii) Company has no Knowledge of any facts or circumstances that may give rise to any liability of Company, a Subsidiary or Parent to the PBGC under Title IV of ERISA.

          (xxiv) Except to the extent required under ERISA §601 et seq. and IRC §4980B, neither Company nor any ERISA Affiliate provides health or welfare benefits for any retired or former employee nor is it obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

          (xxv) Company has the right to modify and terminate benefits to retirees (other than Pension Plans) with respect to both retired and active employees.

          (xxvi) Company has complied with the provisions of ERISA §601 et seq. and IRC §4980B.

          (xxvii) No payment that is owed or may become due to any director, officer, employee, or agent of Company will be non-deductible to Company or subject to tax under IRC §280G or §4999; nor will Company be required to “gross up” or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person.

          (xxviii) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit under any Company Plan or Company Other Benefit Obligation, nor will it trigger the payment of severance or termination pay under any policy, plan, procedure, practice or agreement to any employee of Company or any Subsidiary.

          (xxix) Company and each Subsidiary is in material compliance with its obligations to its employees under the Health Insurance Portability and Accountability Act of 1996.

          Section 3.13 Compliance; Governmental Authorizations.

          (a) Except as set forth in Schedule 3.13(a):

          (i) each of Company and each Subsidiary is and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets and is in compliance with the current listing and corporate governance requirements of Nasdaq;

          (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Company or a Subsidiary of, or a failure on the part of Company or a Subsidiary to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Company or a Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

          (iii) neither Company nor a Subsidiary has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Company or a Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (b) Schedule 3.13(b) contains a complete and accurate list of each Governmental Authorization that is held by Company or each Subsidiary or that otherwise relates to the business of, or to any of the assets owned or used by, the Company and its Subsidiaries. Each Governmental Authorization listed or required to be listed in Schedule 3.13(b) is valid and in full force and effect. Except as set forth in Schedule 3.13(b):

          (i) Company and each Subsidiary is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.13(b);

          (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.13(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.13(b);

          (iii) neither Company nor a Subsidiary has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

          (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.13(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

          The Governmental Authorizations listed in Schedule 3.13(b) collectively constitute all of the Governmental Authorizations necessary to permit Company and its Subsidiaries to lawfully conduct and operate their business in the manner they currently conduct and operate such business and to permit Company and its Subsidiaries to own and use their assets in the manner in which they currently own and use such assets.

          Section 3.14 Legal Proceedings; Orders.

          (a) Except as set forth in Schedule 3.14, there is no pending Proceeding:

          (i) that has been commenced by or against Company or a Subsidiary or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Company or the Subsidiaries; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

          To Company’s Knowledge, no such Proceeding has been Threatened. Except as specifically referenced in Schedule 3.14 as having a material adverse effect, the Proceedings listed in Schedule 3.14 will not have a material adverse effect on the business, operations, assets, condition, or prospects of Company or any Subsidiary.

          (b) Except as set forth in Schedule 3.14:

          (i) there is no Order to which Company or any Subsidiary, or any of the assets owned or used by Company or any Subsidiary, is subject;

          (ii) Neither Company nor any Subsidiary is subject to any Order that relates to the business of, or any of the assets owned or used by, Company or a Subsidiary; and

          (iii) no officer, director, agent, or employee of Company or a Subsidiary is subject to any Order that prohibits such Person from engaging in or continuing any conduct, activity, or practice relating to the business of Company and the Subsidiaries.

          (c) Except as set forth in Schedule 3.14:

          (i) Each of Company and each Subsidiary is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

          (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Company or a Subsidiary, or any of the assets owned or used by Company or a Subsidiary, is subject; and

          (iii) neither Company nor a Subsidiary has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Company or a Subsidiary, or any of the assets owned or used by Company or a Subsidiary, is or has been subject.

          Section 3.15 Absence of Certain Changes and Events. Since December 31, 2002, except as set forth on Schedule 3.15, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Company, and no event has occurred or circumstance exists that may result in such a material adverse change. Neither Company nor any Subsidiary has taken any steps, and none of them currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does Company or any Subsidiary have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Except as set forth in Schedule 3.15, since December 31, 2002, Company and each Subsidiary has conducted its business only in the Ordinary Course of Business and there has not been any:

          (a) payment or increase by Company or any Subsidiary of any bonuses, salaries, or other compensation to any director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or (except in the Ordinary Course of Business) employee;

          (b) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Company or any Subsidiary;

          (c) damage to or destruction or loss of any asset or property owned or used by Company or any Subsidiary, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Company or any Subsidiary;

          (d) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, affiliation or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Company or any Subsidiary of at least $25,000 except in the Ordinary Course of Business;

          (e) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property owned or used by the Companies or mortgage, pledge, or imposition of any Encumbrance on any material asset or property owned or used by Company or any Subsidiary;

          (f) cancellation or waiver of any claims or rights with a value to Company or any Subsidiary in excess of $25,000;

          (g) material change in the accounting methods used by Company or any Subsidiary; or

          (h) agreement, whether oral or written, by Company or a Subsidiary to do any of the foregoing.

          Section 3.16 Contracts; No Defaults.

          (a) Schedule 3.16(a) contains a complete and accurate list, and Company has delivered to Parent true and complete copies, of:

          (i) each Contract that involves performance of services or delivery of goods or materials by Company or a Subsidiary of an amount or value in excess of $25,000;

          (ii) each Contract that involves performance of services or delivery of goods or materials to Company or a Subsidiary of an amount or value in excess of $25,000;

          (iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Company or a Subsidiary in excess of $25,000;

          (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property by Company or a Subsidiary (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

          (v) each licensing agreement or other Contract to which Company or a Subsidiary is a party that pertains to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any intellectual property;

          (vi) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Company or a Subsidiary with any other Person;

          (vii) each Contract containing covenants that in any way purport to restrict the business activity of Company or a Subsidiary or any Affiliate of a Company or limit the freedom of Company or a Subsidiary or any Affiliate of a Company to engage in any line of business or to compete with any Person;

          (viii) each Contract providing for payments to or by Company or a Subsidiary based on sales, purchases, or profits, other than direct payments for goods;

          (ix) each power of attorney binding on Company or any Subsidiary that is currently effective and outstanding;

          (x) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Company or a Subsidiary to be responsible for consequential damages;

          (xi) each Contract for capital expenditures by Company or a Subsidiary in excess of $25,000;

          (xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Company or a Subsidiary other than in the Ordinary Course of Business;

          (xiii) each agreement or contract, whether written or verbal, that is a talent or programming agreement or contract or in any way obligates Company to pay any royalty, residual, license fee or other similar payment in respect of any third party’s literary, artistic, trademark, copyright, music performance, master use, synchronization or other similar intellectual property rights or their publicity, privacy or publishing or other similar intellectual property rights; and

          (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

          (b) Except as set forth in Schedule 3.16(b), no officer, director, or employee of Company or any Subsidiary is bound by any Contract that purports to limit the ability of such Person to (A) engage in or continue any conduct, activity, or practice relating to the business of Company, or (B) assign to Company or any other Person any rights to any invention, improvement, or discovery.

          (c) Except as set forth in Schedule 3.16(c), each Contract listed or required to be listed in Schedule 3.16(a) is in full force and effect and is valid and enforceable in accordance with its terms.

          (d) Except as set forth in Schedule 3.16(d):

          (i) each of Company and each Subsidiary is and has been in full compliance with all applicable terms and requirements of each Contract listed or required to be listed in Schedule 3.16(a);

          (ii) each other party to each Contract listed or required to be listed in Schedule 3.16(a) is, to Company’s Knowledge, in full compliance with all applicable terms and requirements of such Contract;

          (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Company or a Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract listed or required to be listed in Schedule 3.16(a); and

          (iv) neither Company nor a Subsidiary has given to or received from any other Person, at any time since June 30, 1999, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract listed or required to be listed in Schedule 3.16(a), except for notices of violations, breaches or defaults, the results of which would not result in the ability for the other party to such Contract to exercise a right or remedy that could have a material adverse effect on Company or any Subsidiary.

          (e) To Company’s Knowledge, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Company or any Subsidiary or with respect to the business of Company or a Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

          (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by Company and the Subsidiaries have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

          (g) Company is not a party to any Contract with any other Person, nor involved in any discussions or other relations with any other Person, that could give rise to any liability on the part of Parent to such other Person by reason of Company considering, entering into, consummating or performing the Contemplated Transactions or any portion thereof.

          Section 3.17 Insurance.

          (a) Schedule 3.17(a) lists all claims made policies currently held and all occurrence policies held during the past ten years by Company or any Subsidiary. Company has made available to Parent true and complete copies of all policies of insurance to which Company or a Subsidiary is a party or under which Company or a Subsidiary, or any director, officer or manager of Company or a Subsidiary, is or has been covered at any time within the five years preceding the date of this Agreement, copies of all pending applications for policies of insurance; and any statement by the auditor of Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

          (b) Schedule 3.17(b) sets forth, by year, for the current policy year and each of the five preceding policy years a summary of the loss experience under each policy and a statement describing each claim under an insurance policy for an amount in excess of $10,000.

          (c) Except as set forth on Schedule 3.17(c):

          (i) All policies to which Company or a Company is a party or that provide coverage to Company, a Subsidiary, or any director, officer or manager of Company or a Subsidiary (A) are valid, outstanding and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of Company and the Subsidiaries; (D) are sufficient for compliance with all Legal Requirements and Contracts to which Company or a Subsidiary is a party or by which any of them is bound; (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Company or a Subsidiary.

          (ii) Neither Company nor a Subsidiary has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

          (iii) Each of Company and each Subsidiary has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to Company or any Subsidiary or their business or any director, officer or manager thereof.

          (iv) Company and the Subsidiaries have given notice to the insurer of all material claims that may be insured thereby.

          Section 3.18 Environmental Matters. Except as set forth in Schedule 3.18:

          (a) Each of Company and each Subsidiary is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Company nor Subsidiary has or has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Company or a Subsidiary has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Company, a Subsidiary, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (b) There are no Hazardous Materials present on or in the Environment at the Facilities. None of Company, Subsidiary, or any other Person for whose conduct they are or may be held responsible has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Company or a Subsidiary has or had an interest except in full compliance with all applicable Environmental Laws.

          (c) There has been no Release or, to Company’s Knowledge, threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Company or a Subsidiary has or had an interest.

          (d) Company has delivered to Parent accurate and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Company or a Subsidiary pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Company, a Subsidiary, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

          Section 3.19 Employees.

          (a) Schedule 3.19 contains a complete and accurate list as of the date of this Agreement of the following information for each employee of Company or any Subsidiary, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since June 30, 2003; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Company Plan.

          (b) No employee of Company or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person (a “Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee of Company or such Subsidiary, or (ii) the ability Company or the Subsidiaries to conduct their respective businesses, including any Proprietary Rights Agreement with Company or a Subsidiary. To Company’s Knowledge, as of the date of this Agreement, no officer or other key employee of Company or any Subsidiary intends to terminate his employment.

          (c) No employee of Company or any Subsidiary is a party to an employment agreement, nor will the Merger contemplated herein, or employment terminations or actions following the Effective Time, if any, result in the obligation to pay any severance, termination or other type of separation pay.

          Section 3.20 Labor Relations; Compliance. Since June 30, 2000, neither Company nor any Subsidiary has been a party to any collective bargaining or other labor Contract. Except as set forth on Schedule 3.20, since June 30, 2000, there has not been, there is not presently pending or existing, and to Company’s Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Company or any Subsidiary relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Company or any Subsidiary, or (c) any application for certification of a collective bargaining agent. To Company’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute by employees of Company or any Subsidiary. There is no lockout of any employees by Company or any Subsidiary, and no such action is contemplated by Company or any Subsidiary. Company and each Subsidiary have complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Neither Company nor any Subsidiary is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

          Section 3.21 Intellectual Property.

          (a) Intellectual Property Assets. As used in this Agreement, the term “Intellectual Property Assets” includes:

          (i) all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications and rights to station call letters and call signs (collectively, “Marks”);

          (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

          (iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”);

          (iv) all rights in mask works (collectively, “Rights in Mask Works”); and

          (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”)

          in each case owned, used, or licensed by Company or any Subsidiary as licensee or licensor.

          (b) Agreements. Schedule 3.21(b) contains a complete and accurate list and summary description, including any royalties paid or received by Company, of all Contracts relating to the Intellectual Property Assets to which Company or any Subsidiary is a party or by which Company or any Subsidiary is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $25,000 under which Company or a Subsidiary is the licensee. There are no outstanding and, to Company’s Knowledge, no Threatened disputes or disagreements with respect to any such Contract.

          (c) Know-How Necessary for the Business. The Intellectual Property Assets are all those necessary for the operation of the business of Company and each Subsidiary as it is currently conducted. Either Company or a Subsidiary is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and Company and each Subsidiary has the right to use without payment to a third party all of the Intellectual Property Assets.

          (d) Patents. Except for commercially available software applications and as disclosed on Schedule 3.21(d), neither Company nor any Subsidiary owns or uses any Patents.

          (e) Marks.

          (i) Schedule 3.21(e) contains a complete and accurate list and summary description of all Marks. Company or a Subsidiary is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances.

          (ii) All Marks that have been registered with the U.S. Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the Closing Date.

          (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Company’s Knowledge, no such action is Threatened with the respect to any of the Marks.

          (iv) To Company’s Knowledge, there is no potentially interfering trademark or trademark application of any third party.

          (v) Except as Schedule 3.21, no Mark is infringed or, to Company’s Knowledge, has been challenged or threatened in any way. None of the Marks used by Company or any Subsidiary infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

          (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

          (f) Copyrights.

          (i) Schedule 3.21(f) contains a complete and accurate list and summary description of all Copyrights. Company or a Subsidiary is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Encumbrances.

          (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the date of Closing.

          (iii) No Copyright is infringed or, to Company’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

          (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

          (g) Trade Secrets.

          (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

          (ii) Company and each Subsidiary has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

          (iii) Company and each Subsidiary has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets used by it. The Trade Secrets are not part of the public knowledge or literature, and, to Company’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than Company or a Subsidiary) or to the detriment of Company and its Subsidiaries. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

          Section 3.22 Certain Payments. Since June 30, 1997, neither Company nor a Subsidiary or any director, officer, member, manager, agent, or employee of Company or a Subsidiary, or to Company’s Knowledge, any other Person associated with or acting for or on behalf of Company or a Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Company or a Subsidiary or any Affiliate of Company or a Subsidiary, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Company or a Subsidiary.

          Section 3.23 FCC Licenses; Operations of Licensed Facilities.

          (a) Company and its Subsidiaries own and operate the television stations listed in Schedule 3.23(a) (the “Licensed Facilities”).

          (b) Company and each of its Subsidiaries have, and are the authorized legal holders of, all FCC licenses and other authorizations necessary or used in the operation of the business of Company and the Subsidiaries as presently operated, including those necessary or used in the operation of the Licensed Facilities (the “FCC Licenses”). Company and its Subsidiaries have operated in material compliance with the terms of the FCC Licenses and the requirements of the Communications Act. Company has, and each of its Subsidiaries has, timely filed or made all applications, reports and other disclosures required by the FCC to be made with respect to the Licensed Facilities and has timely paid all FCC regulatory fees with respect thereto. All FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of Company, any of its Subsidiaries (or, to Company’s Knowledge, their respective predecessors), or their respective officers, managers, employees or agents. Except as set forth in Schedule 3.23(b), no application or Proceeding (other than investigations of which Company has no Knowledge) is pending before the FCC with respect to any FCC License, and, to Company’s Knowledge, there is not pending before the FCC any Proceeding, notice of violation or order of forfeiture relating to any Licensed Facility, and Company has no Knowledge of any basis that could reasonably be expected to cause the FCC not to renew any FCC License or to take any other adverse action against any Licensed Facility (other than Proceedings to amend FCC rules or the Communications Act of general applicability to the television broadcast industry). There is not pending and, to Company’s Knowledge, there is not Threatened, any action by or before the FCC to revoke, suspend, cancel, rescind, fail to renew, or modify any FCC License (other than Proceedings to amend FCC rules or the Communications Act of general applicability to the television broadcast industry). Other than in any Contracts transferred to Shop At Home Network, LLC on October 30, 2002, neither Company nor any Subsidiary has waived any must carry rights pertaining to the Licensed Facilities.

          Section 3.24 Relationships with Affiliates. None of Company, a Subsidiary or any Affiliate of Company or a Subsidiary has, or since June 30, 1999, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of Company and the Subsidiaries. Neither Company nor any Affiliate of Company or of a Subsidiary is, or since June 30, 1999, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Company or a Subsidiary other than business dealings or transactions conducted in the Ordinary Course of Business with Company or a Subsidiary at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with Company or a Subsidiary with respect to the business of Company and the Subsidiaries. Except as set forth in Schedule 3.24, none of Company, a Subsidiary or any Affiliate of Company or of a Subsidiary is a party to any Contract with, or has any claim or right against, Company or a Subsidiary.

          Company has not since July 30, 2002 extended or maintained credit, arranged for the extension of credit or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Company.

          Section 3.25 Indemnification Obligations. Schedule 3.25 is a list of all indemnification agreements, by-laws, and other contractual or other requirements that impose obligations of indemnification on Company or its Subsidiaries with respect to claims asserted against Company’s or its Subsidiaries’ directors and officers. Company is not aware of any indemnification claim any director or officer of Company or its Subsidiaries may have against it or its Subsidiaries.

          Section 3.26 Proxy Statement. Other than information supplied in writing by Parent and its Affiliates for inclusion in the Proxy Statement, with respect to which Company gives no representation, the Proxy Statement will not on the date the Proxy Statement is first mailed to shareholders of Company or at the time of the Shareholders Vote, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omits to state any material fact necessary in order to make such statements made in the Proxy Statement not false or misleading, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. If at any time prior to the Shareholders Vote, any event relating to Company or any of its Affiliates that should be set forth in a supplement to the Proxy Statement is discovered by Company, Company shall promptly inform Parent thereof.

          Section 3.27 Brokers or Finders. Except for CobbCorp LLC and Avondale Partners, LLC, neither Company nor any Subsidiary of Company has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions, fairness opinion, or other similar payment in connection with this Agreement and, if the Closing does not occur, shall indemnify and hold Parent and its Affiliates harmless from any such payment alleged to be due by or through Parent or its Affiliates as a result of Company’s or its Subsidiaries’ action.

          Section 3.28 Disclosure. No representation or warranty of Company in this Agreement (including the Schedules) omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT

          Parent represents and warrants to Company as follows:

          Section 4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio.

          Section 4.2 Authority; No Conflict.

          (a) This Agreement constitutes the legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms. Parent has the right, power, and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.

          (b) Neither the execution and delivery of this Agreement by Parent nor the consummation or performance of any of the Contemplated Transactions by Parent will give any

Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

          (i) any provision of Parent’s Organizational Documents;

          (ii) any resolution adopted by the board of directors or the shareholders of Parent;

          (iii) any Legal Requirement or Order to which Parent may be subject; or

          (iv) any Contract to which Parent is a party or by which Parent may be bound.

          (c) Except for the Governmental Authorizations contemplated by Article VII, Parent is not and will not be required to obtain any Consent from any Person in connection with its execution and delivery of this Agreement or its consummation or performance of any of the Contemplated Transactions.

          Section 4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Parent and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Parent’s Knowledge, no such Proceeding has been Threatened.

          Section 4.4 Proxy Statement Preparation. The information supplied in writing by Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to shareholders of Company or at the time of the Shareholders Vote, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omits to state any material fact necessary in order to make such statements made in the Proxy Statement not false or misleading, or omits to state any material fact necessary to correct any statement made by Parent in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. If at any time prior to the Shareholders Vote, any event relating to Parent or any of its Affiliates that should be set forth in the supplement to the Proxy Statement is discovered by Parent, Parent shall promptly inform Company thereof.

          Section 4.5 Brokers or Finders. Except for Allen & Company, Incorporated, Parent has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and shall indemnify and hold Company harmless from any such payment alleged to be due by or through Company as a result of Parent’s action.

ARTICLE V. COVENANTS OF COMPANY PRIOR TO CLOSING DATE

          Section 5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Company shall, and shall cause the Subsidiaries and their Representatives to,

(a)  afford Parent and its Representatives and, if applicable, prospective lenders and their Representatives (collectively, “Parent’s Advisors”) full and free access to Company’s and the Subsidiaries personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Parent and Parent’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Parent reasonably requests, and (c) furnish Parent and Parent’s Advisors with such additional financial, operating, and other data and information as Parent reasonably requests. Any information provided to or obtained by Parent and Parent’s Advisors hereunder will be subject to the Confidentiality Agreement.

          Section 5.2 Operation of the Business. Between the date of this Agreement and the Closing Date, Company shall, and shall cause each Subsidiary to:

          (a) conduct its business only in the Ordinary Course of Business;

          (b) use its best efforts to preserve intact its current business organization, keep available the services of its current officers, employees, and agents, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, affiliates, advertisers and others having business relationships with it;

          (c) operate the Licensed Facilities in compliance in all material respects with the terms of the FCC Licenses and all applicable Legal Requirements, including, without limitation, the rules and regulations of the FCC and the Communications Act.

          (d) confer with Parent concerning operational matters of a material nature;

          (e) not cause, by any act or failure to act, or authorize any cable system located within the designated market area of any Licensed Facility to refuse to carry the signal of such Licensed Facility; and

          (f) otherwise report periodically to Parent, at Parent’s reasonable request, concerning the status of its business, operations, and finances.

          Section 5.2 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Company shall not, and shall cause the Subsidiaries not to, without Parent’s prior consent, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.

          Section 5.3 Notification. Between the date of this Agreement and the Closing Date, Company shall promptly notify Parent in writing if Company or a Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of Company’s representations and warranties as of the date of this Agreement, or if Company or a Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Company shall promptly notify Parent of the occurrence of any breach of any covenant of Company in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII or X impossible, improbable or unlikely.

          Section 5.4 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, Company shall use its reasonable best efforts to cause the conditions in Articles VIII and X to be satisfied.

          Section 5.5 No Solicitation.

          (a) During the term of this Agreement, Company agrees that it shall not, and it shall not authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other advisor or representative of Company or any of its Affiliates, directly or indirectly, to (i) solicit, initiate or knowingly encourage the submission of any inquiry, proposal or offer (whether in writing or otherwise) requesting or requiring Company to be involved with (A) any merger, consolidation, share exchange, business combination or other similar transaction other than the Contemplated Transactions, (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any FCC license, any television station, or any other assets representing 10% or more of the assets of Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, (C) any acquisition by any Person of beneficial ownership or the right to acquire beneficial ownership of, or formation of any “group” (as such term is defined under Section 13(d) of the 1934 Act) which would beneficially own or have the right to acquire beneficial ownership of, 10% or more of the outstanding voting securities of Company or (D) any issuance, sale or grant of any additional shares of capital stock of Company, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of Company, which, when aggregated with all other such issuances, sales or grants after the date hereof, constitute, on a fully-diluted basis, 10% or more of the capital stock of Company (any of the foregoing, an “Acquisition Proposal”), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to knowingly facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided that nothing contained in this Agreement shall prevent Company upon authorization of its Board of Directors at any time prior to termination of this Agreement from:

               (i) providing information in response to a request by a Person who has delivered to the Board of Directors of Company an Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 5.6 and is more likely than not to lead to a Superior Proposal, as determined pursuant to clause (ii) below, if the Board of Directors of Company receives from the Person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) no less favorable to Company and no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement executed in connection herewith; or

               (ii) engaging in negotiations or discussions with a Person who has delivered to the Board of Directors of Company an Acquisition Proposal and a confidentiality agreement in compliance with clause (i) above, if, and only to the extent that, (x) the Board of Directors of Summit determines in good faith (after consultation with its financial advisor and independent outside legal counsel) that the Acquisition Proposal, if accepted, is more likely than not to be consummated, (y) the Board of Directors of Company determines in good faith (after consultation with its financial advisor) that the Acquisition Proposal would, if consummated, result in a transaction that is more favorable to Company’s stockholders (with respect to financial and other terms) than the Proposed Transaction and (z) the Board of Directors determines in good faith (after consultation with its financial advisor and independent outside legal counsel) that the failure to engage in negotiations or discussions with respect to such Acquisition Proposal would constitute a breach of its fiduciary duties to Company’s stockholders under applicable laws (any Acquisition Proposal as to which such determinations are made, a “Superior Proposal”).

          (b) Company shall promptly advise Parent of any Acquisition Proposal received (including the terms thereof and the identity of the person making the Acquisition Proposal) and any inquiries made with respect to any Acquisition Proposal. All liabilities of Company arising from breaches of this Section 5.6 by Company shall survive termination of this Agreement unless Company terminates this Agreement and pays the Break-up Fee in accordance with the terms of Section 5.6(b).

          (c) Company may terminate this Agreement at any time prior to the receipt of Shareholder Approval if:

          (i) Company’s Board of Directors authorizes Company, subject to complying with the terms of Section 5.6(a), to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal with respect to which the Board of Directors of Company has determined, in good faith (after consultation with its financial advisor and outside independent legal counsel), that it would be a breach of its fiduciary duties to Company’s stockholders under applicable laws to not terminate this Agreement so as to enter into such agreement and Company notifies Parent in writing that it intends to terminate this Agreement and enter into such agreement;

          (ii) Parent does not make, within 15 days of receipt of Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of Company determines, in good faith (after consultation with its financial advisor and independent outside legal counsel), is at least as favorable to the stockholders of Company as the Superior Proposal with respect to financial and other material terms; provided that, during the 15 days following Company’s receipt of Parent’s written notification (the “Renegotiation Period”), Company shall reasonably consider and discuss in good faith with Parent all proposals submitted by Parent and, without limiting the foregoing, shall meet with, and cause its financial advisors and legal counsel from time to time as reasonably required by Parent to consider and discuss Parent’s proposals with Parent and its advisors, attorneys and other representatives; and provided, further, that Company shall not enter into a binding agreement referred to in Section 5.6(b)(i) until at least the 16th day after the beginning of the Renegotiation Period; and provided further that Company shall notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification; and

          (iii) either (A) Company has paid to Parent, in cash by wire transfer of immediately available funds to an account designated by Parent, (1) an amount equal to the aggregate amount of all fees and expenses (including but not limited to all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the Contemplated Transactions as reasonably supported by documentation, but in no event to exceed $1,500,000, and (2) a non-refundable fee in an amount equal to $6,000,000 (the amounts payable under clauses (1) and (2), collectively, the “Break-up Fee”), or (2) Parent waives the Break-up Fee, in which case Section 4 of the Confidentiality Agreement shall terminate and be of no further force or effect and Parent may pursue all remedies available to it at law or in equity. The Break-up Fee, if not waived by Parent, will serve as the exclusive remedy to Parent under this Agreement in the event of the termination by Company pursuant to this Section 5.6.

          Section 5.6 Preparation of Proxy Statement.

          (a) As soon as practicable after the execution of this Agreement, Company shall prepare and cause to be filed with the SEC preliminary proxy materials (the “Proxy Statement”) for the solicitation of approval of the shareholders of Company of the Contemplated Transactions (the “Shareholder Approval”) and such other matters as Company and Parent may reasonably agree. Subject to compliance by Parent with its covenants in Section 6.2, Company shall cause the Proxy Statement related thereto to comply in all material respects with applicable law and the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff and shall use reasonable best efforts to cause the Proxy Statement to be mailed to Company’s shareholders as promptly as practicable. Each party shall promptly furnish to the other party all information concerning itself, its shareholders and its affiliates that may be required or reasonably requested in connection with any action contemplated by this Section. If any event relating to any party occurs, or if any party becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then such party shall inform the other thereof and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of Company. The Proxy Statement shall include the recommendations of the Board of Directors of Company in favor of Shareholder Approval. Parent and its advisors shall have a reasonable opportunity to review and comment on the proxy materials prior to any filing with the SEC.

          (b) Company will notify Parent promptly of the receipt of any comments from the SEC or its staff or any other government official and of any requests by the SEC or its staff or any other government official for amendments or supplements to the Proxy Statement or for additional information, and will supply Parent with copies of all such comments and any correspondence between Company and its representatives, and the SEC or its staff or any other government official with respect thereto. If at any time prior to the Closing Date, any event shall occur that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Company agrees promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including mailing such supplement or amendment to the shareholders of Company. Parent and its advisors shall have a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to any filing with the SEC.

          Section 5.7 Shareholders Meeting. Company shall take all action necessary in accordance with applicable law and its amended and restated charter, as amended, and its bylaws, to (a) within ten days after the date hereof, set a record date for a meeting of Company’s shareholders (the “Shareholders Meeting”) to provide for the vote of Company’s shareholders (the “Shareholders Vote”) with respect to the matters subject to Shareholder Approval and with respect to the other matters to be voted upon pursuant to Section 5.7, and (b) on the date hereof, call and publicly announce such Shareholders Meeting and such record date. Additionally, Company shall use its best efforts to hold and convene the Shareholders Meeting. Except as required by the SEC or applicable court order or Tennessee law, Company shall not postpone or adjourn (other than for the absence of a quorum) the Shareholders Meeting without the consent of Parent. Company shall take all other action necessary or advisable to secure the Shareholder Approval.

          Section 5.8 Options. Company shall use its reasonable best efforts to have the holders of outstanding vested options exercise such stock options prior to or contemporaneously with the closing of the Contemplated Transactions. Company shall use its reasonable best efforts prior to the Effective Time to purchase options for which the exercise price exceeds $4.05 in a manner satisfactory to Parent and shall consult and coordinate with Parent regarding such purchases.

          Section 5.9 Rights Plan. Prior to January 15, 2004, Company shall amend or modify, to Parent’s satisfaction, the Rights Agreement between Company and CompuTrust dated June 2001. Company shall not make any further amendments or modifications to such Rights Agreement without Parent’s consent prior to any termination of this Agreement.

ARTICLE VI. COVENANTS OF PARENT PRIOR TO CLOSING DATE

          Section 6.1 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, Parent shall use its reasonable best efforts to cause the conditions in Articles VIII and X to be satisfied.

          Section 6.2 Preparation of Proxy Statement. None of the information to be supplied by Parent or its Affiliates for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of Company, or as of the Shareholders Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII. MISCELLANEOUS COVENANTS

          Section 7.1 Required Approvals. As promptly as possible after the date of this Agreement, Parent and Company shall make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Parent and Company shall, and Company shall cause the Companies to, cooperate with each other with respect to all filings that the other elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.

     Without limiting the generality of the foregoing, each party hereto shall (a) give the other party prompt notice of the commencement of any Proceeding by or before any Governmental Body with respect to this Agreement or the other Transaction Documents or any of the Contemplated Transactions, (b) keep the other party informed as to the status of any such Proceeding, and (c) promptly inform the other party of any communication to or from the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Body regarding this Agreement or the Contemplated Transaction.

          Section 7.2 Hart-Scott-Rodino. Without limiting the generality of Section 7.1, Company and Parent shall, by December 31, 2003, make and effect all registrations, filings and submissions required to be made or effected by them pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other applicable Legal Requirements with respect to this Agreement and the other Transaction Documents and the Contemplated Transactions. Each of Company and Parent shall bear one-half of the cost of such filing. Without limiting the generality of the foregoing, each of Parent and Company shall (a) promptly provide all information requested by any Governmental Body in connection with this Agreement and the other Transaction Documents and the Contemplated Transactions, and (b) promptly take all actions and steps necessary to obtain any antitrust clearance or similar clearance required to be obtained from the Federal Trade Commission, the Antitrust Division of the Department of Justice, any state attorney general, any foreign competition authority or any other governmental entity in connection with the Contemplated Transactions. The actions required to be taken by Parent and Company pursuant to this Section in order to obtain required antitrust clearances will include using reasonable efforts to avoid or set aside any preliminary or permanent injunction or other Order but do not include making arrangements for the disposition of particular assets and making arrangements to hold such assets separate pending their disposition.

          Section 7.3 FCC Actions. Company and Parent shall, by December 31, 2003, prepare and file applications with the FCC requesting the FCC’s consent to the assignment of the FCC Licenses to Parent or its Affiliate (the “FCC Applications”). Company and Parent shall make any submissions required under the FCC’s rules or the Communications Act or requested by the FCC or its staff and shall use all commercially reasonable efforts to cooperate with one another to expedite the preparation of the FCC Applications and to pursue an order of the FCC (or its staff) granting the FCC Applications without any material unfavorable condition (the “FCC Order”). Any fee payable to the FCC in connection with filing the FCC Applications will be borne one-half by Company and one-half by Parent. If Parent consents to Closing occurring hereunder before the FCC Order shall have become a Final Order, then the parties’ covenants under this Agreement shall survive the Closing until the FCC Order shall have become a Final

Order. A “Final Order” means an order of a governmental authority that is in full force and effect and with respect to which no appeal, request for stay, request for reconsideration or other request for review is pending; with respect to which the time for appeal, requesting a stay, requesting reconsideration or requesting other review has expired; and with respect to which the time for the governmental authority to set aside the order sua sponte has expired.

          Section 7.4 Indemnification of Officers and Directors. For a period of six years following the Effective Time, Parent shall observe, to the fullest extent permitted by Tennessee law, all rights to indemnification existing at or prior to the date hereof in favor of those Persons who are, or were, directors and officers of Company at or prior to the date of this Agreement (the “Indemnitees”) by reason of written indemnification agreement and applicable law.

ARTICLE VIII. CONDITIONS PRECEDENT TO EACH PARTY’S
OBLIGATION TO CLOSE

     Each Party’s obligation consummate the Merger and to take the other actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the parties, in whole or in part):

          Section 8.5 Consents. Each of the Consents identified in Schedule 3.2 must have been obtained and must be in full force and effect.

          Section 8.6 HSR Act. The waiting period (and any extensions thereof) applicable to the Contemplated Transactions under the HSR Act shall have been terminated or shall have expired.

          Section 8.7 Shareholder Approval. The Shareholders Meeting, the Shareholders Vote and the Shareholder Approval shall have been consummated and obtained in favor of the Contemplated Transactions.

          Section 8.8 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against either party, or against any Person affiliated with a party, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the likely effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

          Section 8.9 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause either party or any Person affiliated with either party to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

          Section 8.10 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the Merger.

     ARTICLE IX. CONDITIONS PRECEDENT TO PARENT’S OBLIGATION TO CLOSE

          Parent’s obligation consummate the Merger and to take the other actions required to be taken by Parent at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent, in whole or in part):

          Section 9.1 Accuracy of Representations. Each of Company’s representations and warranties in this Agreement must have been accurate as of the date of this Agreement, and must be accurate, in all material respects, as of the Closing Date as if made on the Closing Date.

          Section 9.2 Company’s Performance. Each of the covenants and obligations that Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

          Section 9.3 Additional Documents. Each of the following documents must have been delivered to Parent:

          (a) the Articles of Merger, duly executed by Company;

          (b) a certificate executed by Company certifying to Parent that each of Company’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

          (c) an opinion of Bone McAllester Norton PLLC, dated the Closing Date, in the form of Exhibit 9.3(c);

          (d) an opinion of Wiley, Rein & Fielding, dated the Closing Date, in form and substance acceptable to Parent;

          (e) a certificate executed by each director and officer of Company and its Subsidiaries indicating that such Person is not aware of any indemnification claim he has against the Company or its Subsidiaries; and

          (f) such other documents as Parent may reasonably request for the purpose of (i) evidencing the accuracy of any of Company’s representations and warranties, (ii) evidencing the performance by Company of, or the compliance by Company with, any covenant or obligation required to be performed or complied with by Company, (iii) evidencing the satisfaction of any condition referred to in this Article IX, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

          Section 9.2 Indebtedness. Company and the Subsidiaries shall have no indebtedness to third parties other than indebtedness to Parent.

          Section 9.3 FCC Actions. The FCC Order shall have become a Final Order.

ARTICLE X. CONDITIONS PRECEDENT TO COMPANY’S
OBLIGATION TO CLOSE

          Company’s obligation to consummate the Merger and to take the other actions required to be taken by Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Company, in whole or in part):

          Section 10.1 Accuracy of Representations. Each of Parent’s representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

          Section 10.2 Parent’s Performance. Each of the covenants and obligations that Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

          Section 10.3 Additional Documents. Each of the following documents must have been delivered to Company:

          (a) the Articles of Merger, executed by Merger Sub;

          (b) a certificate executed by Parent certifying to Company that each of Parent’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

          (c) such documents as Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Parent, (ii) evidencing the performance by Parent of, or the compliance by Parent with, any covenant or obligation required to be performed or complied with by Parent, (iii) evidencing the satisfaction of any condition referred to in this Article X, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

          Section 10.2 FCC Actions. The FCC Order shall have been granted.

ARTICLE XI. TERMINATION

          Section 11.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

          (a) by mutual written consent of Parent and Company duly authorized by their respective Boards of Directors;

          (b) by either Parent or Company if there is any law or regulation that makes consummation of the Contemplated Transactions illegal or otherwise prohibited or if consummation of the Contemplated Transactions would violate any non-appealable final order, decree or judgment of any Governmental Body having competent jurisdiction;

          (c) if the Closing shall not have been consummated on or before June 15, 2004 (or, if the only condition on June 15, 2004 yet to be satisfied is that pursuant to Section 9.5 or Section 10.4, on or before August 31, 2004), by Parent or Company on or after June 16, 2004 (or, if the preceding parenthetical applies, on or after September 1, 2004) (the “Termination Date”); provided that such right to terminate this Agreement will not be available to any party whose failure to perform or satisfy any covenant, condition or obligation of such party under this Agreement when performance or satisfaction thereof was due is the cause of such delay;

          (d) by either Parent or Company if any of the representations or warranties of the other party contained herein are inaccurate or untrue in any respect if qualified by the word “material” or in any material respect if not so qualified, and such inaccuracy cannot reasonably be expected to be cured prior to the Termination Date and, in the case of Company, the failure of any representation and warranty to satisfy the foregoing standard would reasonably be expected to have a material adverse effect on Company or any of its Subsidiaries;

          (e) by Parent if Company has not within 120 days from the date hereof obtained Shareholder Approval;

          (f) by Parent, provided it is not then in material breach of any of its obligations under this Agreement, if Company fails to perform or satisfy in any material respect any agreement, covenant, condition or obligation in this Agreement when performance or satisfaction thereof is due and does not cure the failure within 20 business days after Parent delivers written notice thereof;

          (g) by Company, provided it is not then in material breach of any of its obligations under this Agreement, if Parent fails to perform or satisfy in any material respect any agreement, covenant, condition or obligation in this Agreement when performance thereof is due and does not cure the failure within 20 business days after notice by Company thereof;

          (h) by Company, in accordance with Section 5.6; or

          (i) by Parent if (y) the Board of Directors of Company shall have withdrawn or changed its recommendation to shareholders to approve the Merger or (z) Company enters into an agreement with respect to a Superior Proposal.

          (j) The party desiring to terminate this Agreement pursuant to this Section 11.1 will give written notice of such termination to the other party.

          Section 11.2 Effect of Termination. Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1(e) at or after the time a competing bid for acquisition of Company or, directly or indirectly, substantially all of Company’s assets has been announced to the public, or pursuant to Section 11.1(h) or 11.1(i), then Company shall pay Parent the Break-

Up Fee as set forth in Section 5.6 and any obligation hereunder to pay the Break-Up Fee shall survive termination of this Agreement. If this Agreement is otherwise terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in 12.2 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party under Section 11.1,(d), (f) or (g), the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XII. INDEMNIFICATION; REMEDIES

          Section 12.1 Survival. The representations, warranties, covenants, or obligations of the parties set forth in this Agreement, the Schedules, and any other certificate or document delivered pursuant to this Agreement will not survive the Closing. This Section 12.1 shall not limit any covenant or agreement of the parties which by its terms requires or involves performance after the Closing Date.

          Section 12.2 Indemnification by Company. If the Closing does not occur, Company shall indemnify and hold harmless Parent, its Affiliates and their respective Representatives (collectively, the “Indemnified Persons”) for, and shall pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Company in this Agreement or any other certificate or document delivered by Company pursuant to this Agreement; (b) any breach by Company of any covenant or obligation of Company in this Agreement; and (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Company or any of its Subsidiaries (or any Person acting on their behalf) in connection with any of the Contemplated Transactions. The remedies provided in this Section 12.2 will not be exclusive of or limit any other remedies that may be available to Parent or the other Indemnified Persons.

          Section 12.3 Indemnification by Parent. If the Closing does not occur, Parent shall indemnify and hold harmless Company, and shall pay to Company the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Parent in this Agreement or in any certificate delivered by Parent pursuant to this Agreement, (b) any breach by Parent of any covenant or obligation of Parent in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Parent (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

ARTICLE XIII. GENERAL PROVISIONS

          Section 13.1 Expenses; Attorneys’ Fees. Except as otherwise expressly provided in this Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party. In any action to enforce a party’s rights and remedies under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party.

          Section 13.2 Public Announcements. Each party shall issue a press release that has been approved by the other party upon execution of this Agreement. Unless otherwise agreed to in writing by both parties, neither party shall make any other disclosure regarding the Contemplated Transactions except to the extent that, in the opinion of outside counsel to such party, disclosure is required by law or legal process, but only after prior notice to and consultation with the other party and its outside legal counsel has been given and conducted regarding any such disclosure. Company and Parent will consult with each other concerning the means by which a Company’s employees, customers, and suppliers and others having dealings with a Company will be informed of the Contemplated Transactions, and Parent has the right to be present for any such communication.

          Section 13.3 Confidentiality. The parties shall continue to be bound by the Confidentiality Agreement.

          Section 13.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Company:

SUMMIT AMERICA TELEVISION, INC.
400 Fifth Avenue, Suite 203 Naples, Florida 34102 Attn: George R. Ditomassi, President and Chief Executive Officer Facsimile No.: (239) 643-3682

with a copy to:

BONE McALLESTER NORTON PLLC
511 Union Street, Suite 1600 Nashville, Tennessee 37219 Attn: Charles W. Bone, Esq. Facsimile No.: (615) 238-6301

Parent:

THE E.W. SCRIPPS COMPANY
312 Walnut Street 28th Floor Cincinnati, Ohio 45202 Attn: Tim Peterman, Vice President Corporate Development Facsimile No.: (513) 977-3024

with a copy to:

BAKER & HOSTETLER LLP
312 Walnut Street Suite 3200 Cincinnati, Ohio 45202 Attn: William Appleton, Esq. Facsimile No.: (513) 929-0303

          Section 13.5 Jurisdiction; Service Of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Ohio, Hamilton County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

          Section 13.6 Further Assurances. Each party agrees (a) to furnish to the other party such further information, (b) to execute and deliver to the other party such other documents, and (c) to do such other acts and things, all as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

          Section 13.7 Waiver. The parties’ rights and remedies are cumulative and not alternative. A party’s failure or delay in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will not operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          Section 13.8 Entire Agreement and Modification. This Agreement, together with the Confidentiality Agreement, supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

          Section 13.9 Schedules.

          (a) The disclosures in the Schedules must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

          Section 13.10 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Parent may assign any of its rights under this Agreement to any Affiliate of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties and their successors and assigns.

          Section 13.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          Section 13.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or

Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

          Section 13.13 Governing Law. This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles, except that the laws of the State of Tennessee shall govern the effect of the Merger on the Surviving Corporation.

          Section 13.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PARENT:

THE E.W. SCRIPPS COMPANY

By	/s/ Rich Boehne

Rich Boehne,
Executive Vice President

COMPANY:

SUMMIT AMERICA TELEVISION, INC.

By	/s/ George R. Ditomassi

George R. Ditomassi,
President and CEO

EXHIBIT 1A
TO AGREEMENT AND PLAN OF MERGER

ARTICLES OF MERGER

OF

WITH AND INTO

SUMMIT AMERICA TELEVISION, INC.

     Pursuant to the provisions of Section 48-21-107 of the Tennessee Business Corporation Act, the undersigned corporations do hereby adopt the following Articles of Merger for the purpose and with the intent of merging __________, a Tennessee corporation (“Merger Sub”), with and into SUMMIT AMERICA TELEVISION, INC., a Tennessee corporation (“Surviving Corporation”).

ARTICLE I

     The Plan of Merger is attached hereto as Exhibit A and incorporated herein by reference.

ARTICLE II

     The Plan of Merger and the consummation of the transactions set forth therein were duly authorized by the Board of Directors of the Surviving Corporation on December 18, 2003.

ARTICLE III

     The Plan of Merger and the consummation of the transactions set forth therein were duly authorized by the Board of Directors of the Merger Sub on __________.

ARTICLE IV

     The approval by the sole shareholder of the Merger Sub is required to adopt the Plan of Merger. The E.W. Scripps Company approved and adopted the Plan of Merger as sole shareholder of the Merger Sub on __________.

ARTICLE V

     The approval by the shareholders of the Surviving Corporation is required to adopt the Plan of Merger. The Plan of Merger was approved and adopted by the affirmative vote of the majority of outstanding shares of common stock held by the record shareholders of the Surviving Corporation on __________, 2004.

ARTICLE VI

     The merger of Merger Sub with and into Surviving Corporation shall be effective [upon filing in the Office of the Secretary of State for the State of Tennessee] [on __________, 2004, at 12:01 a.m.].

     IN WITNESS WHEREOF, the undersigned have caused these Articles of Merger to be executed as of __________, 2004.

SURVIVING CORPORATION:

SUMMIT AMERICA TELEVISION, INC.

By:

George R. Ditomassi, President and
Chief Executive Officer

MERGER SUB:

By:

Name:

Title:

EXHIBIT A
TO THE ARTICLES OF MERGER

PLAN OF MERGER

     Capitalized terms not otherwise defined in the body of this Plan of Merger are defined in Section 1.9 below.

     Section 1.1 Merger. At the Effective Time (as defined in Section 1.3 below), ________, a Tennessee corporation (“Merger Sub”), will merge with and into Summit America Television, Inc., a Tennessee corporation (“Company”), the separate corporate existence of Merger Sub will cease, and Company will thereafter continue as the surviving corporation (the “Surviving Corporation”) in the merger (the “Merger”).

     Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Bone McAllester Norton PLLC at 511 Union Street, Suite 1600, Nashville, Tennessee, 37219, at 10:00 a.m. (local time) on ________, 2004 (the “Closing Date”).

     Section 1.3 Effectiveness of Merger. On the Closing Date, subject to the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Merger, (a) Merger Sub and Company shall execute and deliver the Articles of Merger and file such Articles of Merger and this Plan of Merger with the Secretary of State of the State of Tennessee pursuant to Section 48-21-107 of the Tennessee Business Corporation Act (“TBCA”). The Merger will become effective as of the filing of the Articles of Merger with the Secretary of State of the State of Tennessee or at such later date and time as may be specified in the Articles of Merger (the “Effective Time”).

     Section 1.4 Effect of the Merger.

          (a) The Merger will have the effect set forth in the TBCA. The Surviving Corporation shall, after the Effective Time, take all action (including executing and delivering any document) in its name and on its behalf in order to carry out and effect the Merger.

          (b) The charter of Merger Sub shall be the charter of the Surviving Corporation until thereafter amended as provided therein and in accordance with the TBCA. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the TBCA. The officers and directors of Merger Sub immediately prior to the Effective Time will be the officers and directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s charter and bylaws and the TBCA.

     Section 1.5 Conversion and Exchange of Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of Merger Sub, Company or The E.W. Scripps Company, an Ohio corporation (“Parent”), or any holder of Company common stock or preferred stock:

          (a) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, shall be converted into and exchanged for one validly issued, fully paid, and nonassessable share of common stock of the Surviving Corporation.

          (b) Each share of common stock, $0.0025 par value per share, of Company issued and outstanding immediately prior to the Effective Time (other than any share of common stock of the Company subject to Section 1.5(e)) will be exchanged for the right to receive cash in the amount of $4.05.

          (c) Each share of Series A Preferred Stock, $10.00 par value per share, of Company issued and outstanding immediately prior to the Effective Time (other than any share of Series A Preferred Stock of the Company subject to Section 1.5(e)) will be exchanged for the right to receive cash in an amount equal to the Liquidation Preference (as defined in Company’s Charter) of such share in accordance with Company’s Charter.

          (d) Each share of Series D Preferred Stock, $10.00 par value per share, of Company issued and outstanding immediately prior to the Effective Time will be converted into one share of Preferred Stock, $10.00 par value per share, of the Surviving Corporation.

          (e) Each share of common stock, Series A Preferred Stock or Series D Preferred Stock of Company owned by Company immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (f) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of common stock, Series A Preferred Stock and Series D Preferred Stock of Company shall cease to be outstanding and shall be cancelled and retired and each holder thereof shall thereafter cease to have any rights with respect to such shares of stock of Company except the right to receive, without interest, the Merger Consideration in accordance with this Section 1.5 upon the surrender of a certificate representing such shares.

          (g) At the Effective Time, all outstanding options to purchase shares of common stock of Company (each, a “Company Stock Option”) then outstanding and unexercised shall be converted into and represent a right to acquire shares of common stock of Surviving Corporation on identical terms, except that the number of shares underlying each such Company Stock Option shall be an amount representing a percentage of common stock of the Surviving Corporation substantially equal to the percentage of Company common stock underlying such Company Stock Option on a fully diluted basis.

     Section 1.6 Closing of Transfer Books. At the Effective Time, the stock transfer books of Company will be closed with respect to all shares of common stock and preferred stock of Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of common stock or preferred stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company stock certificate is presented to the Paying Agent (as defined in Section 1.7(a) below) or to Parent, such stock certificate shall be cancelled and surrendered for cash as provided in Section 1.7.

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     Section 1.7 Surrender of Certificates.

          (a) Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with Parent’s Corporate Secretary or a third party selected by Parent (the “Paying Agent”), cash sufficient to pay the cash consideration under Section 1.5(b) and (c). The cash amounts so deposited with the Paying Agent are referred to collectively as the “Payment Fund.”

          (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to the record holders of common stock and Series A Preferred Stock of Company (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of stock certificates shall be effected, and risk of loss and title to stock certificates shall pass, only upon delivery of such stock certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of stock certificates in exchange for cash. Upon surrender to the Paying Agent of a stock certificate for common stock or Series A Preferred Stock of Company, together with a duly executed letter of transmittal, and such other documents as may be reasonably required by the Paying Agent or Parent, (i) the holder of such stock certificate shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5(b) or (c), and (ii) the stock certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 1.7, each stock certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by Section 1.5. If any stock certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any Merger Consideration, require the owner of such lost, stolen or destroyed stock certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent or Parent with respect to such stock certificate. In the event that any shares of common stock or preferred stock of Company to be exchanged hereunder secure any indebtedness owing to Company, the cash consideration to which the holder of such shares is entitled to receive shall be reduced by the amount of such indebtedness. In addition, at the request of an option holder electing to exercise options contemporaneous with the Effective Time, the cash consideration to which such holder is entitled to receive for the shares of common stock underlying such options shall be reduced by the amount of the exercise price of such options.

          (c) Any portion of the Payment Fund that remains undistributed to holders of stock certificates of Company as of the date 180 days after the Effective Time shall become the general funds of Parent.

          (d) The Paying Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Plan of Merger to any holder or former holder of common stock or preferred stock of Company such amounts as may be required to be deducted or withheld therefrom under the IRC or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Plan of Merger as having been paid to the Person to whom such amounts would otherwise have been paid.

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          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of common stock or preferred stock of Company or to any other Person for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

     Section 1.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Plan of Merger or to vest Parent with full right, title and possession of and to all rights and property of Company, the officers and directors of Parent shall be fully authorized (in the name of Parent, in the name of Company or otherwise) to take such action.

     Section 1.9 Definitions. For purposes of this Plan of Merger, the following terms have the meanings specified in this Section:

          “IRC” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor law, and all rules and regulations promulgated by the Internal Revenue Service pursuant thereto.

          “Governmental Body” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          “Legal Requirement” means any Order, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty of any Governmental Body.

          “Merger Consideration” means the consideration to be provided in exchange for common stock, Series A Preferred Stock, or Series D Preferred Stock of the Company in accordance with Section 1.5.

          “Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

          “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

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EXHIBIT 1B
TO AGREEMENT AND PLAN OF MERGER

VOTING AGREEMENT

     VOTING AGREEMENT, dated as of December 18, 2003, between THE E.W. SCRIPPS COMPANY, an Ohio corporation (“Scripps”), and the persons listed on signature pages hereof (each, a “Shareholder” and, collectively, the “Shareholders”).

RECITALS

     1.     Each Shareholder owns the number of shares of Common Stock, par value $0.0025 per share (the “Common Stock”), of Summit America Television, Inc., a Tennessee corporation (the “Company”), set forth opposite such Shareholder’s name on Schedule A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by any Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”);

     2.     Concurrently with the execution and delivery of this Agreement, Scripps and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the “Merger Agreement”) providing for the merger of a newly-formed, wholly-owned subsidiary of Scripps with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth therein; and

     3.     As a condition and inducement to Scripps’ willingness to enter into the Merger Agreement, the Shareholders desire to enter into this Agreement, pursuant to which the Shareholders are agreeing, among other things, to vote the Subject Shares in favor of the adoption of the Merger Agreement and grant Scripps the right to purchase the Subject Shares on the terms herein specified.

AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I. REPRESENTATIONS AND WARRANTIES OF EACH
SHAREHOLDER

     Each Shareholder, severally and not jointly, represents and warrants to Scripps as follows:

     Section 1.1. Authority. Such Shareholder has all requisite power and authority or capacity, as the case may be, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms. If such Shareholder is married and the Subject Shares of such Shareholder constitute community property or otherwise need spousal or other approval for this

Agreement to be legal, valid and binding with respect to such Subject Shares, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

     Section 1.2. No Conflicts; Required Filings and Consents.

          (a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof, will violate, conflict with or result in a breach, or constitute a default (with or without due notice or lapse of time or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Subject Shares pursuant to any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder’s Subject Shares or other property or assets.

          (b) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body (as defined in the Merger Agreement), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Shareholder of any of his obligations under this Agreement.

     Section 1.3. The Subject Shares. Except as disclosed on Scheduled A hereto, such Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto. Except as disclosed on Schedule A hereto, such Shareholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Shareholder to sell, transfer, assign, grant a participation interest in or option for, pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares, and no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Subject Shares.

     Section 1.4. Reliance by Scripps. Such Shareholder understands and acknowledges that Scripps is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, and agreements of such Shareholder herein.

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     Section 1.5. Litigation. There is no action, proceeding or investigation pending or threatened against such Shareholder that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement.

     Section 1.6. Finder’s Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SCRIPPS

     Scripps represents and warrants to each of the Shareholders as follows:

     Section 2.1. Authority. Scripps has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Scripps and constitutes a valid and binding obligation of Scripps enforceable in accordance with its terms.

     Section 2.2. No Conflicts; Required Filings and Consents.

          (a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof, will violate, conflict with or result in a breach, or constitute a default (with or without due notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Scripps or to Scripps’ property or assets.

          (b) The execution and delivery of this Agreement by Scripps does not, and the performance of this Agreement by Scripps will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body (as defined in the Merger Agreement), except for the filing by Scripps of a Form 13D, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Scripps of any of its obligations under this Agreement.

ARTICLE III. VOTING OF SUBJECT SHARES

     Section 3.1. Agreement to Vote. From the date hereof, and until the termination of this Agreement in accordance with Article V, each Shareholder, severally and not jointly, agrees as follows:

     (a)  At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Merger and any other transaction contemplated thereby is sought, each

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Shareholder shall vote (or cause to be voted) the Subject Shares in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and any actions required in furtherance thereof and each of the transactions contemplated by the Merger Agreement.

          (b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, each Shareholder shall vote (or cause to be voted) its Subject Shares against (i) any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would reasonably be expected to result in any of the conditions to the Merger Agreement not being fulfilled, (ii) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (iii) any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Subject Shares other than in connection with the transactions contemplated by the Merger. Each Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c) In addition, each Shareholder agrees that it will, upon request by Scripps, furnish written confirmation, in form and substance reasonably acceptable to Scripps, of such Shareholder’s vote in favor of the Merger Agreement and the Merger.

     Section 3.2. Irrevocable Proxy. Each Shareholder hereby constitutes and appoints Scripps with full power of substitution, as the proxy pursuant to the provisions of Section 48-17-203 of the Tennessee Business Corporation Act and attorney of such Shareholder, and hereby authorizes and empowers Scripps to represent, vote and otherwise act (by voting at any meeting of the shareholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Shares owned or held by such Shareholder regarding the matters referred to in Sections 3.1(a) and (b) until the termination of this Agreement, to the same extent and with the same effect as such Shareholder might or could do under applicable law, rules and regulations in the event that such Shareholder fails to satisfy its obligations under Sections 3.1(a) and (b). The proxy granted pursuant to the immediately preceding sentence is coupled with an interest, shall be irrevocable and shall survive death, disability, bankruptcy, or any other impediment of Shareholder. Each Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Shares owned or held by such Shareholder regarding the matters referred to in Sections 3.1(a) and (b).

ARTICLE IV. ADDITIONAL AGREEMENTS

     Section 4.1. No Disposition or Encumbrance of Subject Shares. Except as provided in the next to the last sentence of this Section 4.1, each Shareholder agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit

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sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement. Subject to the next to the last sentence of this Section 4.1, each Shareholder further agrees not to commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, each Shareholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 4.1) of such Shareholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Scripps, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement. “Permitted Transferee” means, with respect to any Shareholder, (A) any other Shareholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Shareholder, (C) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), or (D) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (A) or (B).

     Section 4.2. Disclosure. Each of the Shareholders hereby permits Scripps to publish and disclose in all documents and schedules filed with or furnished to the SEC in connection with the Merger, such Shareholder’s identity and ownership of the Subject Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement.

     Section 4.3. Reasonable Efforts. Each Shareholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, and to carry out the intent and purposes of this Agreement.

ARTICLE V. TERMINATION

     This Agreement shall terminate upon the earlier of (x) the Effective Time (as defined in the Merger Agreement) and (y) the termination of the Merger Agreement in accordance with its terms, including but not limited to termination pursuant to Sections 5.6 and 11.1(h) thereof, except that a termination of this Agreement shall not relieve any party from liability for any breach hereof.

ARTICLE VI. MISCELLANEOUS

     Section 6.1. Additional Shares. In the event any Shareholder becomes the legal or beneficial owner of any additional shares or other securities of the Company (the “Additional Securities”), any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in

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respect of, such shares or securities, then the terms of this Agreement shall apply to such securities. Each Shareholder agrees not to purchase or in any other manner acquire any Additional Securities, except for the purchase or other acquisition pursuant to Section 4.1 of Common Stock that is held by another Shareholder as of the date hereof.

     Section 6.2. Federal Communications Commission. Notwithstanding anything provided in this Agreement, Scripps will not exercise any right hereunder if and to the extent that the exercise thereof would cause a violation of the Federal Communications Act or any rules or regulations of the Federal Communications Commission promulgated thereunder.

     Section 6.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to its principles or rules of conflicts of laws to the extent that such principles or rules would require or permit the application of the law of another jurisdiction except that the laws of the State of Tennessee shall govern the enforceability and interpretation of Sections 3.1 and 3.2.

     Section 6.4. Jurisdiction. Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of the State of Ohio or any United States District Court located within the State of Ohio (each, a “Ohio Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Ohio Court, and any claim that any such action or proceeding brought in any Ohio Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Ohio Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in an Ohio Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

     Section 6.5. WAIVER OF JURY TRIAL. EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

     Section 6.6. Specific Performance. Each Shareholder acknowledges and agrees that (i) the obligations and agreements of such Shareholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) Scripps is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such Shareholder’s obligations or agreements will cause Scripps irreparable injury for which adequate remedies are not available at law. Therefore, each Shareholder agrees that Scripps shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court

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of competent jurisdiction may deem necessary or appropriate to restrain such Shareholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Scripps may have.

     Section 6.7. Amendment, Waivers, etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Scripps and the Shareholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

     Section 6.8. Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 4.1 shall, on the terms provided in Section 4.1, become a “Shareholder”, and (ii) Scripps may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Scripps. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     Section 6.9. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     Section 6.10. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one (1) Business Day after being sent by overnight courier service or received by telecopy at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

          (a) if to Scripps to:

THE E.W. SCRIPPS COMPANY 312 Walnut Street 28th Floor Cincinnati, Ohio 45202 Attn: Tim Peterman, Vice President, Corporate Development Facsimile No.: (513) 977-3024

with a copy to:

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BAKER & HOSTETLER LLP 312 Walnut Street Suite 3200 Cincinnati, Ohio 45202 Attn: William Appleton, Esq. Facsimile No.: (513) 929-0303

          (b) if to the Shareholders.
c/o SUMMIT AMERICA TELEVISION, INC. 400 Fifth Avenue, Suite 203 Naples, Florida 34102 Attn: George R. Ditomassi, President and Chief Executive Officer Facsimile: (239) 643-3682

with a copy to:

BONE McALLESTER NORTON PLLC 511 Union Street, Suite 1600 Nashville, Tennessee 37219 Attn: Charles W. Bone, Esq. Facsimile No.: (615) 238-6301

     Section 6.11. Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 6.12. Severability. If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     Section 6.13. Integration. This Agreement, including all exhibits and schedules attached hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.

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     Section 6.14. Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     Section 6.15. Further Assurances. From time to time at the request of Scripps, and without further consideration, each Shareholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

     Section 6.16. Stop Transfer. Each of the Shareholders agrees that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares, unless such transfer is made in compliance with this Agreement.

     Section 6.17. Public Announcements. No Shareholder shall issue or make any press release or other public announcements or statements with respect to the transactions contemplated by this Agreement.

     Section 6.18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the day and date first above written.

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THE E.W. SCRIPPS COMPANY

By:

Name:

Title:

SAH HOLDINGS, LTD.

By:

Name:

Title:

CLINTON INVESTMENTS, LTD.

By:

Name:

Title:

GATEHOUSE EQUITY ANAGEMENT CORPORATION

By:

Name:

Title:

CLINTON FAMILY TRUST

By:

Name:

Title:

JDC 1995-1 GRAT

By:

Name:

Title:

Mary Susan Clinton

Frank A. Woods

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George R. Ditomassi

CALEB INVESTMENTS, L.P.

By:

Name:

Title:

Don C. Stansberry, Jr.

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SCHEDULE A
TO VOTING AGREEMENT

SHAREHOLDERS

Name	No. of Shares

SAH Holdings, Ltd.[1]	1,520,930

Clinton Investments, Ltd.[1]	1,284,676

Gatehouse Equity Management Corporation	38,400

Clinton Family Trusts[2]	138,295

Mary Susan Clinton	13,280

Frank A. Woods	5,000

George R. Ditomassi	7,000

Caleb Investments, L.P.[3]	82,500

Don C. Stansberry, Jr.	9,300

TOTAL	3,099,381

[1] These shares are pledged to Summit America Television, Inc. (“Summit”) as security for certain non-recourse loans made by Summit to SAH Holdings, Ltd. and Clinton Investments, Ltd. on June 30, 2001, and maturing on June 30, 2004.

[2] Includes the Clinton Family Trust and the JDC 1995-1 GRAT.

[3] These shares are pledged to Bank of Commerce.

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EXHIBIT 9.3(c)
TO AGREEMENT AND PLAN OF MERGER

Form of Opinion of Company’s Counsel

     1.     Capitalized terms used herein will have the meanings set forth in the Agreement and Plan of Merger between Summit America Television, Inc. and The E.W. Scripps Company (the “Merger Agreement”).

     2.     Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization.

     3.     Each of Company and each Subsidiary has the necessary power and authority to conduct its business as currently conducted and to own, lease and use its assets in the manner in which its assets are currently owned, leased and used. Company and each Subsidiary is qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or ownership of its assets requires such qualification (except to the extent that failure to be so qualified would not have a material adverse effect on the business of Company or the Subsidiary, as the case may be), and is in good standing in each such jurisdiction.

     4.     The authorized and outstanding shares of each Subsidiary are as set forth on Schedule 3.3(b) to the Merger Agreement and are held beneficially and of record by the entity set forth on such Schedule, and all of such shares have been duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary has an obligation, either firm or conditional, to issue, deliver or sell, under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, or conversion rights, any shares of its capital stock or other securities.

     5.     All of Company’s outstanding shares of common stock, Series A Preferred Stock and Series D Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no shares of Series B Preferred Stock or Series C Preferred Stock outstanding. Except as set out in the Merger Agreement and the Schedules delivered by Company in connection therewith, Company does not have any obligation, either firm or conditional, to issue, deliver or sell, under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, or conversion rights, any shares of its capital stock or other securities.

     6.     To our knowledge and except as disclosed in the Schedules to the Merger Agreement, there is no pending Proceeding and no Person has threatened to commence any Proceeding materially or adversely affecting or that could materially affect Company or any Subsidiary or its respective properties or assets or that questions the validity or enforceability of the Merger Agreement or the Merger.

     7.     Company has the requisite power and authority to enter into and to perform its obligations pursuant to the Merger Agreement and the Articles of Merger. The Board of

Directors and the shareholders of Company have taken all action required by law and the Charter and Bylaws of Company to authorize the execution and delivery of the Agreement and Plan of Merger and the Articles of Merger and the consummation of the Merger. The Merger Agreement has been duly executed and delivered by Company and constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms. Upon the filing of the Articles of Merger, the Merger will be effective under Tennessee law in accordance with the terms of the Merger Agreement and the Articles of Merger.

     8.     Except as disclosed in the Schedules to the Merger Agreement, consummation of the Merger will not (a) violate Company’s Organizational Documents; (b) violate any Legal Requirement applicable to the Merger; or (c) cause a default by Company or any Subsidiary under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate obligations under, any Contract to which such entity is a party or by which it or any of its assets or properties are bound.

     9.     Except for the third party consents or notices set forth on Schedule 3.2 to the Merger Agreement, neither Company nor any Subsidiary is required to make any filing with or give any notice to or obtain any consent from any Governmental Body or other Person in connection with the Merger.

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APPENDIX B

AVONDALE PARTNERS, LLC
TWO AMERICAN CENTER
3102 WEST END AVENUE, SUITE 1100
NASHVILLE, TENNESSEE 37203
615.467.3500 • FACSIMILE 615.467.3480

December 18, 2003

Board of Directors
Summit America Television, Inc.
400 Fifth Avenue
Suite 205
Naples, FL 34102

Ladies and Gentlemen:

          We have acted as financial advisor to the Board of Directors (the “Board”) of Summit America Television, Inc. (the “Company”) in connection with the proposed acquisition of all of the outstanding shares of common stock, par value $.0025 per share (the “Common Stock”), Series A Preferred Stock, $10.00 par value per share (the “Series A Preferred”), and Series D Preferred Stock, $10.00 par value per share (the “Series D Preferred”), of the Company by The E.W. Scripps Company (“Scripps”) by and through the merger of the Company with a subsidiary of Scripps (the “Transaction”). The Transaction is described more fully in that certain draft Agreement and Plan of Merger by and between Scripps and the Company (the “Merger Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to those terms in the Merger Agreement.

          You have requested our opinion as to whether the Merger Consideration is fair to the holders of the Common Stock from a financial point of view. Our opinion does not address the relative merits of the Transaction or any other potential alternatives with respect to the Transaction being considered by the Board, nor does it address the Board’s decision to proceed with the Transaction. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interests from any party with respect to the acquisition of the Company.

          In connection with our review of the Transaction, and in arriving at our opinion, we have, among other things:

(1)	Reviewed certain publicly available financial statements of the Company, including the consolidated financial statements for recent years and certain other relevant financial and operating data of the Company made available to us from published sources and by senior management of the Company;

Summit America Television, Inc.
December 18, 2003

(2)	Reviewed the Merger Agreement;

(3)	Reviewed certain publicly available equity research reports published on the Company;

(4)	Compared the Company from a financial point of view with certain other companies in the television and radio broadcasting, cable and other paid television services industries that we deemed relevant;

(5)	Considered the financial terms, to the extent publicly available, of selected recent business combinations in the television and radio broadcasting, cable and other paid television services industries that we deemed to be comparable, in whole or in part, to the Transaction;

(6)	Reviewed the financials terms, to the extent publicly available, of certain other transactions we believed to be reasonably comparable to the Transaction;

(7)	Interviewed senior management of the Company regarding the Company’s operating history and its prospects;

(8)	Reviewed the trading history of the Common Stock;

(9)	taken into account our assessment of general economic, market and financial and other conditions and our experience in other transactions, as well as our expertise in securities valuation and our knowledge of the industry in which the Company operates; and

(10)	Performed other such analyses and examinations as we have deemed appropriate.

     We have not independently verified any of the information concerning the Company considered by us in connection with our review of the Transaction, and, for purposes of the opinion set forth herein, we have assumed and relied upon the accuracy and completeness of all such information. With respect to the internal operating data and financial analyses and forecasts supplied to us, we have assumed that such data, analyses, and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s senior management as to the recent and likely future performance of the Company. Accordingly, we express no opinion with respect to such analyses or forecasts or the assumptions on which they are based. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties, or facilities of the Company. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist on, and can be evaluated as of, the date of this letter. Any change in such conditions would require a reevaluation of this opinion.

Summit America Television, Inc.
December 18, 2003

     We understand that the closing of the Transaction is not conditioned upon Scripps’ ability to obtain satisfactory financing for the Transaction. The Company has informed us that the holders of the Series A Preferred have agreed to be liquidated, in accordance with the terms of such Series A Preferred, in an aggregate amount of $37,000. The Company has informed us that the holders of the Series D Preferred have agreed to be converted into one share of Preferred Stock, $10 par value per share, of the Surviving Corporation. Additionally, the Company has informed us that all holders of the Series A Preferred and Series D Preferred have signed or will sign a written agreement to that effect. We assume for purposes of this opinion that such written agreement will be duly executed by each holder of the Series A Preferred and Series D Preferred.

     In connection with our opinion, we have assumed that the Transaction will be consummated on the terms and subject to the conditions described in the Merger Agreement. We also have assumed that all necessary governmental and regulatory approvals and third-party consents will be obtained on terms and conditions that will not have a material adverse effect on the Company. We have also assumed that the final Agreement and Plan of Merger will not differ materially from the Merger Agreement.

     Avondale, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Board in connection with the Transaction and will receive a fee for our services, a portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of its business, Avondale (as a market maker or otherwise) may trade or otherwise effect transactions in the securities of the Company or Scripps, for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We have also performed various investment banking services to the Company in the past and currently provide equity research coverage of Scripps.

     This letter and the opinion stated herein are solely for the use of the Board of the Company and may not be reproduced, summarized, excerpted from or otherwise publicly referred to in any manner without our prior written consent. Notwithstanding the foregoing, we hereby consent to the inclusion of the full text of our opinion and a summary thereof in any disclosure document or proxy statement relating to the Transaction that the Company must file under the Securities Exchange Act of 1934, as amended, and distribute to its shareholders, provided such summary is approved by us in advance in writing.

     This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the

Summit America Television, Inc.
December 18, 2003

Transaction. We were engaged by the Board to render this opinion in connection with the Board’s discharge of its fiduciary obligations.

     Based upon and subject to the foregoing and such other matters as we deem relevant, it is our opinion that, as of the date hereof and based upon conditions as they currently exist, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock.

Sincerely,

/s/ Avondale Partners, LLC

AVONDALE PARTNERS, LLC

APPENDIX C

VOTING AGREEMENT

     VOTING AGREEMENT, dated as of December 18, 2003, between THE E.W. SCRIPPS COMPANY, an Ohio corporation (“Scripps”), and the persons listed on signature pages hereof (each, a “Shareholder” and, collectively, the “Shareholders”).

RECITALS

     1.     Each Shareholder owns the number of shares of Common Stock, par value $0.0025 per share (the “Common Stock”), of Summit America Television, Inc., a Tennessee corporation (the “Company”), set forth opposite such Shareholder’s name on Schedule A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by any Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”);

     2.     Concurrently with the execution and delivery of this Agreement, Scripps and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the “Merger Agreement”) providing for the merger of a newly-formed, wholly-owned subsidiary of Scripps with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth therein; and

     3.     As a condition and inducement to Scripps’ willingness to enter into the Merger Agreement, the Shareholders desire to enter into this Agreement, pursuant to which the Shareholders are agreeing, among other things, to vote the Subject Shares in favor of the adoption of the Merger Agreement and grant Scripps the right to purchase the Subject Shares on the terms herein specified.

AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I. REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

     Each Shareholder, severally and not jointly, represents and warrants to Scripps as follows:

     Section 1.1. Authority. Such Shareholder has all requisite power and authority or capacity, as the case may be, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms. If such Shareholder is married and the Subject Shares of such Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding with respect to such Subject Shares, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

     Section 1.2. No Conflicts; Required Filings and Consents.

               (a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof, will violate, conflict with or result in a breach, or constitute a default (with or without due notice or lapse of time or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Subject Shares pursuant to any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder’s Subject Shares or other property or assets.

               (b) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body (as defined in the Merger Agreement), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Shareholder of any of his obligations under this Agreement.

     Section 1.3. The Subject Shares. Except as disclosed on Scheduled A hereto, such Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto. Except as disclosed on Schedule A hereto, such Shareholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Shareholder to sell, transfer, assign, grant a participation interest in or option for, pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares, and no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Subject Shares.

     Section 1.4. Reliance by Scripps. Such Shareholder understands and acknowledges that Scripps is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, and agreements of such Shareholder herein.

     Section 1.5. Litigation. There is no action, proceeding or investigation pending or threatened against such Shareholder that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement.

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     Section 1.6. Finder’s Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SCRIPPS

     Scripps represents and warrants to each of the Shareholders as follows:

     Section 2.1. Authority. Scripps has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Scripps and constitutes a valid and binding obligation of Scripps enforceable in accordance with its terms.

     Section 2.2. No Conflicts; Required Filings and Consents.

               (a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof, will violate, conflict with or result in a breach, or constitute a default (with or without due notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Scripps or to Scripps’ property or assets.

               (b) The execution and delivery of this Agreement by Scripps does not, and the performance of this Agreement by Scripps will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body (as defined in the Merger Agreement), except for the filing by Scripps of a Form 13D, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Scripps of any of its obligations under this Agreement.

ARTICLE III. VOTING OF SUBJECT SHARES

     Section 3.1. Agreement to Vote. From the date hereof, and until the termination of this Agreement in accordance with Article V, each Shareholder, severally and not jointly, agrees as follows:

               (a) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Merger and any other transaction contemplated thereby is sought, each Shareholder shall vote (or cause to be voted) the Subject Shares in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and any actions required in furtherance thereof and each of the transactions contemplated by the Merger Agreement.

               (b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, each Shareholder shall vote (or cause to be voted) its

3

Subject Shares against (i) any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would reasonably be expected to result in any of the conditions to the Merger Agreement not being fulfilled, (ii) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (iii) any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Subject Shares other than in connection with the transactions contemplated by the Merger. Each Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

               (c) In addition, each Shareholder agrees that it will, upon request by Scripps, furnish written confirmation, in form and substance reasonably acceptable to Scripps, of such Shareholder’s vote in favor of the Merger Agreement and the Merger.

     Section 3.2. Irrevocable Proxy. Each Shareholder hereby constitutes and appoints Scripps with full power of substitution, as the proxy pursuant to the provisions of Section 48-17-203 of the Tennessee Business Corporation Act and attorney of such Shareholder, and hereby authorizes and empowers Scripps to represent, vote and otherwise act (by voting at any meeting of the shareholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Shares owned or held by such Shareholder regarding the matters referred to in Sections 3.1(a) and (b) until the termination of this Agreement, to the same extent and with the same effect as such Shareholder might or could do under applicable law, rules and regulations in the event that such Shareholder fails to satisfy its obligations under Sections 3.1(a) and (b). The proxy granted pursuant to the immediately preceding sentence is coupled with an interest, shall be irrevocable and shall survive death, disability, bankruptcy, or any other impediment of Shareholder. Each Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Shares owned or held by such Shareholder regarding the matters referred to in Sections 3.1(a) and (b).

ARTICLE IV. ADDITIONAL AGREEMENTS

     Section 4.1. No Disposition or Encumbrance of Subject Shares. Except as provided in the next to the last sentence of this Section 4.1, each Shareholder agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement. Subject to the next to the last sentence of this Section 4.1, each Shareholder further agrees not to commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, each Shareholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 4.1) of such Shareholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance

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to Scripps, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement. “Permitted Transferee” means, with respect to any Shareholder, (A) any other Shareholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Shareholder, (C) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), or (D) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (A) or (B).

     Section 4.2. Disclosure. Each of the Shareholders hereby permits Scripps to publish and disclose in all documents and schedules filed with or furnished to the SEC in connection with the Merger, such Shareholder’s identity and ownership of the Subject Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement.

     Section 4.3. Reasonable Efforts. Each Shareholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, and to carry out the intent and purposes of this Agreement.

ARTICLE V. TERMINATION

     This Agreement shall terminate upon the earlier of (x) the Effective Time (as defined in the Merger Agreement) and (y) the termination of the Merger Agreement in accordance with its terms, including but not limited to termination pursuant to Sections 5.6 and 11.1(h) thereof, except that a termination of this Agreement shall not relieve any party from liability for any breach hereof.

ARTICLE VI. MISCELLANEOUS

     Section 6.1. Additional Shares. In the event any Shareholder becomes the legal or beneficial owner of any additional shares or other securities of the Company (the “Additional Securities”), any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement shall apply to such securities. Each Shareholder agrees not to purchase or in any other manner acquire any Additional Securities, except for the purchase or other acquisition pursuant to Section 4.1 of Common Stock that is held by another Shareholder as of the date hereof.

     Section 6.2. Federal Communications Commission. Notwithstanding anything provided in this Agreement, Scripps will not exercise any right hereunder if and to the extent that the exercise thereof would cause a violation of the Federal Communications Act or any rules or regulations of the Federal Communications Commission promulgated thereunder.

     Section 6.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to its principles or rules of

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conflicts of laws to the extent that such principles or rules would require or permit the application of the law of another jurisdiction except that the laws of the State of Tennessee shall govern the enforceability and interpretation of Sections 3.1 and 3.2.

     Section 6.4. Jurisdiction. Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of the State of Ohio or any United States District Court located within the State of Ohio (each, a “Ohio Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Ohio Court, and any claim that any such action or proceeding brought in any Ohio Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Ohio Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in an Ohio Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

     Section 6.5. WAIVER OF JURY TRIAL. EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

     Section 6.6. Specific Performance. Each Shareholder acknowledges and agrees that (i) the obligations and agreements of such Shareholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) Scripps is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such Shareholder’s obligations or agreements will cause Scripps irreparable injury for which adequate remedies are not available at law. Therefore, each Shareholder agrees that Scripps shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Shareholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Scripps may have.

     Section 6.7. Amendment, Waivers, etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Scripps and the Shareholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

     Section 6.8. Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void

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and of no effect; provided that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 4.1 shall, on the terms provided in Section 4.1, become a “Shareholder”, and (ii) Scripps may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Scripps. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     Section 6.9. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     Section 6.10. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one (1) Business Day after being sent by overnight courier service or received by telecopy at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

(a)	if to Scripps to:

THE E.W. SCRIPPS COMPANY
312 Walnut Street
28th Floor
Cincinnati, Ohio 45202
Attn: Tim Peterman, Vice President, Corporate Development
Facsimile No.: (513) 977-3024

with a copy to:

BAKER & HOSTETLER LLP
312 Walnut Street
Suite 3200
Cincinnati, Ohio 45202
Attn: William Appleton, Esq.
Facsimile No.: (513) 929-0303

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(b)	if to the Shareholders.

c/o SUMMIT AMERICA TELEVISION, INC.
400 Fifth Avenue, Suite 203
Naples, Florida 34102
Attn: George R. Ditomassi, President and Chief Executive Officer
Facsimile: (239) 643-3682

with a copy to:

BONE McALLESTER NORTON PLLC
511 Union Street, Suite 1600
Nashville, Tennessee 37219
Attn: Charles W. Bone, Esq.
Facsimile No.: (615) 238-6301

     Section 6.11. Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 6.12. Severability. If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     Section 6.13. Integration. This Agreement, including all exhibits and schedules attached hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.

     Section 6.14. Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     Section 6.15. Further Assurances. From time to time at the request of Scripps, and without further consideration, each Shareholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

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     Section 6.16. Stop Transfer. Each of the Shareholders agrees that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares, unless such transfer is made in compliance with this Agreement.

     Section 6.17. Public Announcements. No Shareholder shall issue or make any press release or other public announcements or statements with respect to the transactions contemplated by this Agreement.

     Section 6.18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the day and date first above written.

THE E.W. SCRIPPS COMPANY

By:	/s/ Rich Boehne
Name:	Rich Boehne
Title:	Executive Vice President

SAH HOLDINGS, LTD.

By:	/s/ Dan J. Jackson
Name:	Dan J. Jackson
Title:	President of Gatehouse Equity Management Corporation, as General Partner of SAH Holdings, Ltd.

CLINTON INVESTMENTS, LTD.

By:	/s/ Dan J. Jackson
Name:	Dan J. Jackson
Title:	President of Gatehouse Equity Management Corporation, as General Partner of Clinton Investments, Ltd.

GATEHOUSE EQUITY MANAGEMENT CORPORATION

By:	/s/ Dan J. Jackson
Name:	Dan J. Jackson
Title:	President

CLINTON FAMILY TRUST

By:	/s/ Brenda Lea
Name:	Brenda Lea
Title:	Asst. Trust Officer, INSOUTH Bank, Trustee for Clinton Family Trust

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JDC 1995-1 GRAT

By:	/s/ Charles W. Bone

Name:	Charles W. Bone
Title:	Trustee

/s/ Mary Susan Clinton

MARY SUSAN CLINTON

/s/ Frank A. Woods

FRANK A. WOODS

/s/ George R. Ditomassi

GEORGE R. DITOMASSI

CALEB INVESTMENTS, L.P.

By:	/s/ Charles W. Bone

Name:	Charles W. Bone
Title:	General Partner

/s/ Don C. Stansberry, Jr.

DON C. STANSBERRY, JR.

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SCHEDULE A
TO VOTING AGREEMENT

SHAREHOLDERS

Name	No. of Shares

SAH Holdings, Ltd.[1]	1,520,930
Clinton Investments, Ltd.[1]	1,284,676
Gatehouse Equity Management Corporation	38,400
Clinton Family Trusts[2]	138,295
Mary Susan Clinton	13,280
Frank A. Woods	5,000
George R. Ditomassi	7,000
Caleb Investments, L.P.[3]	82,500
Don C. Stansberry, Jr.	9,300

TOTAL	3,099,381

     1 These shares are pledged to Summit America Television, Inc. “Summit”) as security for certain non-recourse loans made by Summit to SAH Holdings, Ltd. and Clinton Investments, Ltd. on June 30, 2001, and maturing on June 30, 2004.

     2 Includes the Clinton Family Trust and the JDC 1995-1 GRAT.

     3 These shares are pledged to Bank of Commerce.

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SUMMIT AMERICA TELEVISION, INC.

Proxy Solicited by the Board of Directors of Summit America Television, Inc. for
the Special Meeting of Shareholders to be held on March 4, 2004.

     The undersigned hereby appoints CHARLES W. BONE and CAROLINE BEASLEY, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Special Meeting of Shareholders of Summit America Television, Inc. to be held at the offices of Wachovia Bank, N.A., 5801 Pelican Bay Boulevard, Naples, Florida 34108 on March 4, 2004, at 10:00 a.m., local time, and any adjournments thereof.

     (1)  To adopt the Agreement and Plan of Merger, dated December 18, 2003, by and between Summit America Television, Inc., and The E.W. Scripps Company, as may be further amended from time to time.

☐ FOR	☐ AGAINST	☐ WITHHOLD AUTHORITY (ABSTAIN)

     (2)  In the discretion of the proxies, to transact such other business as may properly be brought before the meeting or any adjournment thereof.

☐ FOR	☐ AGAINST	☐ WITHHOLD AUTHORITY (ABSTAIN)

(Please date and sign this proxy on the reverse side.)

     Your shares will be voted in accord with your instructions. If you do not specify a choice for Item 1, your shares will be voted FOR adoption of the Agreement and Plan of Merger, dated as of December 18, 2003, by and between Summit America Television, Inc. and The E.W. Scripps Company, as may be further amended from time to time.

     PLEASE SIGN HERE AND RETURN PROMPTLY:

DATE:

     Please sign exactly as your name appears at left. If your shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.

     IF you have changed your address, please PRINT your new address on this line.